                                                                    EXHIBIT 99.3


                      [LOGO OF THE LIPOSOME COMPANY, INC.]

                           THE LIPOSOME COMPANY, INC.
                                One Research Way
                           Princeton Forrestal Center
                        Princeton, New Jersey 08540-6619

                                                                  April 13, 2000

Dear Stockholder:

   We are pleased to inform you that Liposome has signed a merger agreement with Elan Corporation, plc. As a result of the proposed merger, each of your Liposome shares will be converted into 0.385 of an Elan ADS and one contingent value right, and Liposome will become a wholly-owned subsidiary of Elan. The contingent value rights represent the right to receive cash payments of up to a total of $98 million, based partly on the approval of Evacet(TM) for sale in the European Union, and partly on Evacet(TM) reaching certain sales milestones outside the United States. Based on the number of Liposome shares, warrants and options outstanding on March 29, 2000, the maximum payment on the contingent value rights would be $2.16 per Liposome share.

   Elan ADSs are listed on the NYSE under the symbol "ELN", and the closing price was $41.25 per Elan ADS on April 11, 2000. Application will be made to list the contingent value rights on the Nasdaq National Market.

   Liposome has scheduled a special meeting of its stockholders to be held on May 12, 2000, to consider and vote on the merger agreement. We cannot complete the merger without the approval of the holders of a majority of the outstanding shares of Liposome common stock.

   After careful consideration, your board of directors has unanimously approved the merger agreement and determined that the merger is fair to and in the best interest of Liposome and its stockholders. The board of directors unanimously recommends that you vote "FOR" the merger agreement.

   In arriving at its determination and recommendation, the board of directors took into account the factors described in the attached prospectus-proxy statement, including the opinion of Warburg Dillon Read LLC, to the effect that the merger consideration is fair from a financial point of view to Liposome stockholders.

   Your vote is very important. Please promptly complete, date, sign and return the enclosed proxy card in the prepaid envelope enclosed to ensure that your shares will be represented at the special meeting. If you do not vote at all, it will, in effect, count as a vote against the merger.

   You should consider the matters discussed under "Risk Factors--Risks Relating to the Merger" on page 20 of the attached prospectus-proxy statement before voting. Please review carefully the entire prospectus-proxy statement.

   We look forward to the successful combination of Liposome and Elan and to your continued support as a stockholder of Elan.

   On behalf of the board of directors of Liposome, we urge you to vote "FOR" approval of the merger and the related merger agreement.

                                          /s/ Charles A. Baker
                                          Charles A. Baker
                                          Chairman, President and
                                          Chief Executive Officer

                               ----------------

                            Your vote is important.
               Please complete, sign, date and return your proxy.

                               ----------------

   Neither the Securities and Exchange Commission nor any state securities regulator has approved or disapproved the merger described in this prospectus-proxy statement or the Elan ADSs or contingent value rights to be issued in connection with the merger, or determined if the prospectus-proxy statement is accurate or adequate. Any representation to the contrary is a criminal offense.

   This prospectus-proxy statement is dated April 13, 2000, and is first being mailed to stockholders on or about April 14, 2000.

                           THE LIPOSOME COMPANY, INC.
                                One Research Way
                           Princeton Forrestal Center
                        Princeton, New Jersey 08540-6619

                               ----------------

                   Notice of Special Meeting of Stockholders

                            To Be Held May 12, 2000

                               ----------------

To the Stockholders of The Liposome Company, Inc.:

   We will hold a special meeting of the stockholders of Liposome on May 12, 2000, at 10:00 a.m., local time, at The Holiday Inn, 1053 Route 1, Princeton, New Jersey 08540, for the following purpose:

   To consider and vote upon a proposal to adopt the merger agreement among Elan Corporation, plc, a wholly-owned subsidiary of Elan and Liposome. In the merger, Liposome will become a wholly-owned subsidiary of Elan, and outstanding shares of Liposome common stock will be converted into the right to receive Elan ADSs and contingent value rights as set forth in the merger agreement.

   We will transact no other business at the special meeting except such business as may properly be brought before the special meeting or any adjournment of it by the Liposome board of directors.

   Only stockholders who owned shares of Liposome common stock at the close of business on March 29, 2000, the record date for the special meeting, are entitled to notice of, and to vote at, the special meeting and any adjournments or postponements of it.

   We cannot complete the merger unless the merger agreement is adopted by the affirmative vote of holders of a majority of our outstanding common shares. Liposome stockholders will have appraisal rights under Delaware law in connection with the merger, as described on page 35 and Annex E of the accompanying prospectus-proxy statement.

   For more information about the merger, please review the accompanying prospectus-proxy statement and the merger agreement attached as Annex A.

   The enclosed proxy is solicited by the board of directors of Liposome.

   Whether or not you plan to attend the special meeting, please complete, sign and date the enclosed proxy and return it promptly in the enclosed prepaid envelope.

   Please do not send any stock certificates at this time.

                                          By Order of the Board of Directors

/s/ Michael McGrane
                                          Michael McGrane
                                          Secretary

Princeton, New Jersey
April 13, 2000

                           PROSPECTUS-PROXY STATEMENT

                               ----------------

                             Elan Corporation, plc

                                   PROSPECTUS

                               ----------------

[Elan Logo]
                           The Liposome Company, Inc.
                                  [Elan Logo]

                                PROXY STATEMENT


                     For a Special Meeting of Stockholders

                            To Be Held May 12, 2000

   The boards of directors of The Liposome Company, Inc. and Elan Corporation, plc have agreed to the merger of a wholly-owned subsidiary of Elan Corporation, plc into Liposome. Liposome will become a wholly-owned subsidiary of Elan provided that the conditions to the merger are met, including the approval of Liposome's stockholders, and the merger is consummated. This document gives you detailed information about the proposed merger.

   We urge you to read and carefully consider all the information contained in this prospectus-proxy statement.

   Please see "Where You Can Find More Information" on page 67 for additional information about Elan and Liposome on file with the Commission and elsewhere.

                               ----------------

                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----
ENFORCEABILITY OF CIVIL LIABILITIES UNDER UNITED STATES FEDERAL
 SECURITIES LAWS.........................................................   2

SUMMARY..................................................................   3
  The Merger.............................................................   3
  The Companies..........................................................   3
The Merger Agreement.....................................................   4
  What Liposome Stockholders Will Receive in the Merger..................   4
  Conditions to the Completion of the Merger.............................   4
  Termination of the Merger Agreement....................................   4
  Termination Fees.......................................................   5
The Special Meeting......................................................   5
  Time and Place.........................................................   5
  Record Date; Shares Entitled to Vote...................................   6
  Required Vote..........................................................   6
  Voting by Liposome Directors and Executive Officers; Voting Agreement..   6
Contingent Value Rights..................................................   6
  Payments on the Contingent Value Rights................................   6
  Termination............................................................   7
  Listing of the Contingent Value Rights.................................   7
Recommendation of the Liposome Board of Directors........................   7
Opinion of Financial Advisor to Liposome.................................   7
Interests of Certain Persons in the Merger...............................   7
Accounting Treatment.....................................................   7
Material U.S. Federal Income and Irish Tax Consequences..................   8
Appraisal Rights.........................................................   8
Governmental and Regulatory Matters......................................   8
Comparative Rights of Stockholders.......................................   8
Summary Historical Consolidated Financial Data of Elan...................   9
Summary Historical Consolidated Financial Data of Liposome...............  10
Unaudited Pro Forma Combined Financial Data..............................  11
  Unaudited Pro Forma Combined Balance Sheet.............................  12
  Unaudited Pro Forma Combined Statement of Income (for the year ended
   December 31, 1998)....................................................  14
  Unaudited Pro Forma Combined Statement of Income (for the nine months ended
   September 30, 1999) ..................................................  15
Comparative Per Share Data...............................................  16
Comparative Market Price and Dividend Information........................  17
  Comparative Market Price Information...................................  17
  Comparative Dividend Information.......................................  17
Cautionary Note Concerning Forward-Looking Statements....................  18

RISK FACTORS.............................................................  20
Risks Relating to the Merger.............................................  20
Risk Factors Relating to Elan............................................  22
Risk Factors Relating to Liposome........................................  22

THE SPECIAL MEETING......................................................  23
Time and Place...........................................................  23
Matters to Be Considered at the Special Meeting..........................  23
Record Date; Voting Rights; Quorum.......................................  23

                                                                          Page
                                                                          ----
Votes Required...........................................................  23
Voting by Liposome Directors and Executive Officers......................  23
Voting of Proxies........................................................  23
Solicitation of Proxies..................................................  24
Revocability of Proxies..................................................  24
Surrender of Certificates................................................  24

THE MERGER...............................................................  25
Background of the Merger.................................................  25
Liposome's Reasons for the Merger; Recommendation of the Liposome Board
 of Directors............................................................  26
Elan's Reasons for the Merger............................................  27
Interests of Executive Officers and Directors of Liposome in the Merger;
 Conflicts of Interest...................................................  27
Opinion of Financial Advisor to Liposome.................................  28
Resales of Elan ADSs and Contingent Value Rights.........................  34
Listing of Elan ADSs, Elan Ordinary Shares and the Contingent Value
 Rights; Delisting and Deregistration of Liposome Shares.................  35
Appraisal Rights.........................................................  35
Governmental and Regulatory Matters......................................  37
Accounting Treatment.....................................................  37

THE MERGER AGREEMENT.....................................................  38
What Liposome Stockholders Will Receive in the Merger....................  38
Form of the Merger.......................................................  38
Effective Time of the Merger.............................................  38
Liposome Stock Options...................................................  38
Representations and Warranties...........................................  39
No Solicitation..........................................................  39
Conduct of the Business Pending the Merger...............................  39
Indemnification..........................................................  39
Employee Benefits........................................................  39
Conditions to the Completion of the Merger...............................  40
Termination of the Merger Agreement......................................  40
Termination Fees.........................................................  41

CONTINGENT VALUE RIGHTS..................................................  42
Payments on the Contingent Value Rights..................................  42
Termination..............................................................  42
Listing of the Contingent Value Rights...................................  43

THE VOTING AGREEMENT.....................................................  44
Voting of Shares; Proxy..................................................  44
Certain Representations and Warranties...................................  44
Covenants of the Stockholder.............................................  44

MATERIAL U.S. FEDERAL INCOME AND IRISH TAX CONSEQUENCES..................  45
General..................................................................  45
Material U.S. Federal Income Tax Consequences............................  45
Material Irish Tax Consequences..........................................  48

RESTRICTIONS ON FINANCIAL TRANSFERS AND UNITED NATIONS SANCTIONS.........  50

COMPARISON OF RIGHTS OF LIPOSOME STOCKHOLDERS AND ELAN STOCKHOLDERS......  51

                                                                            Page
                                                                            ----
 Authorized Capital Stock..................................................  51
 Stockholder Voting Rights.................................................  51
 Special Meetings of Stockholders; Consent to Actions of Stockholders in
  Lieu of Meeting..........................................................  52
 Rights of Inspection......................................................  53
 Amendment of Articles of Incorporation and By-laws and Governing
  Instruments..............................................................  53
 Business Combinations and Reorganizations.................................  53
 Dissenters' Appraisal Rights..............................................  55
 Disclosure of Interests...................................................  55
 Dividends.................................................................  56
 Classification of the Board of Directors..................................  56
 Removal of Directors......................................................  57
 Vacancies on the Board of Directors.......................................  57
 Stockholders' Suits.......................................................  57
 Indemnification; Liability of Directors...................................  58
 Pre-emptive Rights........................................................  58
 Rights of Purchase and Redemption.........................................  59

 DESCRIPTION OF ELAN CAPITAL STOCK.........................................  60
 Ordinary Shares...........................................................  60
 Executive Shares and "B' Executive Shares.................................  62

 DESCRIPTION OF AMERICAN DEPOSITARY RECEIPTS...............................  63
 Deposit and Withdrawal of Shares..........................................  63
 Dividends, Other Distributions and Rights.................................  63
 Record Dates..............................................................  64
 Voting of the Underlying Elan Ordinary Shares.............................  64
 Amendment and Termination of the Deposit Agreement........................  64
 Charges of Depositary.....................................................  65
 General...................................................................  65

 CURRENCY TRANSLATION......................................................  67

 LEGAL MATTERS.............................................................  67

 EXPERTS...................................................................  67

 WHERE YOU CAN FIND MORE INFORMATION.......................................  67

 INCORPORATION OF CERTAIN INFORMATION BY REFERENCE.........................  68
 Elan Commission Filings...................................................  68
 Liposome Commission Filings...............................................  68
 Annex A -- Agreement and Plan of Merger, dated as of March 6, 2000, by and among Elan Corporation, plc, Lithium Acquisition Corp. and
           The Liposome Company, Inc. ....................................  A-1
 Annex B -- Form of Contingent Value Rights Agreement.....................  B-1
 Annex C -- Voting Agreement, dated as of March 6, 2000 by and among Elan
           Corporation, plc and Kenneth B. Dart...........................  C-1
 Annex D -- Opinion of Warburg Dillon Read LLC............................  D-1
 Annex E -- Section 262 of Delaware General Corporation Law...............  E-1

                      ENFORCEABILITY OF CIVIL LIABILITIES
                  UNDER UNITED STATES FEDERAL SECURITIES LAWS

   Elan is a public limited company incorporated in Ireland. Certain directors, officers and controlling persons of Elan, as well as certain of the experts named in this prospectus-proxy statement, reside outside the United States of America, and all or a substantial portion of their assets and the assets of Elan are located outside the U.S. As a result, it may be difficult for investors to effect service of process within the U.S. upon those persons (other than Elan) or to enforce against them judgments of courts of the U.S. predicated upon civil liabilities under the U.S. federal securities laws. Elan has been advised by its Irish counsel that there is doubt as to the enforceability against such persons in Ireland, whether in original actions or in actions for enforcement of judgments of U.S. courts, of liabilities predicated solely upon the U.S. federal securities laws.

   Elan has irrevocably appointed CT Corporation System, New York, New York, as its agent to receive service of process in actions against it arising out of or in connection with the U.S. federal securities laws in any federal court or state court in New York, New York, relating to the transactions covered by this prospectus-proxy statement.

                                    SUMMARY

   The following is a summary of certain information contained in this prospectus-proxy statement and may not contain all of the information that is important to you. To understand the merger fully and for a more complete description of the terms of the merger, you should carefully read this entire document, as well as those additional documents to which we refer you. See "Where You Can Find More Information."

The Merger

   We are asking you to vote for a proposal that Elan and Liposome merge, that Liposome become a wholly-owned subsidiary of Elan, and that Liposome stockholders become stockholders of Elan. If the merger is completed, you will receive 0.385 of an Elan ADS and one contingent value right for each share of Liposome common stock you own. The merger agreement, which is the legal document governing the merger, is attached as Annex A to this prospectus-proxy statement. The form of contingent value rights agreement, which is the legal document that will govern the terms of the contingent value rights, is attached as Annex B to this prospectus-proxy statement.

The Companies

Elan Corporation, plc
Lincoln House
Lincoln Place
Dublin 2, Ireland
Telephone: +353-1-709-4000

   Elan is a worldwide pharmaceutical and biotechnology company headquartered in Dublin, Ireland. Elan is a world leader in drug delivery and in the discovery, development and marketing of products and services in neurology and pain management. Elan's principal research and development, manufacturing and marketing facilities are located in Ireland, the United States and Israel. Traditionally, Elan has focused on the development and commercialization of products for pharmaceutical industry clients utilizing proprietary drug delivery systems. Elan continues to focus on drug delivery systems, but has also embarked on a new strategy to expand its therapeutic focus through the development and commercialization of new pharmaceutical products for selected target markets, including the areas of neurology and pain management.

   Elan currently conducts its operations through two primary business units:
Elan Pharmaceuticals and Elan Pharmaceutical Technologies.

   Elan Pharmaceuticals. Elan Pharmaceuticals engages in the discovery, development and marketing of therapeutic products for neurological disorders and pain management, and diagnostic services for neurological disorders. Its principal research and development activities focus on Alzheimer's disease, pain management, epilepsy, multiple sclerosis and stroke.

   Elan Pharmaceutical Technologies. Elan Pharmaceutical Technologies engages in the development, licensing and marketing of drug delivery products based on Elan's proprietary drug delivery systems.

   Following the consummation of the merger, Elan expects that Liposome will operate as a separate business unit within Elan.

The Liposome Company, Inc.
One Research Way
Princeton Forrestal Center
Princeton, NJ 08540-6619
Telephone: (609) 452-7060

   Liposome is a biopharmaceutical company engaged in the discovery, development, manufacturing and marketing of proprietary lipid- and liposome-based pharmaceuticals, primarily for the treatment of cancer and other related life-threatening illness. Organized in 1981, Liposome's marketed product and products in development are based on its knowledge and understanding of lipids, the substances that compromise the membrane of all living cells. The products developed by Liposome with this technology include drug delivery vehicles and novel pharmaceuticals utilizing modulated cell signaling and bioactive lipids.

The Merger Agreement

   The merger agreement is attached as Annex A to this prospectus-proxy statement. Liposome and Elan encourage you to read this agreement carefully. See "The Merger Agreement."

 What Liposome Stockholders Will Receive in the Merger

   In the merger, holders of Liposome common stock will receive, for each share they own, 0.385 of an Elan ADS and one contingent value right.

 Conditions to the Completion of the Merger

   The obligations of Elan and Liposome to effect the merger are subject to a number of conditions, including the following:

  .  adoption of the merger agreement by Liposome stockholders;

  . the receipt of regulatory approvals, the absence of legal restraints and the receipt of third party consents;

  . the accuracy of the representations made by the other party in the merger agreement and the performance of the covenants made by the other party in the merger agreement;

  . receipt of an opinion of counsel to the effect that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986 (see "Material U.S. Federal Income and Irish Tax Consequences"); and

  .  the absence of a material adverse change in the other party.

   Elan's obligations are also conditioned on:

  .  receipt of specified environmental approvals; and

  . holders of less than 10% of the Liposome shares exercising dissenters' rights.

 Termination of the Merger Agreement

   1. Elan and Liposome can jointly agree to terminate the merger agreement.

   2. Elan or Liposome can terminate the merger agreement if:

    .  the merger has not been completed by September 30, 2000;

    . Liposome stockholders do not adopt the merger agreement at the special meeting;

    .  a court order prohibiting the merger becomes final and nonappealable;
       or

    . the other party breaches any of its representations, warranties, covenants or agreements under the merger agreement that results in a failure of specified conditions to the merger and has not cured the breach within 30 days after receipt of notice of such breach.

   3. Liposome can terminate the merger agreement:

    . in response to an unsolicited proposal to acquire Liposome on terms that the Liposome board of directors determine to be more favorable to Liposome than the merger, but only if it has given Elan five days' notice of the terms of the other proposal and has paid the required termination fee; or

    . if the average price of Elan ADSs in the ten consecutive trading days ending two trading days before the special meeting falls below $31.74 and falls more than 20% compared to the S&P Pharmaceuticals Index, unless Elan notifies Liposome that it is increasing the exchange ratio so that Liposome would not have the right to terminate under these criteria.

  4. Elan can terminate the merger agreement if Liposome withdraws, modifies or changes its approval or recommendation of the merger, recommends an alternative transaction or discloses non-public information to or negotiates with a third party with respect to any proposal to acquire Liposome.

 Termination Fees

   Liposome must pay Elan a termination fee of $22 million if:

  . (a) a third party makes a takeover proposal, (b) the merger agreement is terminated because the stockholders of Liposome do not approve the merger or because the merger has not been closed by September 30, 2000, and (c) within 12 months of the termination, Liposome enters into an acquisition agreement or consummates a takeover proposal;

  . (a) a third party makes a takeover proposal, and (b) Elan terminates the merger agreement due to a change in Liposome's recommendation of the merger or because Liposome recommends another transaction, as described in paragraph 4 above; or

  . Liposome terminates the merger agreement in response to an unsolicited superior proposal, as described in paragraph 3 above.

   Liposome must reimburse Elan for its expenses in connection with the merger, up to $3 million, if the foregoing fee is not payable and:

  . Liposome stockholders do not adopt the merger agreement at the special meeting; or

  .  the merger agreement is terminated due to Liposome's breach.

The Special Meeting

 Time and Place

   The special meeting of Liposome stockholders will be held at The Holiday Inn, 1053 Route 1, Princeton, New Jersey 08540, at 10:00 a.m., local time, on May 12, 2000. At the special meeting, we will ask Liposome stockholders to adopt the merger agreement.

 Record Date; Shares Entitled to Vote

   Only Liposome stockholders of record at the close of business on March 29, 2000, are entitled to notice of, and to vote at, the special meeting. On the record date, there were 39,812,406 shares of Liposome common stock outstanding and entitled to vote, which were held by approximately 906 holders of record. Each holder of record of Liposome common stock on the record date is entitled to cast one vote per share of Liposome common stock, exercisable in person or by proxy, on each matter submitted at the special meeting. See "The Special Meeting--Record Date; Voting Rights; Quorum."

 Required Vote

   The merger between Liposome and Elan requires the affirmative vote of the holders of a majority of the shares of Liposome common stock outstanding and entitled to vote, or 19,906,204 shares. An abstention or a failure to vote with respect to the merger between Liposome and Elan will have the effect of a vote against the merger. Brokers who hold shares of Liposome common stock as nominees will not have discretionary authority to vote those shares in the absence of instructions from the beneficial owners. Any votes which are not cast by a nominee-broker will also have the effect of a vote cast against the merger between Liposome and Elan.

 Voting by Liposome Directors and Executive Officers; Voting Agreement

   At the close of business on the record date, directors and executive officers of Liposome owned and were entitled to vote 931,957 shares of Liposome common stock, which represented approximately 2.3% of the shares of Liposome common stock outstanding on that date.

   As a condition to Elan's willingness to enter into the merger agreement, a principal holder of Liposome common stock entered into a voting agreement with Elan, dated as of March 6, 2000. Pursuant to the voting agreement, the principal stockholder agreed, without receiving or being promised any additional consideration, to vote all shares of Liposome common stock owned by him in favor of the merger. The voting agreement covers an aggregate of 8,945,846 shares of Liposome common stock, representing approximately 22.5% of the Liposome common stock outstanding as of March 29, 2000. See "The Special Meeting--Record Date; Voting Rights; Quorum," "--Voting by Liposome Directors and Executive Officers" and "The Voting Agreement."

Contingent Value Rights

   In the merger, stockholders of Liposome will receive, for each share they own, 0.385 of an Elan ADS and one contingent value right. The contingent value rights will be governed by the contingent value rights agreement, the form of which is attached to this prospectus-proxy statement as Annex B. Liposome and Elan encourage you to read this agreement carefully.

   Payments on the Contingent Value Rights. The holders of contingent value rights will be entitled to receive cash milestone payments of as much as $98.0 million and as little as zero, depending on whether and when Evacet(TM) is approved for marketing in the European Union and on the success of Elan in selling or licensing Evacet(TM). If Elan obtains approval for marketing Evacet(TM) in the European Union and receives pricing licenses in Germany and the United Kingdom on or prior to March 31, 2001, holders of contingent value rights will be entitled to a total payment of up to $54.0 million. If Elan achieves quarterly sales of Evacet(TM) in the European Union and Canada of more than $10.5 million on or before the quarter ending December 31, 2002, holders of contingent value rights will be entitled to a total payment of up to $44.0 million. Other payments could be made if Elan licenses or sells the rights to Evacet(TM).

   Based on the number of Liposome shares, warrants and options outstanding on March 29, 2000, the maximum payment on the contingent value rights would be $1.19 per Liposome share in the case of the approval milestone payment, and $0.97 per Liposome share in the case of the revenue milestone payment.

   Payments on the contingent value rights are subject to the satisfaction of a number of conditions within specified time frames. If none of the conditions are met, holders of contingent value rights will receive no payments. See "Risk Factors--Risks Relating to the Merger."

   Termination. The contingent value rights will terminate, whether or not the holders have received any payments, if the EU determines not to consider or approve Evacet(TM) for marketing authorization, or if any regulatory body issues adverse findings with respect to Evacet that cause Elan to withdraw it from the market.

   Listing of the Contingent Value Rights. Elan will use its reasonable best efforts to obtain and maintain, at Elan's expense, approval for quotation of the contingent value rights on the Nasdaq National Market or for listing on the American Stock Exchange.

Recommendation of the Liposome Board of Directors

   On March 4, 2000, the board of directors of Liposome met to consider the merger agreement with Elan. Warburg Dillon Read LLC gave its oral opinion that the consideration to be received by Liposome stockholders in the merger was fair, from a financial point of view, to the Liposome stockholders. The board of directors of Liposome unanimously approved the merger agreement and the merger and determined that the terms of the merger agreement are fair to and in the best interests of Liposome and the Liposome stockholders. The Liposome board unanimously recommends that you vote "FOR" the approval and adoption of the merger agreement. To review the background of and reasons for the merger, as well as risks relating to the merger, see "The Merger--Liposome's Reasons for the Merger; Recommendation of the Liposome Board of Directors," "--Elan's Reasons for the Merger" and "Risk Factors--Risks Relating to the Merger."

Opinion of Financial Advisor to Liposome

   Warburg Dillon Read LLC, the financial advisor to Liposome, delivered to the Liposome board of directors its written opinion, dated March 6, 2000, to the effect that, as of the date of such opinion, the consideration to be received in the merger is fair, from a financial point of view, to the Liposome stockholders. The full text of the opinion of Warburg Dillon Read, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken, is attached as Annex D to this prospectus-proxy statement. Stockholders of Liposome are urged to carefully read this opinion in its entirety. Warburg Dillon Read's opinion is directed to Liposome's board of directors, and it does not constitute a recommendation to any stockholder with respect to any matter. Liposome has agreed to pay Warburg Dillon Read a customary fee for its services in connection with the merger, a substantial portion of which is conditioned upon the consummation of the merger. See "The Merger--Opinion of Financial Advisor to Liposome."

Interests of Certain Persons in the Merger

   In considering the recommendation of the Liposome board of directors with respect to the merger agreement, you should be aware that certain officers and directors of Liposome have interests in the merger that are different from and in addition to your interests generally and which may present them with certain conflicts of interest. In addition, certain directors and officers of Liposome are expected to become officers of the surviving corporation following the merger. For further information see "The Merger--Interests of Executive Officers and Directors of Liposome in the Merger; Conflicts of Interest."

Accounting Treatment

   The merger will be accounted for by Elan under the "purchase" method of accounting in accordance with U.S. generally accepted accounting principles. See "The Merger--Accounting Treatment."

Material U.S. Federal Income and Irish Tax Consequences

   The consummation of the merger is conditioned upon, among other things, receipt by Elan of an opinion of its tax counsel, Cahill Gordon & Reindel, and receipt by Liposome of an opinion of its tax counsel, Dewey Ballantine LLP, in each case, that the merger will generally be tax-free to Liposome stockholders (other than with respect to the contingent value rights and cash in lieu of fractional shares).

   You should read carefully the discussion in "Material U.S. Federal Income and Irish Tax Consequences" and other sections of this prospectus-proxy statement. You are urged to consult your own tax advisor as to the specific tax consequences to you of the merger and the ownership and disposition of Elan ADSs and contingent value rights.

Appraisal Rights

   If you do not vote for the merger, you will have the right under Delaware law to dissent from the merger and request an appraisal of the value of your Liposome common stock. In order to preserve this right, you must follow the procedure described in Annex E. See "The Merger--Appraisal Rights."

Governmental and Regulatory Matters

   The merger is subject to U.S. antitrust laws which provide that certain transactions may not be consummated until required information has been furnished to the U.S. Antitrust Division of the Department of Justice and the U.S. Federal Trade Commission and certain waiting periods have expired or been terminated. Elan and Liposome completed the filing of the required information and material with the Justice Department and the FTC on March 20, 2000. On March 28, 2000, early termination of the applicable waiting period under the U.S. antitrust laws was received without the FTC or Department of Justice taking any action. No additional filings or waiting periods are applicable with respect to the merger under U.S. antitrust laws.

   The merger is also subject to the Irish Mergers Act, which provides that certain transactions may not be consummated until a notification has been made to the Minister for Enterprise, Trade and Employment and the Minister has issued a clearance for the proposed transaction or the prescribed statutory period following notification has expired. Elan and Liposome gave notification of the merger to the Minister on March 16, 2000, and requested that the Minister issue a clearance. On April 4, 2000, the Minister issued a clearance for the proposed transaction.

   The obligation of Elan to complete the merger is subject to receipt of certain environmental approvals from the State of New Jersey and delivery of environmental disclosure documents by Liposome to the State of Indiana. Elan and Liposome initiated the application process with the State of New Jersey on March 10, 2000, and Liposome is preparing the Indiana disclosure materials in consultation with Elan for filing immediately after the merger.

   See "The Merger--Governmental and Regulatory Matters."

Comparative Rights of Stockholders

   For a comparison of Delaware law and Irish law and of the certificate of incorporation and the by-laws of Liposome and the memorandum and articles of association of Elan governing the rights of Liposome stockholders and Elan stockholders, respectively, see "Comparison of Rights of Liposome Stockholders and Elan Stockholders."

             Summary Historical Consolidated Financial Data of Elan
                 (Dollars in thousands, except per share data)

   The summary historical consolidated financial data set forth below as of and for each of the years in the two-year period ended March 31, 1996, the nine months ended December 31, 1996, and the two-year period ended December 31, 1998, have been derived from consolidated financial statements of Elan and its subsidiaries, audited by KPMG, Chartered Accountants. The summary historical consolidated financial data as of and for the nine months ended September 30, 1998 and 1999 have been derived from the unaudited consolidated financial statements of Elan and its subsidiaries. In the opinion of Elan's management, such unaudited consolidated financial data reflect all adjustments necessary to present fairly the information set forth therein. Consolidated balance sheets as of December 31, 1997 and 1998 and the consolidated statements of income, comprehensive income, cash flows and shareholders' equity for the nine months ended December 31, 1996 and the years ended December 31, 1997 and 1998, and the notes thereto, as well as the unaudited consolidated balance sheet as of September 30, 1999 and the unaudited consolidated statements of income and cash flows for the nine months ended September 30, 1998 and 1999 are incorporated by reference in this prospectus-proxy statement. See "Where You Can Find More Information" and "Incorporation of Certain Information by Reference."

                                           Nine Months
                            Year ended        ended             Year ended           Nine months ended
                             March 31,     December 31,        December 31,            September 30,
                         ----------------- ------------    --------------------     ------------------------
                           1995     1996       1996          1997      1998            1998           1999
                         -------- -------- ------------    -------- -----------     -----------     --------
                                                                                        (unaudited)
Income Statement Data:
Revenues:
 Product sales.......... $ 87,694 $105,625  $ 117,973      $215,486 $   342,078     $   210,671     $378,851
 License fees...........   34,818   51,989     34,574        64,049     207,473         160,735      198,859
 Royalties..............   27,719   33,948     37,363        46,857      31,660          23,045       20,524
 Research revenues......   32,470   36,680     45,649        57,789      95,523          67,336      126,147
                         -------- --------  ---------      -------- -----------     -----------     --------
Total revenues..........  182,701  228,242    235,559       384,181     676,734         461,787      724,381
                         -------- --------  ---------      -------- -----------     -----------     --------
Operating income
 (loss).................   60,076   78,668   (582,763)(1)   131,075  (1,184,324)(2)  (1,125,707)(3)  227,324
Income (loss) before
 provision for income
 taxes..................   64,715   91,473   (571,794)(1)   171,325  (1,166,739)(2)  (1,112,402)(3)  251,614
Net income (loss).......   64,050   90,925   (572,568)(1)   170,139  (1,170,613)(2)  (1,114,536)(3)  245,601
                         ======== ========  =========      ======== ===========     ===========     ========
Basic earnings (loss)
 per share..............    $0.51    $0.67     ($3.21)(1)     $0.86      ($4.91)(2)      ($4.89)(3)    $0.92
Diluted earnings (loss)
 per share..............    $0.45    $0.60     ($3.21)(1)     $0.77      ($4.91)(2)      ($4.89)(3)    $0.87
Weighted average number
 of
 ordinary shares
 Basic..................  126,181  137,241    178,330       198,704     238,304         227,812      266,349
 Diluted................  142,157  167,246    178,330       226,160     238,304         227,812      282,836


                             March 31,              December 31,              September 30,
                         ----------------- ------------------------------ ---------------------
                           1995     1996     1996      1997       1998       1998       1999
                         -------- -------- -------- ---------- ---------- ---------- ----------
                                                                               (unaudited)
Balance Sheet Data:
Working capital......... $247,735 $477,985 $252,774 $  675,722 $1,080,106 $  364,594 $1,114,250
Total assets............  490,932  703,195  765,900  1,214,477  2,480,751  1,648,275  2,706,609
Long-term obligations...  159,512  162,416  138,265    325,000  1,262,239    325,000  1,227,745
Total shareholders'
 equity.................  299,422  508,583  511,195    824,100    983,934  1,014,801  1,249,920

(1) After other charges of $659,865,000 relating to the acquisition of in-process research and development, costs of fundamental restructuring and a provision for loss on sale of a business.

(2) After other charges of $1,423,718,000 relating to the acquisition of in-process research and development, rationalization and integration costs, a loss on a sale of a business and a contribution to Axogen Limited.

(3) After other charges of $1,294,965,000 relating to the acquisition of in-process research and development, rationalization and integration costs and a loss on a sale of a business.

           Summary Historical Consolidated Financial Data of Liposome
                 (Dollars in thousands, except per share data)

   The summary historical consolidated financial data set forth below as of and for each of the years ended December 31, 1995, December 29, 1996, December 28, 1997, January 3, 1999 and January 2, 2000 have been derived from consolidated financial statements of Liposome and its subsidiaries audited by PricewaterhouseCoopers LLP, independent accountants. The consolidated balance sheets as of January 3, 1999 and January 2, 2000 and the consolidated statements of operations and cash flows for the years ended December 28, 1997, January 3, 1999 and January 2, 2000, and the notes thereto are incorporated by reference in this prospectus-proxy statement. See "Where You Can Find More Information" and "Incorporation of Certain Information by Reference."

                                                   Year ended
                          -------------------------------------------------------------
                          December 31, December 29, December 28, January 3,  January 2,
                              1995         1996         1997        1999        2000
                          ------------ ------------ ------------ ----------  ----------
Income Statement Data:
Revenues:
 Product sales, net.....   $   6,164    $  52,840    $  58,452   $  73,495   $  86,203
 Collaborative
  agreements and
  grants................       6,589        3,228        2,331         --          --
 Interest, investment
  and other income......       2,964        3,864        4,313       4,373       6,267
                           ---------    ---------    ---------   ---------   ---------
Total revenues..........      15,717       59,932       65,096      77,868      92,470
                           ---------    ---------    ---------   ---------   ---------
Costs and expenses:
 Cost of sales..........   $   2,304    $  16,559    $  22,029   $  20,805   $  20,284
 Research and
  development...........      30,149       29,371       28,894      26,441      25,517
 Selling, general and
  administrative........      18,631       31,541       39,914      34,535      32,277
                           ---------    ---------    ---------   ---------   ---------
Total costs and
 expenses...............      51,084       77,471       90,837      81,781      78,078
                           ---------    ---------    ---------   ---------   ---------
(Loss) income from
 operations.............     (35,367)     (17,539)     (25,741)     (3,913)     14,392
Interest expense........        (294)        (339)        (705)       (773)       (551)
                           ---------    ---------    ---------   ---------   ---------
Net (loss) income.......   $ (35,661)   $ (17,878)   $ (26,446)  $  (4,686)  $  13,841
Taxation................         --           --           --          --         (790)
Preferred stock
 dividends..............      (5,348)      (1,235)         --          --          --
                           ---------    ---------    ---------   ---------   ---------
Net (loss) income
 applicable to common
 stock..................   $ (41,009)   $ (19,113)   $ (26,446)  $  (4,686)  $  13,051
                           =========    =========    =========   =========   =========
Basic and diluted net
 (loss) earnings per
 share..................      $(1.50)      $(0.57)      $(0.71)     $(0.12)      $0.34(1)
Shares used in computing
 basic and diluted net
 (loss) earnings per
 share..................      27,293       33,292       37,083      38,172      38,825(1)
                          December 31, December 29, December 28, January 3,  January 2,
                              1995         1996         1997        1999        2000
                          ------------ ------------ ------------ ----------  ----------
Balance Sheet Data:
Cash, cash equivalents
 and short-term
 investments............   $  72,333    $  47,180    $  45,525   $  54,343   $  76,863
Working capital.........      64,422       46,781       41,566      41,401      67,329
Total assets............     105,926       94,555       91,500      90,574     110,758
Long-term obligations...       4,104        7,555        6,879       5,089       2,383
Accumulated deficit.....    (144,520)    (162,398)    (188,844)   (193,530)   (180,479)
Total shareholders'
 equity.................      89,832       74,861       73,662      71,741      90,729

(1) Diluted shares outstanding as of January 2, 2000 were 40,284, and diluted net earnings per share were $0.32.

                  Unaudited Pro Forma Combined Financial Data

   The following unaudited pro forma combined financial data are based on the historical financial statements of Elan and Liposome and have been prepared to illustrate the effects of the merger. The pro forma combined balance sheet as of September 30, 1999 gives effect to the merger as if it had occurred on that date. The pro forma combined statements of income for the year ended December 31, 1998 and for the nine months ended September 30, 1999 give effect to the merger as if it had occurred on January 1, 1998.

   The pro forma combined financial data have been prepared in accordance with U.S. generally accepted accounting principles using the purchase method of accounting. The pro forma combined financial data do not contain any adjustment to reflect any restatement of the net assets of Liposome to conform with Elan's accounting policies or the costs, benefits or synergies resulting from the integration of Elan and Liposome following the merger. The pro forma combined financial data are for illustrative purposes only and are not necessarily indicative of any future results of operations or the results that might have occurred if the merger had been consummated on the indicated dates. You should read the following information together with the historical financial statements of Elan and Liposome and the related notes.

   The merger will be accounted for using the purchase method of accounting. The aggregate purchase cost of the merger will be allocated to tangible and intangible assets and liabilities acquired based upon the estimated fair values. Any allocation relating to in-process research and development will be written off at the time of the merger. The allocation of the purchase price reflected in the pro forma combined financial data is preliminary. The final allocation of the purchase price is contingent upon appraisals of the acquired assets.

   The calculation of the number of Elan ADSs to be issued for Liposome common stock is based on the exchange ratio of 0.385 of an Elan ADS for each Liposome share.

                   Unaudited Pro Forma Combined Balance Sheet
                             (Dollars in thousands)

                               Historical
                         -----------------------
                             Elan      Liposome
                         September 30,  October                 Combined Pro Forma
                             1999       3, 1999   Adjustment(1) September 30, 1999
                         ------------- ---------  ------------- ------------------
                                                                   (unaudited)
Assets:
Current assets:
 Cash and cash
  equivalents...........  $   810,996  $  17,983          --       $   828,979
 Marketable investment
  securities............      172,242     44,403          --           216,645
 Accounts receivable
  (net).................      150,540      4,183          --           154,723
 Inventories............      129,355      7,185          --           136,540
 Prepayments............       80,061      1,344          --            81,405
                          -----------  ---------    ---------      -----------
 Total current assets...  $ 1,343,194  $  75,098          --       $ 1,418,292
                          ===========  =========    =========      ===========
 Marketable investment
  securities............       33,329        --           --            33,329
 Investments............      335,879      5,522          --           341,401
 Property, plant and
  equipment (net).......      209,914     20,786          --           230,700
 Intangible assets
  (net).................      784,293        306      448,099        1,232,698
                          -----------  ---------    ---------      -----------
Total assets............  $ 2,706,609  $ 101,712    $ 448,099      $ 3,256,420
                          ===========  =========    =========      ===========
Liabilities and
 shareholders' equity:
Current liabilities:
 Accounts payable.......       45,304      3,983          --            49,287
 Accrued and other
  liabilities...........      183,640     10,265          --           193,905
                          -----------  ---------    ---------      -----------
   Total current
    liabilities.........  $   228,944  $  14,248          --       $   243,192
                          ===========  =========    =========      ===========
Other liabilities:
 Long-term
  obligations...........       17,842      2,816          --            20,658
 4.75% Exchangeable
  notes.................      325,000        --           --           325,000
 3.25% Zero coupon
  subordinated
  exchangeable notes....      884,903        --           --           884,903
                          -----------  ---------    ---------      -----------
                          $ 1,227,745  $   2,816          --       $ 1,230,561
                          ===========  =========    =========      ===========
Shareholders' equity:
 Share capital..........       16,252        392         (392)          17,018
                                                          766
 Additional paid-in
  capital...............    2,492,796    270,626     (270,626)       3,136,802
                                                      644,006
 Other shareholders'
  equity................      (76,838)    (1,113)       1,113          (76,838)
 Retained earnings......   (1,182,290)  (185,257)     185,257       (1,294,315)
                                                     (112,025)
                          -----------  ---------    ---------      -----------
   Total shareholders'
    equity..............  $ 1,249,920  $  84,648    $ 448,099      $ 1,782,667
                          ===========  =========    =========      ===========
Total liabilities and
 shareholders' equity...  $ 2,706,609  $ 101,712    $ 448,099      $ 3,256,420
                          ===========  =========    =========      ===========

(1) The merger is expected to result in the issuance of 15,327,776 Elan ordinary shares, resulting in an increase in share capital and additional paid-in capital of $766,000 and $607,555,000, respectively. In addition, Liposome had granted options and warrants which are exercisable for 5,461,389 shares of Liposome common stock at March 29, 2000. Under the merger agreement the holders of the options and warrants of Liposome will receive similar rights in Elan, adjusting the number of Liposome shares into which such instruments are exercisable and the exercise price thereof for the exercise ratio of 0.385. The amount by which the quoted market value of the Elan ADSs exceeds the exercise proceeds to be received from the exercise of options and warrants is included in additional paid-in capital and in the purchase price. This amounts to $36,451,000. The Elan ADS price assumed for the purpose of this calculation is $39.6875, the closing price of Elan ADSs at March 3, 2000. The total resulting purchase price approximates $644,772,000. The preliminary allocation of the purchase price is as follows:

     Increase in fair value of intangible assets..............  $448,099,000(a)
     In-process research and development......................   112,025,000(b)
     Net assets of Liposome per balance sheet as of October 3,
      1999....................................................    84,648,000
                                                                ------------
                                                                $644,772,000
                                                                ============

    (a) Reflects an increase in the carrying value of intangible assets to their estimated fair value, based on a preliminary assessment.
    (b) Reflects a charge against earnings, representing the acquisition of in-process research and development activities estimated at $112,025,000, based on a preliminary assessment. This charge is excluded from the unaudited pro forma combined statements of income as it is a non-recurring charge that is directly attributable to the merger.

(2) The unaudited pro forma combined balance sheet as of September 30, 1999 does not include the pro forma effect of the acquisitions by Elan of Axogen Limited and Neuralab Limited as they do not meet the definition of significant business combinations.

(3) The unaudited pro forma combined balance sheet as of September 30, 1999 does not include the effect of any potential contingent value right payments by Elan arising from the approval or marketing of Evacet(TM).

                Unaudited Pro Forma Combined Statement of Income
                      for the year ended December 31, 1998
                 (Dollars in thousands, except per share data)

                                   Historical
                             -----------------------                Combined
                                Elan       Liposome                 Pro Forma
                             Year ended   Year ended               Year ended
                              December     January                  December
                              31, 1998     3, 1999   Adjustment(1)  31, 1998
                             -----------  ---------- ------------- -----------
                                                                   (unaudited)
Revenues:
 Product sales.............  $   342,078   $73,495           --    $   415,573
 License fees..............      207,473        --           --        207,473
 Royalties.................       31,660        --           --         31,660
 Research revenues.........       95,523        --           --         95,523
                             -----------   -------     --------    -----------
 Total revenues............  $   676,734   $73,495           --    $   750,229
                             -----------   -------     --------    -----------
Costs and expenses:
 Cost of goods sold........      137,935    20,805       22,405        181,145
 Selling, general and
  administrative...........      155,869    34,535           --        190,404
 Research and development..      143,536    26,441           --        169,977
Other charges:
 Acquisition of in-process
  research and development
  (2)(3)...................    1,311,149        --           --      1,311,149
 Rationalization and
  integration..............       41,747        --           --         41,747
 Loss on sale of business..        3,322        --           --          3,322
 Contribution to Axogen
  Limited..................       67,500        --           --         67,500
                             -----------   -------     --------    -----------
 Total operating expenses..  $ 1,861,058   $81,781     $ 22,405    $ 1,965,244
                             -----------   -------     --------    -----------
Operating (loss)...........   (1,184,324)   (8,286)     (22,405)    (1,215,015)
 Interest and other costs..      (28,872)     (773)          --        (29,645)
 Interest and other
  income...................       46,457     4,373           --         50,830
                             -----------   -------     --------    -----------
(Loss) before provision for
 income taxes..............   (1,166,739)   (4,686)     (22,405)    (1,193,830)
Taxation...................       (3,874)       --           --         (3,874)
                             -----------   -------     --------    -----------
Net (loss).................  $(1,170,613)  $(4,686)    $(22,405)   $(1,197,704)
                             ===========   =======     ========    ===========
Basic (loss) per share.....       ($4.91)                               ($4.72)
Diluted (loss) per share...       ($4.91)                               ($4.72)
Weighted average number of
 ordinary shares
 Basic.....................      238,304                               253,632
 Diluted...................      238,304                               253,632

(1) The adjustment of $22,405,000 represents increased amortisation following the revaluation of Liposome intangible assets at their estimated fair value. The intangible assets will be amortised on a straight line basis over their expected useful lives, estimated at 20 years based on a preliminary assessment.

(2) As a result of the merger, Elan will incur a non-recurring charge against earnings representing the acquisition of in-process research and development estimated at $112,025,000, based on a preliminary assessment. The charge is excluded from the unaudited pro forma combined statement of income as it is directly attributable to the merger.

(3) Other charges for the year ended December 31, 1998 arose principally from the acquired in-process research and development expenses on the acquisitions of Neurex Corporation ($787 million), GWC Healthcare, Inc. ($20 million), Sano Corporation ($405 million) and NanoSystems LLC ($89 million).

(4) The unaudited pro forma combined statement of income for the year ended December 31, 1998 does not include the pro forma effect of the acquisitions by Elan of Axogen Limited and Neuralab Limited as they do not meet the definition of significant business combinations.

                Unaudited Pro Forma Combined Statement of Income
                  for the nine months ended September 30, 1999
                 (Dollars in thousands, except per share data)

                                    Historical
                             -------------------------                Combined
                                 Elan       Liposome                  Pro Forma
                              Nine months  Nine months               Nine months
                                 ended        ended                     ended
                             September 30, October 3,                 September
                                 1999         1999     Adjustment(1)  30, 1999
                             ------------- ----------- ------------- -----------
                                                                     (unaudited)
Revenues:
 Product sales.............    $378,851      $63,060          --      $441,911
 License fees..............     198,859          --           --       198,859
 Royalties.................      20,524          --           --        20,524
 Research revenues.........     126,147          --           --       126,147
                               --------      -------     --------     --------
 Total revenues............    $724,381      $63,060          --      $787,441
                               --------      -------     --------     --------
Costs and expenses:
 Cost of goods sold........     146,265       14,855       16,804      177,924
 Selling, general and
  administrative...........     181,241       23,894          --       205,135
 Research and development..     169,551       20,084          --       189,635
                               --------      -------     --------     --------
 Total operating expenses..    $497,057      $58,833     $ 16,804     $572,694
                               --------      -------     --------     --------
Operating income (loss)....     227,324        4,227      (16,804)     214,747
 Interest and other
  income...................      75,128        4,788          --        79,916
 Interest and other costs..     (51,083)        (442)         --       (51,525)
 Share of income from
  investments accounted for
  under the equity method..         268          --           --           268
 Minority interest.........         (23)         --           --           (23)
                               --------      -------     --------     --------
Income (loss) before
 provision for income
 taxes.....................     251,614        8,573      (16,804)     243,383
Taxation...................      (6,013)        (300)         --        (6,313)
                               --------      -------     --------     --------
Net income (loss)..........    $245,601      $ 8,273     $(16,804)    $237,070
                               ========      =======     ========     ========
Basic earnings per share...    $   0.92                               $   0.84
Diluted earnings per
 share.....................    $   0.87                               $   0.79
Weighted average number of
 ordinary shares
 Basic.....................     266,349                                281,677
 Diluted...................     282,836                                299,222

(1) The adjustment of $16,804,000 represents increased amortisation following the revaluation of Liposome intangible assets at their estimated fair value. The intangible assets will be amortised on a straight line basis over their expected useful lives, estimated at 20 years based on a preliminary assessment.

(2) As a result of the merger, Elan will incur a non-recurring charge against earnings representing the acquisition of in-process research and development estimated at $112,025,000, based on a preliminary assessment. The charge is excluded from the unaudited pro forma combined statement of income as it is directly attributable to the merger.

(3) The unaudited pro forma combined statement of income for the nine months ended September 30, 1999 does not include the pro forma effect of the acquisitions by Elan of Axogen Limited and Neuralab Limited as they do not meet the definition of significant business combinations.

                           Comparative Per Share Data

   The following table sets forth certain historical per share data for the nine months ended September 30, 1999 (for Elan) and October 3, 1999 (for Liposome) and for the year ended December 31, 1998 (for Elan) and January 3, 1999 (for Liposome) and unaudited pro forma and Liposome equivalent pro forma combined per share data to reflect the consummation of the merger based upon the historical financial results of Elan and Liposome and the conversion of each share of Liposome common stock into 0.385 of an Elan ADS and one contingent value right. Neither Elan nor Liposome have paid dividends. The pro forma data are not necessarily indicative of actual or future operating results or of the financial position that would have occurred had the merger closed at the date or at the beginning of the periods indicated, or that will occur upon consummation of the merger. The data presented below should be read in conjunction with the unaudited pro forma combined financial information set forth under "Unaudited Pro Forma Combined Financial Data" and the separate historical consolidated financial statements of Elan and Liposome, which are incorporated in this prospectus-proxy statement by reference. See "Unaudited Pro Forma Combined Financial Data."

                                    Historical                    Liposome
                                  ----------------  Pro Forma    Equivalent
                                   Elan   Liposome Combined(1) Pro Forma(1)(2)
                                  ------  -------- ----------- ---------------
Year ended December 31, 1998
 (Elan) and
 January 3, 1999 (Liposome)
Diluted (loss) per ordinary,
 common and equivalent share..... $(4.91)  $(0.12)   $(4.72)       $(1.82)
Book value per ordinary, common
 and equivalent share............ $ 4.13   $ 1.88    $ 5.93        $ 2.28
Nine months ended September 30,
 1999 (Elan) and
 October 3, 1999 (Liposome)
Diluted earnings per ordinary,
 common and
 equivalent share................ $ 0.87   $ 0.21    $ 0.79        $ 0.30
Book value per ordinary, common
 and equivalent share............ $ 4.69   $ 2.19    $ 6.33        $ 2.44

--------

(1) Excludes the effect of any potential payments on the contingent value rights by Elan arising from the approval or marketing of Evacet(TM).

(2) The equivalent pro forma per share amounts with respect to Liposome common stock were calculated by multiplying pro forma income per share and pro forma book value per share by the exchange ratio of 0.385.

               Comparative Market Price and Dividend Information

Comparative Market Price Information

   Elan ADSs are listed and traded on the New York Stock Exchange, the principal trading market for Elan's securities, under the symbol "ELN". Liposome common stock is quoted on the Nasdaq National Market under the symbol "LIPO". The following table sets forth the high and low per share sale prices for the Elan ADSs on the NYSE and shares of Liposome common stock on the Nasdaq National Market, as reported in published financial sources, for the periods indicated.

                                                            Liposome Common
                                             Elan ADSs           Stock
                                         ----------------- -----------------
                                           High     Low      High     Low
                                         -------- -------- -------- -------- ---
2000
2nd Quarter (through April 11).......... $49.0000 $38.7500 $18.3750 $14.8750
1st Quarter.............................  48.2500  26.0000  18.1250  10.8750
1999
4th Quarter.............................  33.8125  21.2500  14.0000   6.3438
3rd Quarter.............................  35.3750  26.6250  28.5000   6.7500
2nd Quarter.............................  38.4063  24.8125  19.2500  10.0000
1st Quarter.............................  43.6250  33.2813  16.0625  10.7500
1998
4th Quarter.............................  35.8750  29.6250  16.8750   5.1250
3rd Quarter.............................  37.9688  28.2500   6.2500   3.3750
2nd Quarter.............................  33.7813  29.0625   8.6250   4.6875
1st Quarter.............................  34.5000  24.0625   6.4375   4.6875

   Elan's ordinary shares are also traded in Dublin on the Irish Stock Exchange and in London on the London Stock Exchange. The volume of trading in the ordinary shares on such markets is, however, very limited.

   The following table sets forth the high, low and closing per share sale price for the Elan ADSs on the NYSE and shares of Liposome common stock on the Nasdaq National Market as of March 3, 2000, the last full day of trading before the issuance of a press release by Elan and Liposome announcing the proposed merger, and as of April 11, 2000, the last full day of trading for which information was available before the printing of this prospectus-proxy statement.

                                   Elan ADSs            Liposome Common Stock
                           -------------------------- --------------------------
                             High     Low    Closing    High     Low    Closing
                           -------- -------- -------- -------- -------- --------
March 3, 2000............. $41.6875 $39.0000 $39.6875 $15.2500 $14.1875 $14.3750
April 11, 2000............  41.5000  38.7500  41.2500  15.7500  14.8750  15.4688

   We cannot assure you of the market price of Elan ADSs or shares of Liposome common stock at, or the Elan ADSs and the contingent value rights after, the completion of the merger. We urge you to obtain current market quotations for the Elan ADSs and the shares of Liposome common stock.

Comparative Dividend Information

   Elan has not paid cash dividends on its ordinary shares in the past. Elan's dividend policy will be reviewed periodically depending on its earnings, capital requirements and financial condition of Elan and other relevant factors. Elan does not anticipate that it will pay any cash dividends on its ordinary shares in the foreseeable future. Dividends may be paid on Elan's Executive Shares or "B' Executive Shares at a time when no dividends are being paid on the ordinary shares. For additional information relating to the Executive Shares and "B' Executive Shares, see "Description of Elan Capital Stock" and Note 16 to the Consolidated Financial Statements included in Elan's 1998 annual report on Form 20-F, as amended by Form 20-F/A1, incorporated in this prospectus-proxy statement by reference.

   Liposome has never paid dividends on Liposome common stock and does not anticipate that it will pay dividends in the foreseeable future.

             Cautionary Note Concerning Forward-Looking Statements

   In this prospectus-proxy statement, Elan and Liposome have made forward-looking statements that are subject to risk and uncertainties. Forward-looking statements include statements concerning possible or assumed future results of operations included:

  . under "The Merger--Elan's Reasons for the Merger" and "The Merger-- Liposome's Reasons for the Merger";

  . in statements about the benefits that Elan or Liposome may achieve as a result of the merger, or about other effects of the merger or the future development of Elan;

  . in statements before, after or including the words "may," "will," "could," "should," "believe," "expect," "future," "anticipate," "intend," "plan," "estimate," or "continue" or similar expressions; and

  .  in other statements about matters that are not historical facts.

   Various risks and uncertainties may cause actual results to differ materially from the results that these statements express or imply. For instance, important factors that could cause Elan's or Liposome's actual results to differ materially include:

  . costs or difficulties in integrating Elan and Liposome are greater than expected or involve the loss of key personnel resulting in an inability of Elan to capitalize on Liposome's research, development and marketing capabilities to the degree contemplated by Elan and Liposome;

  . the failure to successfully develop, commercialize and launch new products in a timely manner;

  . competition to Elan's or Liposome's products from products supplied by other companies causing decreased sales or slower growth of Elan or Liposome products, and competitive pressures and pricing in the health care industry generally;

  . risks associated with technology and product development and risks associated with Elan's continued ability to license technologies or products;

  . the difficulty of predicting regulatory approvals or other regulatory actions;

  .  fluctuations in operating results;

  .  availability of raw materials;

  . risks relating to clinical development and medical acceptance of new pharmaceutical products;

  . changes in the health care marketplace and decisions by government health administration authorities or private health coverage insurers as to the level of reimbursement for Elan's and Liposome's products;

  .  reliance on key strategic alliances; and

  .  patent and intellectual property matters and manufacturing issues.

   Additional factors relating specifically to Liposome that could cause Elan's or Liposome's actual results to differ materially include:

     (a) the commercialization of Abelcet(R) is still ongoing, and the future rate of sales of Abelcet(R) is uncertain;

     (b) Liposome's other products are in development and have not yet received regulatory approval for sale, and it is difficult to predict if and when such approvals will be received and, if approved, whether the products can be successfully developed, manufactured and marketed;

     (c) risks associated with international sales, such as currency exchange rates, currency controls, tariffs, duties, taxes, export license requirements and foreign regulations may adversely affect Liposome's foreign operations; and

     (d) Liposome has incurred annual losses since its inception except calendar 1999, and there can be no assurance of profitability in any future annual period.

   Please do not place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus-proxy statement.

                                  RISK FACTORS

   In addition to the other information regarding Elan, Liposome and the merger contained in this prospectus-proxy statement, Liposome stockholders should consider the following factors before making any decisions regarding the approval and adoption of the merger agreement.

Risks Relating to the Merger

   Risks Relating to Payments on Contingent Value Rights--There can be no assurance that you will ever receive any payments on the contingent value rights. There are a number of factors relating to distributions of milestone payments on the contingent value rights that may adversely affect your ability to realize value on the contingent value rights. It is possible that the contingent value rights will terminate without any payments being made.

   Based on the number of Liposome shares, warrants and options outstanding on March 29, 2000, the maximum total payment on the contingent value rights would be $2.16 per Liposome share. The actual amount payable per contingent value right will depend on the number of Liposome shares, warrants and options outstanding at the closing of the merger, which may be different from the number that was outstanding on March 29, 2000. If the number is larger, the amount payable per contingent value right will be smaller. See "Contingent Value Rights."

   Termination of Contingent Value Rights. The contingent value rights will terminate if the European Union determines not to consider or approve Evacet(TM) for marketing authorization. Liposome withdrew its new drug application for Evacet(TM) in the U.S. after the FDA declined to recommend its approval, and there can be no assurance that Evacet(TM) will be approved in the EU. Elan is under no obligation to appeal any determination by the EU not to consider or approve Evacet(TM).

   The contingent value rights will also terminate if any regulatory body issues adverse findings with respect to Evacet(TM) that cause Elan to withdraw it from the market. These termination events could occur prior to the payment of any amounts on the contingent value rights.

   Risks Relating to EU Approval and Pricing Licenses. The approval milestone payment of up to $54.0 million depends on the approval of Evacet(TM) for marketing in the EU and the issuance of pricing licenses in Germany and the United Kingdom on or before March 31, 2001. The standard process required before a pharmaceutical product may be marketed in the EU is complex and subject to many uncertainties. Separate applications for a pricing license must be made in each EU country, which are also subject to uncertainties and delays. In order to meet the requirements under the contingent value rights agreement for distribution of the approval milestone payment, the EU marketing approval and the pricing licenses must be for at least five years and meet other specific requirements, and they must not be subject to any material limitations or require Elan to provide any further material data. Although Liposome has informed Elan that it believes the EU will approve Evacet(TM) for marketing in the third quarter of 2000, no assurance can be given that the EU approval and the German and UK pricing licenses will be received on or before March 31, 2001, or at all, or that the EU approval and the German and UK pricing licenses will meet all the requirements of the contingent value rights agreement. If all these conditions are not met, the approval milestone payment will not be made.

   Elan has agreed to use its reasonable efforts consistent with pharmaceutical industry practice to achieve the approval milestone. However, all determinations relating to approval applications will be in the sole discretion of Elan. Elan also has the right not to proceed with the application for EU approval or the German or UK pricing licenses if it determines that the cost of pursuing those applications would exceed a threshold amount. Furthermore, the amount of the approval payment will be reduced by costs to Elan of obtaining pricing licenses in Germany and the United Kingdom and certain costs relating to the EU application.

   Risks Relating to Revenue Milestone Payment. The revenue milestone payment of $44.0 million depends on the ability of Elan to achieve certain quarterly sales of Evacet(TM) in the EU and Canada on or before the quarter ending December 31, 2002. As a result, the revenue milestone payment also depends on the approval of Evacet(TM) for marketing in the EU and the issuance of pricing licenses by countries in the EU, as well as necessary Canadian approval. No assurance can be given that any such approvals will be obtained. Elan has agreed to use its reasonable efforts consistent with pharmaceutical industry practice to achieve the revenue milestone. However, all determinations relating to approval applications will be in the sole discretion of Elan. If EU marketing approval or pricing licenses in the EU countries are not received, or necessary approval in Canada is not received, the quarterly sales targets set forth in the contingent value rights agreement are less likely to be met, and the revenue milestone payment is less likely to be made. Furthermore, even if Evacet(TM) is approved for marketing in the EU and Canada, there can be no assurance that the quarterly sales target will be met on or before the quarter ending December 31, 2002. If the quarterly sales target required in the contingent value rights agreement is not achieved by that time, the revenue milestone payment will not be made.

   Risks Relating to Sales and Licensing Milestone Payments. Milestone payments on the contingent value rights may also be made if Elan is successful in licensing Evacet(TM) for marketing in France, Germany, Italy, Spain or the UK, or if Elan sells all or substantially all of the rights to Evacet(TM) in the EU and Canada. Although these payments do not directly depend on prior approval of Evacet(TM) for marketing in the EU or Canada, any failure to receive the necessary approvals or pricing licenses would make it less likely that those milestone payments would be made. Application has been made in the EU and Canada for approval to market Evacet(TM). Approvals for marketing and pricing licenses are subject to many uncertainties, however, and no assurance can be given that any such approvals or pricing licenses will be obtained. All determinations relating to approval applications will be in the sole discretion of Elan. Furthermore, there can be no assurance that Elan will be successful in licensing or selling the rights to Evacet(TM).

   Inability to Calculate Value of Contingent Value Rights--The value of the contingent value rights depends on the satisfaction of several conditions. The contingent value rights received in connection with the merger could result in total milestone payments to Liposome stockholders of as much as $98.0 million and or as little as zero. The distributions to Liposome stockholders of the milestone payments are subject to the satisfaction of certain conditions, and no assurance can be given that those conditions will be satisfied. As a result, you will be unable to determine the value, if any, of the contingent value rights at the time you execute a proxy or at the time of the special meeting. See "Contingent Value Rights."

   The contingent value rights will constitute a new issue of securities with no prior market. Although application has been made for the contingent value rights to be approved for quotation on the Nasdaq National Market, there can be no assurance that a significant public market will develop or be sustained. If a trading market develops for these securities, future trading prices could be volatile and will depend on many factors. The price at which the contingent value rights will trade is uncertain and will not correlate with the market price of Elan ADSs.

   If Elan does not successfully integrate the operations of Liposome, the merger into Elan may not benefit us or our stockholders. The combination of Elan and Liposome involves the integration of a separate company that has previously operated independently. If the integration into Elan is not completed successfully or takes longer than planned, the anticipated benefits of the merger may be lost or delayed. In integrating the operations of Liposome, Elan may encounter difficulties or experience the loss of key employees, customers or suppliers.

   Persons affiliated with Liposome have interests that may conflict with the interests of Liposome stockholders in the merger. Some members of Liposome's management and board of directors have interests in the merger that are different from or in addition to your interests as a Liposome stockholder. As a result, these individuals may have interests different from your own.
Specifically:

  . the chief executive officer of Liposome will be entitled under his employment agreement to receive, if his employment is terminated after the merger in circumstances described in his employment agreement, payments equal to 12 months of his base salary without restriction and up to an additional 12 months of his base salary, plus additional payments;

  . eight other officers of Liposome will be entitled under their severance agreements to receive, if their employment is terminated after the merger in circumstances described in their severance agreements, severance payments equal to 12 months of their base salary, plus additional payments; and

  . Elan has agreed to indemnify each of Liposome's current or former directors and officers against losses and claims arising in connection with their actions as a director or officer prior to the merger and to provide liability insurance for up to six years.

   We have described the interests of these persons in more detail under the heading "The Merger--Interests of Executive Officers and Directors of Liposome in the Merger; Conflicts of Interests."

Risk Factors Relating to Elan

   For a discussion of risk factors relating to Elan, see Elan's annual report for the year ended December 31, 1998, on Form 20-F, as amended by Form 20-F/A1, which is incorporated by reference in this prospectus-proxy statement.

Risk Factors Relating to Liposome

   For a discussion of risk factors relating to Liposome, see "Business" in Liposome's annual report for the year ended January 2, 2000, on Form 10-K, which is incorporated by reference in this prospectus-proxy statement.

                              THE SPECIAL MEETING

Time and Place

   This prospectus-proxy statement is being furnished to Liposome stockholders in connection with the solicitation of proxies by the board of directors of Liposome for use at the special meeting of Liposome stockholders scheduled to be held at The Holiday Inn, 1053 Route 1, Princeton, New Jersey 08540, at 10:00 a.m., local time on May 12, 2000. This prospectus-proxy statement, the attached Notice of Stockholders' Meeting and the enclosed form of proxy are first being mailed to Liposome stockholders on or about April 14, 2000.

Matters to Be Considered at the Special Meeting

   At the special meeting, you will be asked to consider and vote on a proposal to adopt the merger agreement and to approve the merger. You will also consider any other matters that may properly come before the special meeting or any adjournment or postponement of the special meeting.

   After careful consideration, the board of directors of Liposome has unanimously determined that the terms of the merger agreement and the transactions contemplated thereby are fair to and in the best interests of Liposome and the Liposome stockholders. The Liposome board of directors has unanimously approved the merger agreement and unanimously recommends that holders of Liposome common stock vote for the approval and adoption of the merger agreement at the special meeting.

Record Date; Voting Rights; Quorum

   Only holders of record of Liposome common stock at the close of business on March 29, 2000, the record date, are entitled to notice of and to vote at the special meeting. On the record date, 39,812,406 shares of Liposome common stock were outstanding and entitled to vote and held by approximately 906 holders of record. A quorum will be present at the special meeting if a majority of the shares of Liposome common stock outstanding and entitled to vote on the record date, or 19,906,204 shares, are represented at the special meeting in person or by proxy. In the event that a quorum is not present at the special meeting, it is expected that the meeting will be adjourned or postponed to solicit additional proxies. Holders of record of Liposome common stock on the record date are entitled to one vote per share at the special meeting on the proposal to adopt the merger agreement and approve the merger.

Votes Required

   The adoption of the merger agreement requires the affirmative vote of a majority of the outstanding shares of Liposome common stock.

Voting by Liposome Directors and Executive Officers

   At the close of business on the record date, directors and executive officers of Liposome owned and were entitled to vote 931,957 shares of Liposome common stock, which represented approximately 2.3% of the shares of Liposome common stock outstanding on that date.

Voting of Proxies

   All shares represented by properly executed proxies received in time for the special meeting will be voted at the special meeting in the manner specified by the holders. Properly executed proxies that do not contain voting instructions will be voted "FOR" adoption of the merger agreement.

   Shares of Liposome common stock represented at the special meeting but not voting, including shares of Liposome common stock for which proxies have been received but for which holders of shares have abstained and shares held in street name by brokers who have not received voting instructions from their beneficial owners, will be treated as present at the special meeting for purposes of determining the presence or absence of a quorum for the transaction of all business.

   Only shares affirmatively voted for adoption of the merger agreement, including properly executed proxies that do not contain voting instructions, will be counted as votes in favor of the merger. If a Liposome stockholder abstains from voting or does not vote, either in person or by proxy, it will have the same effect as a vote against the merger. Brokers who hold shares of Liposome common stock in street name for customers who are the beneficial owners of such shares may not give a proxy to vote those customers' shares in the absence of specific instructions from those customers. These non-voted shares are referred to as broker non-votes and will have the same effect as votes against the merger.

   The persons named as proxies by a stockholder may propose and vote for one or more adjournments of the special meeting, including adjournments to permit further solicitations of proxies. No proxy voted against the proposal to adopt the merger agreement will be voted in favor of any such adjournment or postponement.

   Liposome does not expect that any matter other than the proposal to adopt the merger agreement and approve the merger will be brought before the special meeting. If, however, the Liposome board of directors properly presents other matters, the persons named as proxies will vote in accordance with their judgment.

Solicitation of Proxies

   Liposome will bear the cost of the solicitation of proxies from its stockholders. In addition to solicitation by mail, the directors, officers and employees of Liposome and its subsidiaries may solicit proxies from stockholders by telephone or other electronic means or in person. Liposome will cause brokerage houses and other custodians, nominees and fiduciaries to forward solicitation materials to the beneficial owners of stock held of record by such persons. Liposome will reimburse such custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses in doing so.

   Corporate Investor Communications, Inc. will assist in the solicitation of proxies by Liposome. Liposome will pay Corporate Investor Communications a fee of approximately $5,000, plus reimbursement of certain out-of-pocket expenses, and will indemnify Corporate Investor Communications against any losses arising out of its proxy soliciting services on behalf of Liposome.

Revocability of Proxies

   Any proxy you give may be revoked by filing with the Secretary of Liposome before the vote at the special meeting a later-dated proxy relating to the same shares of Liposome common stock or a written notice of revocation bearing a later date than the date of the proxy. You may do this by telegram or facsimile. You may also revoke your proxy by attending the special meeting and voting in person. Holders of Liposome common stock who hold their shares through a bank, brokerage firm or other nominee account may revoke or change their earlier votes by instructing the nominee or obtaining and voting a proxy issued by the nominee. Holders of Liposome common stock who have questions about a proxy should contact Liposome's proxy solicitor, Corporate Investor Communications, at 101 Commerce Road, Carlstadt, NJ 07072-2586, or by telephone at 1-877-977-6191.

Surrender of Certificates

   Stockholders should not send stock certificates with their proxies. A transmittal form with instructions for the surrender of Liposome common stock certificates will be mailed to Liposome stockholders shortly after completion of the merger.

                                   THE MERGER

Background of the Merger

   In 1997, Liposome had one commercialized product, Abelcet(R), and was conducting clinical trials for two other products, Evacet(TM) and Ventus(TM). In June 1997, Liposome received the results of the clinical trial of Ventus(TM) and determined not to perform any further clinical development of the drug. Liposome issued a press release announcing this result.

   Following this setback, Liposome determined to explore entering into a strategic alliance with a significant partner in order to support and leverage Liposome's marketing, manufacturing, and research and development efforts.

   In December 1997, Liposome retained a financial advisor to identify either a pharmaceutical company that would agree to make a minority investment in Liposome, or a biotechnology company that was of equal size with a product in late-stage development for the purposes of considering a merger. During 1998 and through the third quarter of 1999 this effort led to preliminary contacts with six companies.

   In September 1999, Liposome suffered a second product development setback when the FDA Oncologic Drugs Advisory Committee declined to recommend approval of Evacet(TM). In October 1999, Liposome withdrew its New Drug Application for Evacet(TM) with the intention of resubmitting it soon with a reanalysis of the existing data.

   As a result of the Evacet(TM) developments, the Liposome board met on October 20, 1999, with its then financial advisor and with Warburg Dillon Read LLC. The board concluded that Liposome should explore strategic alternatives, including a possible merger or sale of Liposome. The board directed Warburg Dillon Read to contact third parties who may be interested in a transaction with Liposome.

   Warburg Dillon Read contacted 28 companies in the biopharmaceuticals, specialty pharmaceuticals and large pharmaceutical businesses. As a result of those contacts, proposed confidentiality agreements were sent to 20 companies, six of which signed confidentiality agreements. These six companies were provided a confidential information memorandum and were asked to submit indications of interest.

   At a special meeting of the Liposome board of directors on December 20, 1999, Warburg Dillon Read described to the board indications of interest that were received. On December 29, 1999, one of the companies submitted a revised proposal, which was conditioned on, among other things, the transaction being accounted for as a pooling of interests. When it was determined that Liposome was not eligible for pooling of interests accounting treatment in a transaction with that company, the company withdrew its proposal.

   On February 1, 2000, Liposome met with the FDA regarding the resubmission of the Evacet(TM) New Drug Application and concluded that additional clinical data would be required to obtain marketing approval of Evacet(TM) in the U.S. Shortly thereafter, Liposome issued a press release announcing the result of this meeting.

   On February 9, 2000, Liposome announced financial results for its fourth quarter and announced that it had retained Warburg Dillon Read to advise it on strategic alternatives, including the possible acquisition of Liposome.

   Liposome and Warburg Dillon Read contacted the parties which submitted indications of interest. As a result, Elan proposed a transaction in which Liposome stockholders would receive Elan ADSs with a value of $15 per Liposome share as of the date of signing a merger agreement.

   On February 16, 2000, the Liposome board of directors met to consider the proposals received and determined to pursue the Elan proposal. The board established a Negotiating Committee consisting of Mr. Baker, Dr. Collins, Mr. Feiner and Mr. Stewart. The Negotiating Committee, together with Warburg Dillon Read and Dewey Ballantine LLP, Liposome's legal advisor, negotiated the terms of a merger agreement and related documents with Elan and its financial and legal advisors.

   On Saturday, March 4, 2000, the board of directors of Liposome met to consider the merger agreement with Elan. Warburg Dillon Read gave its oral opinion to the effect that the consideration to be received by Liposome stockholders in the merger was fair to the stockholders from a financial point of view. The board of directors unanimously approved the execution of the merger agreement. The merger agreement was executed on March 6, 2000, as was a voting agreement between Elan and the holder of approximately 22.5% of Lipsome's shares. The form of contingent value rights agreement was also agreed to. Elan and Liposome issued a press release announcing the merger agreement before the U.S. markets opened on Monday, March 6, 2000.

Liposome's Reasons for the Merger; Recommendation of the Liposome Board of Directors

   In reaching its conclusion to approve the merger agreement and recommend that stockholders vote for the merger agreement, the Liposome board of directors considered a number of factors, including the following material factors:

  . Information regarding the financial condition, results of operations, business and prospects of Liposome and Elan, both on a stand-alone and combined basis.

  . That Liposome stockholders would receive an ownership interest in the combined company, allowing them to share in the growth and prospects of the combined company.

  . The judgment and advice of Liposome's senior management, including its favorable recommendation of the merger.

  . The opinion of Warburg Dillon Read to the effect that, as of its date and based on and subject to various assumptions, matters considered and limitations described in the opinion, the consideration provided for in the merger was fair, from a financial point of view, to the holders of Liposome common stock. Warburg Dillon Read's written opinion is attached as Annex D and should be read in its entirety.

  . Liposome's process of exploring strategic alternatives, including contacting third parties and issuing a press release in which it announced that it was exploring strategic alternatives, and that the Elan proposal was the alternative which the board believed was the most favorable to Liposome's stockholders. See "--Background of the Merger."

  . The terms of the merger agreement, the contingent value rights agreement and the voting agreement, including the terms of the contingent value rights and provisions relating to Liposome's ability to consider third party proposals. See "The Merger Agreement."

  . That the merger is generally expected to be tax-free to Liposome stockholders (other than with respect to the contingent value rights and cash in lieu of fractional shares) for federal income tax purposes. See "Material U.S. Federal Income and Irish Tax Consequences."

  .  Current industry, economic and market conditions.

  . The risk that the expected benefits of the merger may not be realized. See "Risk Factors."

  . The interests of Liposome's management in the merger. See "-- Interests of Executive Officers and Directors of Liposome in the Merger; Conflicts of Interest."
   In view of the variety of factors considered in connection with the evaluation of the proposed merger and the terms of the merger agreement, the Liposome board of directors did not deem it practicable to and did not quantify or otherwise assign relative weights to the specific factors considered in reaching its conclusion. Individual directors may have given different weights to different factors.

Elan's Reasons for the Merger

   Elan believes that the businesses of both Elan and Liposome will be enhanced through their combination by allowing them to be better positioned to capitalize on the market opportunities created by the continued consolidation of the pharmaceutical industry. Elan believes that the merger can significantly enhance the value of the combined companies through expanded distribution and marketing capabilities and increased opportunities for product acquisitions and research partnerships. Liposome enables Elan to enter the oncology market and will be a platform from which Elan can build a presence in the oncology area. Liposome will complement Elan's existing drug delivery business and may be of benefit to Elan in the marketing of Ziconotide, upon approval, in the treatment of severe chronic cancer pain.

Interests of Executive Officers and Directors of Liposome in the Merger; Conflicts of Interest

   In considering the merger, you should be aware of the interests which certain officers and directors of Liposome have in the merger that are different from your and their interests as stockholders.

   The officers of Liposome and the members of the Liposome board of directors may have interests in the merger that are different from, or in addition to, the interests of stockholders generally. Several officers, including one who is also a director, have employment agreements and they as well as the nonemployee directors are, or may become, entitled to specific benefits under Liposome's benefit plans as a result of the merger. All such additional interests are described below, to the extent material. Except as described below these persons have, to the knowledge of Elan and Liposome, no material interest in the merger apart from the interests of stockholders generally.

   Employment Agreement. Liposome has entered into an employment agreement with Charles A. Baker which provides, among other things, that if Mr. Baker's employment is terminated within six months of a change in control of Liposome (as defined in the employment agreement, which definition includes the merger) either (i) by Liposome for any reason other than "for cause" (as defined in the employment agreement to cover specified serious misconduct), or (ii) by Mr. Baker for any reason, Mr. Baker will be entitled to 12 months of continued payment of base salary without restriction and up to an additional 12 months of continued payment of base salary (until such time as Mr. Baker obtains another full-time position). In addition, Mr. Baker will continue to be covered under the medical and life insurance plans of Liposome for the period he continues to receive his base salary in accordance with the foregoing, and all options to purchase stock of Liposome held by Mr. Baker at the time of such termination shall remain exercisable to the end of their original term.

   Severance Agreements. Liposome has entered into severance agreements with Donald D. Yarson, George G. Renton, Michael McGrane, Andrew S. Janoff, Lily Lee, Lawrence R. Hoffman, Ralph del Campo and James A. Boyle, all of whom are officers of Liposome. The severance agreements provide that if their employment is terminated during the period beginning 90 days prior to a change in control of Liposome (as defined in the agreements, which definition includes the merger) and ending 18 months following such change in control either (i) by Liposome for any reason other than "for cause" (as defined in the agreements to cover specified serious misconduct), or (ii) by an officer for "good reason" (as defined in the severance agreement to cover certain constructive termination events), the officer will be entitled to the following: (i) an amount equal to 12 months of his or her then-current base salary, (ii) an amount equal to his or her average annual bonus earned during the prior 3 years or during such shorter period as the officer has received an annual bonus,
(iii) a pro rata portion of his or her expected bonus for the year in which the termination occurs, (iv) continuation of all welfare benefit coverage for 12 months, (v) reasonable company-paid outplacement assistance, and (vi) the immediate vesting of any stock options, restricted stock or other equity incentives held by the officer at the time of termination. In addition, each officer will be entitled to receive a parachute tax gross-up payment to make them whole for any excise tax they may incur should any payments due them following a change in control be deemed excess parachute payments.

   Option Plans. Under the merger agreement, all awards of stock options on the date of the merger under any option plans maintained by Liposome will be converted into similar options with respect to Elan ADRs and contingent value rights. In addition, in accordance with the terms of the option agreements to Liposome's 1996 Equity Incentive Plan and the 1986 Employee Stock Option Plan, all outstanding options shall become fully vested and exercisable upon the merger.

   In addition, with respect to any nonemployee directors of Liposome who are removed from the board of directors of Liposome following the completion of the merger, such directors may exercise any stock options they hold at such time for a period of six months following such removal, including any options that were not yet vested.

   Indemnification; Directors and Officers Insurance. Elan has agreed that all rights to indemnification for acts or omissions occurring prior to the completion of the merger in favor of Liposome's current or former directors or officers, as determined at the time of the completion of the merger, shall continue for a period of six years. For six years after the completion of the merger, Elan will maintain Liposome's liability insurance in respect of acts or omissions occurring to the completion of the merger, for all Liposome's current and former officers and directors, provided the annual premium does not exceed 200% of the last annual premium paid by Liposome prior to the signing of the merger agreement. However, Elan may substitute its own policies (or separate policy of the same insurer) which provide no less favorable coverage. In the event the existing insurance coverage expires, is terminated or is cancelled by the insurer or if the annual premium exceeds 200% of the last annual premium paid by Liposome, Elan shall obtain such comparable insurance as can be obtained for the remainder of the six-year period at an annualized premium not in excess of 200% of the last annual premium paid by Liposome.

Opinion of Financial Advisor to Liposome

   On March 4, 2000, the date of the Liposome's board of directors' meeting, Warburg Dillon Read delivered an oral opinion to Liposome's board of directors to the effect that, as of that date and based on and subject to various assumptions, matters considered and limitations described in its opinion, the consideration to be received in the merger by the holders of Liposome common stock was fair, from a financial point of view, to such holders.

   On March 6, 2000, Warburg Dillon Read delivered its written opinion to Liposome's board of directors to the same effect. The full text of Warburg Dillon Read's opinion describes, among other things, the assumptions made, procedures followed, matters considered and limitations on the review undertaken by Warburg Dillon Read. This opinion is attached as Annex D and is incorporated in this document by reference. Warburg Dillon Read's opinion is directed only to the fairness, from a financial point of view, of the consideration to be received in the merger by the holders of Liposome common stock. The opinion does not constitute a recommendation to any holder of Liposome common stock as to how to vote with respect to matters relating to the proposed merger. Holders of Liposome common stock are encouraged to read this opinion carefully in its entirety. The summary of Warburg Dillon Read's opinion described below is qualified in its entirety by reference to the full text of its opinion.

   In arriving at its opinion, Warburg Dillon Read, among other things:

  . reviewed publicly available business and historical financial information relating to Liposome and Elan;

  . reviewed internal financial information and other data relating to the businesses and financial prospects of Liposome and Elan, including estimates and financial forecasts prepared by the management of Liposome and estimates and financial forecasts prepared by the management of Elan, that were provided to Warburg Dillon Read by Liposome and Elan and are not publicly available;

  . conducted discussions with members of the senior management of Liposome and Elan;

  . reviewed publicly available financial and stock market data with respect to other companies in lines of business that Warburg Dillon Read believed to be generally comparable to those of Liposome and Elan;

  . compared the financial terms of the merger with publicly available financial terms of other transactions that Warburg Dillon Read believed to be generally relevant;

  .  reviewed the merger agreement; and

  . conducted other financial studies, analyses and investigations, and considered other information, as Warburg Dillon Read deemed necessary or appropriate.

   In connection with its review, with Liposome's consent, Warburg Dillon Read did not assume any responsibility for independent verification of any of the information that Warburg Dillon Read was provided or reviewed for the purpose of its opinion and relied on that information being complete and accurate in all material respects. In addition, at Liposome's direction, Warburg Dillon Read did not make an independent evaluation or appraisal of any of the assets or liabilities, contingent or otherwise, of Liposome or Elan, and was not furnished with any evaluation or appraisal. With respect to the financial forecasts and estimates that it reviewed, Warburg Dillon Read assumed, at Liposome's direction, that they were reasonably prepared on a basis reflecting the best currently available estimates and judgements of the respective managements of Liposome and Elan as to the future financial performance of Liposome and Elan. Warburg Dillon Read's opinion is necessarily based on economic, monetary, market and other conditions existing, and information available to Warburg Dillon Read on the date of its opinion.

   Warburg Dillon Read's opinion did not address Liposome's underlying business decision to effect the transaction or constitute a recommendation to stockholders of Liposome as to how stockholders should vote with respect to the merger. At Liposome's direction, Warburg Dillon Read was not asked to, and did not, offer any opinion as to the material terms of, or the obligations under, the merger agreement or the form of the merger. Warburg Dillon Read expressed no opinion as to the value of Elan ADSs when issued in the merger or the price at which Elan ADSs will trade or otherwise be transferable after the merger. In rendering its opinion, Warburg Dillon Read assumed, with Liposome's consent, that each of Liposome, Elan and Elan's wholly-owned subsidiary would comply with all material terms of the merger agreement and that the merger would be validly consummated in accordance with its terms.

   In connection with rendering its opinion to Liposome's board of directors, Warburg Dillon Read performed a variety of financial analyses which are summarized below. The following summary is not a complete description of all of the analyses performed and factors considered by Warburg Dillon Read in connection with its opinion. The preparation of a fairness opinion is a complex process involving subjective judgements and is not necessarily susceptible to partial analysis or summary description. With respect to the analysis of selected publicly traded companies and the analysis of selected transactions summarized below, no company or transaction used as a comparison is either identical or directly comparable to Liposome, Elan or the merger. These analyses necessarily involve complex considerations and judgements concerning financial and operating characteristics and other factors that could affect the public trading or transaction values of the companies or transactions concerned.

   Warburg Dillon Read believes that its analyses and the summary below must be considered as a whole and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying Warburg Dillon Read's analyses and opinion. None of the analyses performed by Warburg Dillon Read was assigned a greater significance by Warburg Dillon Read than any other. Warburg Dillon Read arrived at its ultimate opinion based on the results of all the analyses undertaken by it and assessed as a whole. Warburg Dillon Read did not draw conclusions from or with regard to any one factor or method of analysis.

   The type and amount of consideration payable in the transaction was determined through negotiation between Liposome and Elan. Although Warburg Dillon Read provided financial advice to Liposome during the course of negotiations, the decision to enter into the merger agreement was solely that of Liposome's board of directors. Warburg Dillon Read's opinion and financial analyses were only one of many factors considered by Liposome's board of directors in their evaluation of the merger and should not be viewed as determinative of the views of Liposome's board of directors or management with respect to the transaction or the consideration payable in the merger.

   The following is a brief summary of the material analyses performed by Warburg Dillon Read and reviewed with Liposome's board of directors in connection with its oral opinion delivered March 4, 2000. The financial analyses summarized below include information presented in tabular format. In order to fully understand Warburg Dillon Read's financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data set forth below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Warburg Dillon Read's financial analyses.

   The estimates of future performance of Liposome and Elan provided by the respective managements of Liposome and Elan in or underlying Warburg Dillon Read's analyses were not prepared for inclusion in this proxy statement-prospectus and are not necessarily indicative of future results or values, which may be significantly more or less favorable than those estimates. In performing its analyses, Warburg Dillon Read considered industry performance, general business and economic conditions and other matters, many of which are beyond the control of Liposome and Elan. Estimates of the financial value of companies do not purport to be appraisals or necessarily reflect the prices at which companies actually may be sold.

 Transaction Terms.

   The consideration to be received in the merger by the holders of Liposome common stock is (1) 0.385 of an Elan ADS per share of Liposome common stock, and (2) one contingent value right per share of Liposome common stock.

 Analysis of Selected Comparable Companies.

   Warburg Dillon Read compared selected financial information and operating statistics for Liposome with corresponding financial information and operating statistics of the following 15 selected publicly held companies in the biotechnology and specialty pharmaceutical industries:

  --Alkermes, Inc.
  --Alza Corporation
  --Andrx Corporation
  --Anesta Corp.
  --Biovail Corporation International
  --Celgene Corporation
  --CIMA Labs Inc.
  --Dura Pharmaceuticals, Inc.
  --Elan Corporation, plc
  --Enzon, Inc.
  --Gilead Sciences, Inc.
  --ICOS Corporation
  --IDEC Pharmaceuticals Corporation
  --Noven Pharmaceuticals, Inc.
  --Penwest Pharmaceuticals Corp.

Warburg Dillon Read reviewed enterprise values, calculated as equity value, plus debt, less cash, as multiples of latest 12 months revenues, earnings before interest, taxes, depreciation and amortization, commonly known as EBITDA, and earnings before interest and taxes, commonly known as EBIT. Warburg Dillon Read reviewed share prices as multiples of estimated fiscal years 1999, 2000 and 2001 earnings per share, commonly known as EPS. Warburg Dillon Read also reviewed ratios of estimated fiscal year 2001 price-to-earnings ratios divided by estimated compound annual EPS growth rates for a five-year period ("PEG").

   All multiples were based on closing stock prices on March 3, 2000. Estimated financial data for the selected companies were based on publicly available research analysts' estimates; financial projections for Liposome were based on Liposome management estimates. This analysis indicated the following implied enterprise value and equity value multiples and PEG ratios for the selected companies and Liposome (at market value), as compared to the implied multiples for Liposome based solely on the ADS consideration payable in the transaction and the closing price of Elan ADSs, on March 3, 2000.

                                                                       Multiples for
                              Implied Multiples for Implied Multiples Liposome Implied
                               Selected Companies    for Liposome at     by the ADS
                                    (Median)             Market        Consideration
                              --------------------- ----------------- ----------------
     Enterprise Values:
     Latest 12 months
      revenues...............          7.7x                5.7x             6.2x
     Latest 12 months
      EBITDA.................         22.5x               29.5x            31.7x
     Latest 12 months EBIT...         25.3x               38.5x            41.3x
     Equity Values:
     Estimated fiscal year
      1999 EPS...............         29.3x               46.3x            49.3x
     Estimated fiscal year
      2000 EPS...............         26.3x               27.6x            29.3x
     Estimated fiscal year
      2001 EPS...............         29.1x               17.7x            18.8x
     Estimated fiscal year
      2001 PEG...............           92%                 59%              63%

   Warburg Dillon Read also compared selected financial information and operating statistics for Elan with corresponding financial information and operating statistics of the following 16 selected publicly held companies in the biotechnology and specialty pharmaceutical industries:

  --Allergan, Inc.
  --Alza Corporation
  --Andrx Corporation
  --Biovail Corporation International
  --Dura Pharmaceuticals Inc.
  --Forest Laboratories, Inc.
  --ICN Pharmaceuticals, Inc.
  --IVAX Corporation
  --Jones Pharma Incorporated
  --King Pharmaceuticals, Inc.
  --KV Pharmaceutical Company
  --Medicis Pharmaceutical Corp.
  --Mylan Laboratories Inc.
  --Shire Pharmaceuticals Group plc
  --Teva Pharmaceutical Industry Limited
  --Watson Pharmaceuticals, Inc.

Warburg Dillon Read reviewed enterprise values as multiples of latest 12 months revenues, EBITDA and EBIT, and share prices as multiples of estimated fiscal years 1999, 2000 and 2001 EPS. Warburg Dillon Read also reviewed PEG ratios based on 2001 earnings. All multiples were based on closing stock prices on March 3, 2000. Estimated financial data for the selected companies were based on publicly available research analysts' estimates and estimated financial data for Elan were based on Wall Street consensus estimates as provided by IBES (an investor service that monitors earnings estimates for publicly traded companies). This analysis indicated the following implied enterprise value and equity value multiples and PEG ratios for the selected companies and Elan:

                                        Implied Multiples for
                                         Selected Companies   Implied Multiples
                                              (Median)            for Elan
                                        --------------------- -----------------
      Enterprise Values:
      Latest 12 months revenues........          6.2x               11.2x
      Latest 12 months EBITDA..........         20.9x               31.0x
      Latest 12 months EBIT............         26.0x               36.7x
      Equity Values:
      Estimated fiscal year 1999 EPS...         40.8x               32.0x
      Estimated fiscal year 2000 EPS...         34.2x               26.3x
      Estimated fiscal year 2001 EPS...         27.9x               21.5x
      Estimated fiscal year 2001 PEG...           99%                 98%

 Analysis of Selected Precedent Transactions

   Warburg Dillon Read reviewed the purchase prices and implied transaction multiples in the following 17 selected transactions in the biotechnology and specialty pharmaceutical industries announced since November 1997:

      ACQUIROR                             TARGET
      --------                             ------
      King Pharmaceuticals, Inc.           Medco Research, Inc.
      Baxter International Inc.            North American Vaccine Inc.
      Millennium Pharmaceuticals, Inc.     LeukoSite, Inc.
      E.I. du Pont de Nemours and Company  CombiChem, Inc.
      MedImmune, Inc.                      U.S. Bioscience, Inc.
      Schering AG                          Diatide, Inc.
      Shire Pharmaceuticals Group plc      Roberts Pharmaceutical Corporation
      Biovail Corporation International    Fuisz Technologies Ltd.
      Johnson & Johnson Inc.               Centocor, Inc.
      Pharmacia & Upjohn, Inc.             SUGEN, Inc.
      Celltech Group plc                   Chiroscience Group plc
      Gilead Sciences, Inc.                NeXstar Pharmaceuticals, Inc.
      Warner-Lambert Company               Agouron Pharmaceuticals, Inc.
      Watson Pharmaceuticals, Inc.         TheraTech, Inc.
      Alza Corporation                     SEQUUS Pharmaceuticals, Inc.
      Cardinal Health, Inc.                R.P. Scherer Corporation
      Arris Pharmaceutical Corporation     Sequana Therapeutics, Inc.

Warburg Dillon Read reviewed enterprise values in the selected transactions as multiples of latest 12 months sales, EBITDA and EBIT. Warburg Dillon Read also reviewed equity values as multiples of fiscal year 1999, fiscal year 2000 and fiscal year 2001 EPS. All multiples were based on publicly available information at the time of announcement of the relevant transaction. This analysis indicated the following implied enterprise value and equity value multiples for the selected transactions, as compared to the implied multiples for Liposome based solely on the ADS consideration payable in the transaction and the closing price of Elan ADSs on March 3, 2000.

                                                          Implied Multiples of
                                                         Selected Transactions:
                                                         -----------------------
                                                          Low  Median  High
                                                         ----- ------ ------
     Enterprise Values:
     Latest 12 months sales.............................  3.4x  9.4x   39.4x
     Latest 12 months EBITDA............................ 18.2x 26.7x   90.1x
     Latest 12 months EBIT.............................. 22.1x 40.0x  139.1x
     Equity Values:
     Fiscal year 1999 EPS............................... 33.0x 48.8x  167.1x
     Fiscal year 2000 EPS............................... 25.0x 37.3x   87.1x
     Fiscal year 2001 EPS............................... 20.8x 34.9x  112.5x

                                                         Multiples for Liposome
                                                             Implied by the
                                                            ADS Consideration
                                                         ----------------------
     Enterprise Values:
     Latest 12 months sales............................    6.2x
     Latest 12 months EBITDA...........................   31.7x
     Latest 12 months EBIT.............................   41.3x
     Equity Values:
     Fiscal year 1999 EPS..............................   49.3x
     Fiscal year 2000 EPS..............................   29.3x
     Fiscal year 2001 EPS..............................   18.8x

 Discounted Cash Flow Analysis.

   Warburg Dillon Read performed a discounted cash flow analysis with respect to Liposome to estimate the present value of the unlevered, after-tax free cash flows that Liposome could generate based on Liposome management estimates. The range of estimated terminal values for Liposome was calculated by applying terminal value multiples of 20.0x to 30.0x to Liposome's projected fiscal year 2004 unlevered net income using discount rates of 20.00% to 25.00%. This analysis yielded the following implied per share equity reference range for Liposome, as compared to the equity value implied for Liposome based on the ADS consideration payable in the transaction and the closing price of Elan ADSs on March 3, 2000.

         Implied per Share Equity     Per Share Equity Value Implied for Liposome
       Reference Range for Liposome           based on ADS Consideration
       ----------------------------   -------------------------------------------
              $10.03-$15.26                             $15.28

 Pro Forma Merger Analysis.

   Warburg Dillon Read analyzed the potential pro forma effects resulting from the merger, including the impact of the merger on Elan's projected EPS for fiscal years 2000 through 2002, based on estimates of Liposome management and Wall Street consensus estimates for Elan.

   Excluding the effects of any potential synergies and assuming no contingent value right payments, the results of the pro forma merger analysis suggested that the merger could be dilutive to Elan's estimated EPS in fiscal years 2000 to 2002 after the effects of goodwill amortization. Excluding the effects of goodwill amortization, the merger could be dilutive to Elan's estimated EPS in fiscal year 2000 and accretive to Elan's estimated EPS in fiscal years 2001 and 2002.

   The actual results achieved by the combined company may vary from projected results and the variations may be material.

 Miscellaneous.

   Liposome has agreed to pay Warburg Dillon Read for its services upon completion of the merger an aggregate financial advisory fee estimated to be $5.8 million based on Liposome's stock price when the merger agreement was signed, subject to adjustment based on Liposome's stock price at closing. In addition, Liposome has agreed to reimburse Warburg Dillon Read for its reasonable expenses, including reasonable fees and disbursements of its counsel, and to indemnify Warburg Dillon Read and related parties against liabilities, including liabilities under federal securities laws, relating to, or arising out of, its engagement.

   Liposome selected Warburg Dillon Read as financial advisor in connection with the merger because Warburg Dillon Read is an internationally recognized investment banking firm with substantial experience in similar transactions. Warburg Dillon Read is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities and private placements.

   In the ordinary course of business, Warburg Dillon Read, its successors and affiliates may actively trade the securities of Liposome and Elan for their own accounts and the accounts of their customers and, accordingly, may at any time hold a long or short position in these securities.

Resales of Elan ADSs and Contingent Value Rights

   The Elan ADSs and contingent value rights you will receive pursuant to the merger agreement will have been registered under the Securities Act, allowing them to be freely traded without restriction by persons who will not be "affiliates" of Elan after the merger or who were not "affiliates" of Liposome on the date of the special meeting. All directors and certain officers and stockholders of Liposome may be deemed to have been "affiliates" of Liposome within the meaning of Rules 144 or 145 under the Securities Act. Any such person may resell the Elan ADSs and contingent value rights received by him or her in the merger only if such Elan

ADSs and contingent value rights are registered for such resale under the Securities Act or an exemption from registration under the Securities Act is available. Such persons may be permitted to effect resales under Rule 145 under the Securities Act (or Rule 144 in the case of persons who become "affiliates" of Elan) or as otherwise permitted under the Securities Act. Persons who may be deemed affiliates of Elan generally include individuals or entities that control, are controlled by or are under common control with, Elan, and may include certain officers and directors of such party as well as principal stockholders of such party. It is recommended that such persons obtain the advice of securities counsel prior to effecting any resales.

   Liposome has agreed that it will use its reasonable best efforts to cause each person who may be deemed an affiliate of Liposome to execute a written agreement providing, among other things, that such person will not sell, assign or transfer any Elan ADSs or contingent value rights received in the merger in violation of the Securities Act or the rules and regulations thereunder.

Listing of Elan ADSs, Elan Ordinary Shares and the Contingent Value Rights; Delisting and Deregistration of Liposome Shares

   It is a condition to the consummation of the merger that the Elan ADSs to be issued in the merger be authorized for listing on the New York Stock Exchange upon official notice of issuance and the Elan ordinary shares be admitted (subject to allotment) to the Official Lists of the Irish Stock Exchange and the London Stock Exchange. In addition, the contingent value rights agreement will provide that Elan will use its reasonable best efforts to obtain approval for quotation of the contingent value rights on the Nasdaq National Market or for listing on the American Stock Exchange.

   Upon consummation of the merger, the Liposome common stock will no longer be quoted on the Nasdaq National Market and will be deregistered under the Exchange Act.

Appraisal Rights

   You are entitled to appraisal rights under Section 262 of the Delaware General Corporation Law. This means that, instead of accepting the consideration to be issued in the merger for your shares of Liposome common stock, you may demand the fair value of your Liposome shares as determined by a Delaware court. However, to do so, you must comply with the conditions established by Section 262, which are complex.

   The following discussion is only a summary of those conditions. If you are considering exercising appraisal rights, you should also read the copy of
Section 262, which is attached as Annex E to this prospectus-proxy statement. If you fail to comply with the conditions described below or in Section 262, you may lose your appraisal rights.

   Here are some of the requirements for preserving and exercising appraisal rights:

  . You must own the shares of Liposome common stock for which you demand appraisal on the date you deliver the demand for appraisal described below.

  . You must continue to own those shares through the closing of the acquisition of Liposome by Elan.

  . Before the vote is taken at the special meeting, you must deliver a properly executed written demand for appraisal of your shares to Liposome. The demand will be sufficient if you sign it and it reasonably informs Liposome of your identity and your intent to demand an appraisal of your shares. Any written demands should be sent to:

                           The Liposome Company, Inc.
                             One Research Way
                             Princeton Forrestal Center
                             Princeton, New Jersey 08540-6619
                             Attention: Secretary

  . You must NOT have voted in favor of the proposed merger, either in person, by proxy or by written consent. You can meet this requirement either by not voting or by voting against the merger.

   Important: You must separately comply with each of the last two requirements listed above. Under Delaware law, not voting in favor of the proposed transaction or voting against it is not considered a written demand for appraisal of your shares.

  . You must file a petition for appraisal of your shares in the Delaware Court of Chancery, as more fully described below, within 120 days after the closing of the merger.

  . Within 20 days after you file your petition with the Delaware Court of Chancery, you must send a copy of it to Liposome. Send it to the same address to which your written demand is sent (see the third bullet point in this section).

  . You must satisfy the other conditions described more fully below and in Annex E.

   Availability of Information About Other Dissenting Stockholders. Within 120 days after the closing of the proposed merger, if you have complied with the conditions for appraisal of your shares, you may request in writing, and Liposome will send you, a statement of the number of Liposome's shares not voted in favor of the transaction, the number of shares for which Liposome has received a written demand for appraisal and the number of stockholders who own those shares. Liposome is required to mail this statement to you within 10 days after receiving your request or within 10 days after the special meeting, whichever is later. You should send any such request to the same address to which your written demand is sent (see the third bullet point in this section).

   What You Would Receive by Exercising Appraisal Rights. If you intend to demand an appraisal of your Liposome shares, keep in mind that the fair value of your shares as determined under Delaware law could be more than, the same as or less than the value of the cash and Elan ADSs and contingent value rights you would receive if you did not demand an appraisal of your shares. Section 262 requires the fair value of your Liposome common shares to be determined exclusive of any element of value arising from the accomplishment or expectation of the merger. A discussion of the other factors considered by the Delaware Court of Chancery in appraising your shares is beyond the scope of this summary.

   Expenses of the Appraisal Proceeding. The cost of the appraisal proceeding may be determined by the court and allocated among the parties to the proceeding as the court deems equitable. Also, on application by a dissenting stockholder, the court may order that all or a portion of the expenses incurred in the appraisal proceeding by all dissenting stockholders be charged pro rata against the value of all shares of stock entitled to appraisal.

   Termination of Rights as a Stockholder. If you properly demand appraisal of your shares, you will lose your right to vote those shares on any matter or to receive payment of dividends or other distributions on such shares.

   Withdrawal of a Demand for Appraisal. You may withdraw a demand for appraisal, and accept the consideration received by other stockholders of Liposome, at any time within 60 days after the closing of the merger. After this 60-day period has passed, you may not withdraw your demand for appraisal unless Liposome consents to the withdrawal. If you take all the other actions required to exercise your appraisal rights but fail to file a petition in the Delaware Court of Chancery within 120 days after the transaction closes, you will lose your appraisal rights. However, you will then be entitled to receive consideration equivalent in value to that received by the other stockholders of Liposome receive in the transaction.

   The failure to take any step required to preserve or exercise appraisal rights may result in the loss of those rights. In view of the complexity of exercising appraisal rights under Delaware law, stockholders who are considering exercising such rights should consult with their legal advisors.

Governmental and Regulatory Matters

   U.S. Antitrust. Under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended (the "HSR Act"), and the rules promulgated thereunder, certain acquisition transactions, including the merger, may not be consummated until certain information has been furnished to the Justice Department and the Federal Trade Commission (the "FTC") and certain waiting period requirements thereunder have been satisfied. Elan and Liposome completed the filing of the required information and material with the Justice Department and the FTC with respect to the merger agreement on March 20, 2000. On March 28, 2000, early termination of the applicable waiting period under the HSR Act was received without the FTC or Justice Department taking any action. No additional filings or waiting periods are applicable with respect to the merger pursuant to the HSR Act and the rules promulgated thereunder.

   At any time before or after the effective time, the Justice Department or the FTC or a private person or entity could seek under the antitrust laws, among other things, to enjoin the merger or to cause Elan to divest itself, in whole or in part, of Liposome or of other businesses conducted by Elan. There can be no assurance that a challenge to the merger will not be made or that, if such a challenge is made, Elan and Liposome will prevail. The obligations of Elan and Liposome to consummate the merger are subject to the condition that there be no preliminary or permanent injunction or other order by any court or governmental or regulatory authority of competent jurisdiction prohibiting consummation of the merger.

   Irish Antitrust. Certain transactions, including the merger, may not be consummated until, pursuant to the Irish Mergers Act, a notification has been made to the Minister for Enterprise, Trade and Employment, such further information (if any) as may be required has been furnished and either the Minister has issued a clearance for the proposed transaction or a prescribed period following notification has expired without the Minister having prohibited the proposed transaction. The prescribed period consists of the three months following the date of notification or, where the Minister requests further information, the date of receipt of such information. Elan and Liposome gave notification of the merger to the Minister on March 16, 2000, and requested that the Minister issue a clearance. On April 4, 2000, the Minister issued a clearance for the proposed transaction.

   Environmental Regulation. The obligation of Elan to complete the merger is subject to either the receipt from the New Jersey Department of Environmental Protection of a declaration of non-applicability of the New Jersey Industrial Site Recovery Act ("ISRA"), or compliance with ISRA. Elan and Liposome initiated the application process with New Jersey on March 10, 2000. The obligation of Elan to complete the merger is also subject to the approval by Elan of Liposome's environmental disclosure document required to be provided to Elan by the Indiana Responsible Property Transfer Law. Liposome intends to provide the document to Elan prior to the merger and to file and record it with the appropriate governmental authority immediately following the merger.

   Elan and Liposome are not aware of any material governmental or regulatory approvals required to be obtained in order to consummate the merger, other than compliance with the HSR Act, the Irish Mergers Act, the state environmental regulations described above and applicable federal and state securities and corporate laws.

Accounting Treatment

   The merger will be accounted for by Elan under the "purchase" method of accounting in accordance with U.S. GAAP. Therefore, the aggregate consideration paid by Elan in connection with the merger will be allocated to Liposome's assets and liabilities based on their estimated fair values, with any excess being treated as goodwill. Any allocation relating to in-process research and development will be written off at the time of the merger. The assets and liabilities and results of operations of Liposome will be consolidated into the assets and liabilities and results of operations of Elan subsequent to the effective time.

                              THE MERGER AGREEMENT

   The following description of the material provisions of the merger agreement is only a summary and does not purport to be complete. This description is qualified in its entirety by reference to the merger agreement, a copy of which is attached as Annex A and is incorporated in this prospectus-proxy statement by reference. We urge you to carefully read the merger agreement in its entirety.

What Liposome Stockholders Will Receive in the Merger

   In the merger, holders of Liposome common stock will receive, for each share they own, 0.385 of an Elan ADS and one contingent value right.

   If the average price of Elan ADSs in the ten consecutive trading days ending two trading days before the special meeting falls below $31.74 and falls more than 20% compared to the S&P Pharmaceuticals Index (ticker symbol "SPPRMC"), Liposome may terminate the merger agreement unless Elan notifies Liposome that it is increasing the exchange ratio by an amount such that Liposome would not have the right to terminate under these criteria.

   See "Contingent Value Rights" for a description of the contingent value rights.

   Liposome stockholders who properly exercise appraisal rights will not be entitled to receive Elan ADSs or contingent value rights in the merger unless they withdraw or lose their appraisal rights. See "The Merger--Appraisal Rights."

Form of the Merger

   Subject to the terms and conditions of the merger agreement and in accordance with Delaware law, at the effective time of the merger, a wholly-owned subsidiary of Elan will merge with and into Liposome. Liposome will survive the merger as a wholly-owned subsidiary of Elan. Alternatively, if necessary so that tax counsel could deliver the opinions described under "Material U.S. Federal Income and Irish Tax Consequences", Liposome would merge with and into Elan's wholly-owned subsidiary, and the subsidiary would survive the merger as a wholly-owned subsidiary of Elan.

Effective Time of the Merger

   The merger will become effective upon the filing of a certificate of merger with the Secretary of State of the State of Delaware or such later time as is agreed upon by Liposome and Elan and specified in the certificate of merger. The filing of the certificate of merger will occur as soon as practicable, but no later than one business day after satisfaction or waiver of the conditions to the completion of the merger described in the merger agreement unless another date is agreed to by Liposome and Elan.

Liposome Stock Options

   The merger agreement provides that, as of the closing of the merger, each outstanding Liposome stock option, whether or not exercisable and whether or not vested, shall be converted into an option to purchase Elan ADSs and contingent value rights. Each option so converted shall be exercisable upon the same terms and conditions as under the applicable Liposome stock option. Each option shall be exercisable for (1) that number of Elan ADSs (rounded to the nearest whole share) equal to the number of Liposome shares subject to the option multiplied by the exchange ratio of 0.385, and (2) that number of contingent value rights equal to the number of Liposome shares subject to the option. The total exercise price of the option shall not change, but the option price per Elan ADS and contingent value rights shall be an amount equal to the option price per Liposome share subject to the option immediately prior to the closing, divided by the exchange ratio of 0.385 (the option price, as so determined, being rounded to the nearest whole cent). If any cash payments are made with respect to the contingent value rights prior to the exercise of an option, the exercise price of the option shall be reduced by the amount of cash which would have been payable to the option holder had such holder exercised the option immediately prior to the record date for such payment. In any event, the merger agreement provides that the status of any incentive stock options will be preserved, unless the optionholder elects otherwise.

Representations and Warranties

   The merger agreement contains customary representations and warranties.

No Solicitation

   The merger agreement provides that Liposome shall not, and shall use its reasonable best efforts to ensure that its representatives do not, solicit, encourage or facilitate a third party acquisition proposal, negotiate a third party acquisition proposal or provide non-public information to a third party making an acquisition proposal. Liposome may, however, furnish information to and negotiate with a third party prior to the vote of Liposome's stockholders on the merger at the special meeting if Liposome's board of directors determines that the proposal is superior to the merger, enters into a customary confidentiality agreement with the third party and gives Elan three business days' notice of its decision to take such actions.

   The Liposome board is required to recommend that stockholders vote to approve the merger unless this recommendation would be inconsistent with the fiduciary duties of the board.

Conduct of the Business Pending the Merger

   The merger agreement requires each party to operate its business in the ordinary course pending the closing of the merger.

Indemnification

   For six years following the merger, Elan agrees to indemnify present and former directors and officers of Liposome and its subsidiaries against claims arising out of matters prior to the merger, to the fullest extent permitted by law, including by advancing expenses.

   Elan also agreed to maintain, for six years following the merger, Liposome's directors' and officers' liability insurance policy to the extent that it provides coverage for events occurring prior to the merger. Elan would not be required to spend more than 200% of the current annual premium in any year.

Employee Benefits

   For one year following the merger, Elan will provide Liposome employees and officers with benefits which are not substantially less favorable on an overall basis than the benefits currently provided to the Liposome employees, and thereafter will provide employees with benefits comparable to those provided to similarly-situated employees of Elan. Following the merger, Elan shall grant Liposome employees with credit for service with Liposome prior to the merger, except to the extent that this would result in duplication of accrual. Elan also agreed that, with respect to medical or dental benefit plans, (i) Elan shall waive any pre-existing condition exclusion and actively-at-work requirements (to the extent such exclusion or requirement would not have applied under the applicable Liposome employee plan) and (ii) that any covered expenses incurred on or before the merger by a Liposome employee or covered dependents shall be taken into account for purposes of satisfying applicable deductible, coinsurance and maximum out-of-pocket provisions after the merger to the same extent as such expenses will be taken into account if incurred by similarly situated employees of Elan.

Conditions to the Completion of the Merger

   The obligations of Elan and Liposome to effect the merger are subject to a number of conditions, including the following:

  .  adoption of the merger agreement by Liposome stockholders;

  . the receipt of regulatory approvals, the absence of legal restraints and the receipt of third party consents;

  . the accuracy of the representations made by the other party in the merger agreement and the performance of the covenants made by the other party in the merger agreement;

  . receipt of an opinion of counsel to the effect that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986. See "Material U.S. Federal Income and Irish Tax Consequences"; and

  .  the absence of a material adverse change in the other party.

   Elan's obligations are also conditioned on:

  .  receipt of specified environmental approvals; and

  . holders of less than 10% of the Liposome shares exercising dissenters rights.

Termination of the Merger Agreement

  1.  Elan and Liposome can jointly agree to terminate the merger agreement.

  2.  Elan or Liposome can terminate the merger agreement if:

    .  the merger has not been completed by September 30, 2000;

    . Liposome stockholders do not adopt the merger agreement at the special meeting;

    . a court order prohibiting the merger becomes final and nonappealable; or

    . the other party breaches any of its representations, warranties, covenants or agreements under the merger agreement that results in a failure of specified conditions to the merger and has not cured the breach within 30 days after receipt of notice of such breach.

  3.  Liposome can terminate the merger agreement:

    . in response to an unsolicited proposal to acquire Liposome on terms that the Liposome board of directors determines to be more favorable to Liposome than the merger, but only if it has given Elan five days' notice of the terms of the other proposal and has paid the required termination fee; or

    . if the average price of Elan ADSs in the 10 consecutive trading days ending two trading days before the special meeting falls below $31.74 and falls more than 20% compared to the S&P Pharmaceuticals Index, unless Elan notifies Liposome that it is increasing the exchange ratio so that Liposome would not have the right to terminate under these criteria.

  4. Elan can terminate the merger agreement if Liposome withdraws, modifies or changes its approval or recommendation of the merger, recommends an alternative transaction or discloses non-public information to or negotiates with a third party with respect to any proposal to acquire Liposome.

Termination Fees

   Liposome must pay Elan a termination fee of $22 million if:

  . (a) a third party makes a takeover proposal, (b) the merger agreement is terminated because the stockholders of Liposome do not approve the merger or because the merger has not been closed by September 30, 2000 and (c) within 12 months of the termination, Liposome enters into an acquisition agreement or consummates a takeover proposal;

  . (a) a third party makes a takeover proposal and (b) Elan terminates the merger agreement due to a change in Liposome's recommendation of the merger or because Liposome recommends another transaction, as described in paragraph 4 above; or

  . Liposome terminates the merger agreement in response to an unsolicited superior proposal, as described in paragraph 3 above.

   Liposome must reimburse Elan for its expenses in connection with the merger, up to $3 million, if the foregoing fee is not payable and:

  . Liposome stockholders do not adopt the merger agreement at the special meeting; or

  .  the merger agreement is terminated due to Liposome's breach.

                            CONTINGENT VALUE RIGHTS

   The following description of the contingent value rights agreement is only a summary and does not purport to be complete. This description is qualified in its entirety by reference to the form of contingent value rights agreement, a copy of which is attached as Annex B and is incorporated in this prospectus-proxy statement by reference. We urge you to carefully read the form of contingent value rights agreement in its entirety.

   In the merger, holders of Liposome common stock will receive, for each share they own, 0.385 of an Elan ADS and one contingent value right. The contingent value rights will be governed by the contingent value rights agreement. See "The Merger Agreement" for a description of the merger agreement.

   Based on the number of Liposome shares, warrants and options outstanding on March 29, 2000, the maximum payment on the contingent value rights would be $2.16 per Liposome share. The actual amount payable per contingent value right will depend on the number of Liposome shares, warrants and options outstanding at the closing of the merger, which may be different from the number outstanding on March 29, 2000. If the number of shares is larger, the amount payable per contingent value right will be smaller.

Payments on the Contingent Value Rights

   The holders of contingent value rights will be entitled to receive milestone payments from Elan of as much as $98.0 million or as little as zero. Unless the contingent value rights have already been terminated as described below, holders will be entitled to cash payments in the following circumstances:

     (1) on and after the date that is on or before March 31, 2001, that Elan has received approval to market Evacet(TM) in the EU and has received pricing licenses in Germany and the United Kingdom, a total payment of $54.0 million, less all costs of Elan and its subsidiaries incurred in order to comply with any request by the EU on or prior to the date of the EU approval that it be provided with additional information prior to the issuance of EU approval, and in obtaining the required pricing licenses;

     (2) on and after the date that Elan has revenue from sales of Evacet(TM) of at least $10.5 million in the EU and Canada in any quarter ended not later than December 31, 2002, a total payment of $44.0 million, less the amount of all license payments described below;

     (3) on and after any date that Elan licenses Evacet(TM) marketing rights in specified EU countries, a payment equal to 50% of any up-front or deferred fees (to the extent not based on revenue or other contingencies) actually received by Elan in connection with such license; and

     (4) on and after the date that Elan sells all or substantially all of its rights to Evacet(TM) in the EU and Canada, a payment equal to (i) if the approval milestone has occurred, 50% of all amounts greater than $54.0 million actually received by Elan, or (ii) if the approval milestone has not occurred, 50% of all amounts received by Elan, in each case up to a maximum total amount payable to the holders of $44.0 million.

   Payments on the contingent value rights are subject to the satisfaction of a number of conditions within specified time frames. If none of the conditions is met, holders of contingent value rights will receive no payments. See "Risk Factors--Risks Relating to the Merger."

Termination

   The contingent value rights agreement will terminate on the earliest to occur of the following events:

     (1) a determination by the Committee for Proprietary Medicinal Products or by the European Agency for the Evaluation of Medicinal Products not to consider, recommend for approval or approve Evacet for a marketing authorization in the EU, which Elan in its sole discretion determines not to appeal, or the occurrence of any other event which would make the EU approval incapable of being granted;

     (2) issuance by the European Commission, the EMEA, the CPMP or any other multinational or national regulatory body of any adverse findings resulting from ongoing pharmacovigilance or other regulatory monitoring of Evacet that, individually or in the aggregate, in the reasonable judgment of Elan consistent with pharmaceutical industry practice, would materially and adversely affect the marketing, sale or licensing of Evacet such that Elan withdraws Evacet from the market; or

      (3) March 31, 2003.

   These termination events could occur prior to the payment of any amounts on the contingent value rights. See "Risk Factors--Risks Relating to the Merger."

Listing of the Contingent Value Rights

   Elan will use its reasonable best efforts to obtain and maintain, at Elan's expense, approval of the contingent value rights for quotation on the Nasdaq National Market or for listing on the American Stock Exchange.

                              THE VOTING AGREEMENT

   As a condition to the willingness of Elan to enter into the merger agreement, Mr. Kenneth B. Dart, a principal Liposome stockholder (the "Stockholder"), entered into the voting agreement with Elan. The following description of the material provisions of the voting agreement is only a summary and does not purport to be complete. This description is qualified in its entirety by reference to the voting agreement, a copy of which is attached hereto as Annex C and is incorporated in this prospectus-proxy statement by reference. We urge you to carefully read the voting agreement in its entirety.

Voting of Shares; Proxy

   Pursuant to the voting agreement, the Stockholder agreed with Elan to cause the shares of Liposome common stock owned by him to be voted at any meeting of Liposome stockholders or in any consent in lieu of such a meeting in favor of the merger agreement and the transactions contemplated thereby, so long as the merger agreement has not been amended to adversely affect the Stockholder in any material respect without his consent. The Stockholder's obligation to vote his shares of Liposome common stock in favor of the merger will terminate on the earliest of:

  .  the closing of the merger;

  .  the termination of the merger agreement in accordance with its terms;
     and

  . the termination of the voting agreement by the written agreement of the parties.

Certain Representations and Warranties

   The voting agreement contains customary representations and warranties of the Stockholder and Elan.

Covenants of the Stockholder

   The Stockholder has agreed pursuant to the voting agreement that he:

  .  will not dispose of or encumber his shares of Liposome common stock;

  . will not solicit or initiate any inquiries or the making of any proposal with respect to any acquisition transaction; and

  . will immediately cease and cause to be terminated all existing discussions or negotiations conducted prior to the date of the voting agreement with respect to the foregoing.

   The voting agreement covers an aggregate of 8,945,846 Liposome Shares, representing approximately 22.5% of the Liposome Shares outstanding as of March 29, 2000.

            MATERIAL U.S. FEDERAL INCOME AND IRISH TAX CONSEQUENCES

General

   The following discussion of the material U.S. federal income tax and Irish tax consequences of the merger and of the ownership of Elan ADSs and contingent value rights is included for general information purposes only and does not purport to be a complete description of all potential tax consequences affecting the decision whether to vote to approve the merger. The discussion and the opinions described below apply only to U.S. Holders who hold shares of Liposome common stock as "capital assets". The following discussion does not address the effect of applicable state, local or foreign (other than Irish) tax laws.


   A "U.S. Holder" means a holder of shares of Liposome common stock who is (i) a citizen or resident of the U.S., (ii) a corporation or other entity taxable as a corporation created in or organized under the laws of the U.S. or any political subdivision thereof, (iii) an estate the income of which is subject to U.S. federal income tax regardless of its source or (iv) in general, a trust if a U.S. court can exercise primary supervision over the administration of such trust, and one or more U.S. persons have the authority to control all of the substantial decisions of such trust. A "non-U.S. Holder" means a holder of shares of Liposome common stock who is not a "U.S. Holder."

   U.S. Holders of Elan ADSs are treated as owners of the ordinary shares underlying such ADSs for purposes of (i) the Internal Revenue Code of 1986, as amended (the "Code"), (ii) the U.S.-Ireland double taxation conventions relating to income and gains (the "Income Tax Convention"), and (iii) the following discussion relating to material U.S. federal income tax consequences.

Material U.S. Federal Income Tax Consequences

   This summary of material U.S. federal income tax consequences and the opinions of counsel described below are based on the Code, Treasury regulations, administrative rulings and practice and judicial precedent, in effect at the date of this prospectus-proxy statement, all of which are subject to change. Any such change, which may or may not be retroactive, could alter the tax consequences discussed herein. No rulings have been or are expected to be sought from the Internal Revenue Service concerning the tax consequences of the merger, and the opinions of counsel described below and this tax discussion as to the material U.S. federal income tax consequences of the merger will not be binding on the Internal Revenue Service or any court. This discussion and the opinions of counsel described below rely on assumptions, including assumptions regarding the absence of changes in existing facts and the completion of the merger in accordance with this prospectus-proxy statement and the merger agreement. This discussion and the opinions of counsel described below are also based on certain representations made by Elan and Liposome. If any of these representations is inaccurate, the tax consequences of the merger could differ from those described herein.

   The discussion and the opinions of counsel described below do not address any potential tax effects to non-U.S. Holders nor do they address all potential tax effects that may be relevant to U.S. Holders subject to special U.S. federal income tax treatment, including:

  . persons who own (actually or constructively) 5% or more of either the total voting power or total value of all capital stock of Elan immediately before or immediately after the merger;

  .  persons subject to the alternative minimum tax;

  . persons who hold shares of Liposome common stock through partnerships or other pass-through entities;

  . persons who hold their shares as part of a hedge, straddle or conversion transaction;

  .  persons whose functional currency is not the U.S. dollar;

  .  insurance companies,

  .  financial institutions;

  .  dealers in securities;

  .  traders that mark the market;

  .  tax-exempt organizations;

  .  retirement plans; and

  . persons who acquired their shares of Liposome common stock pursuant to the exercise of employee stock options or otherwise as compensation.

   The opinions of counsel described below and this tax discussion do not purport to contain a complete analysis or discussion of all potential tax effects relevant to the merger or the ownership of Elan ADSs and contingent value rights. Thus, Liposome stockholders are urged to consult their own tax advisors as to the specific tax consequences to them of the merger and the ownership of Elan ADSs and contingent value rights, including tax return reporting requirements, the applicability and effect of federal, state, local, foreign and other applicable tax laws and the effect of any proposed changes in the tax laws. Stockholders that are not U.S. Holders and who hold or have held, actually or constructively, 5% of the outstanding capital stock of Liposome, should consult their tax advisor regarding, among other things, the consequences of the merger under the Foreign Investment In Real Property Tax Act, including any reporting requirements that may apply. Liposome stockholders that are U.S. Holders and who own, actually or constructively, 5% or more of the total voting power or total value of all capital stock of Elan immediately after the merger should consult their tax advisor regarding, among other things, the advisability of entering into a gain recognition agreement as provided in Treasury Regulation Section 1.367(a)-3(c).

   General U.S. Federal Income Tax Consequences of the Merger. The obligation of each of Elan and Liposome to consummate the merger is conditioned on its receipt of an opinion from its counsel, Cahill Gordon & Reindel and Dewey Ballantine LLP, respectively, to the effect that the merger will be treated for U.S. federal income tax purposes as a reorganization within the meaning of
Section 368(a) of the Code; and that no gain or loss will be recognized by a Liposome stockholder on the conversion of shares of Liposome common stock into Elan ADSs and contingent value rights pursuant to the merger (except with respect to the contingent value rights and any cash received in lieu of a fractional share); provided that (i) Liposome complies with the reporting requirements contained in Treasury Regulation Section 1.367(a)-3(c)(6) (requiring Liposome to file with its tax return for the year in which the merger occurs a statement that, among other things, describes the merger, provides information concerning the amount of Elan ADSs received by Liposome stockholders in the merger, and contains certain statements regarding the nature of Elan's business and the ownership of Elan stock), and (ii) the Liposome stockholder owns (including beneficial, indirect and constructive ownership) less than 5% of the total voting power and total value of Elan's outstanding stock immediately after the merger. The opinions of Cahill Gordon & Reindel and Dewey Ballantine LLP will be based on certain facts, representations and assumptions that counsel reasonably deem relevant (including certain representations regarding the ownership of Elan Stock). Assuming the accuracy of the opinions of counsel described above, and subject to the discussion below regarding the contingent value rights, the following additional U.S. federal income tax consequences would arise:

     (i) The tax basis of the Elan ADSs received by a Liposome stockholder in the merger will be equal to the tax basis of the shares of Liposome common stock exchanged therefor, reduced by any amount of basis allocable to fractional Elan ADSs for which cash is received, and the fair market value of the contingent value rights, and increased by the amount of any gain recognized by the Liposome stockholder as a result of the merger;

     (ii) The holding period of the Elan ADSs received by a Liposome stockholder in the merger will include the holding period of the shares of Liposome common stock exchanged therefor; and

     (iii) The receipt of cash in lieu of a fractional Elan ADS by a Liposome stockholder pursuant to the merger generally will result in taxable capital gain or loss to such stockholder based on the difference between the amount of cash received by such stockholder and such stockholder's basis in such fractional Elan ADS.

   Contingent Value Rights. The receipt of contingent value rights by a Liposome stockholder pursuant to the merger will result in taxable gain (but not loss) to such stockholder equal to the excess, if any, of (x) the fair market value of the Elan ADSs received or treated as received and the contingent value rights received by such stockholder over (y) such stockholder's basis in the Liposome shares exchanged therefor, but not in excess of the fair market value of those contingent value rights. Any such gain will be treated as capital gain, unless the exchange has the effect of a distribution of a dividend with respect to the Liposome stockholder, in which case the amount of gain recognized that is not in excess of the stockholder's ratable share of accumulated earnings and profits will be treated as a dividend. The exchange will not have the effect of the distribution of a dividend if one of the tests of Section 302(b) of the Code is met. Under one of the Section 302(b) tests, as interpreted by the relevant judicial and administrative authorities, in the present case the distribution generally will be considered not to have the effect of a dividend if the Elan ADSs owned by a Liposome stockholder after the merger represent a minimal interest in Elan and the stockholder does not otherwise exercise any control over the affairs of Elan. Under this test, most stockholders of Liposome likely will have their gain treated as a capital gain.

   A Liposome stockholder's initial tax basis in the contingent value rights received in the merger will be equal to the fair market value of the contingent value rights at the time they are issued to the stockholder. The stockholder's holding period for the contingent value rights will begin on the day following the merger.

   Amounts received by a Liposome stockholder in respect of the contingent value rights generally will result in taxable income, gain or loss (the character and timing of which, as well as the method for recovering the stockholder's tax basis, are uncertain, although if payments are made by Elan with respect to the contingent value rights more than one year after their issuance, a portion of those payments generally will be treated as interest). It is not anticipated that the contingent value rights will be treated as indebtedness for U.S. federal income tax purposes because payment in respect of the contingent value rights is wholly contingent and the contingent value rights do not provide for fixed principal or interest. If, however, the contingent value rights were considered to be indebtedness, they would be treated as contingent payment debt instruments and a portion of any cash payments received with respect to the contingent value rights generally would be treated as interest income. Such interest income could be taxable to stockholders in advance of the actual cash payment. In addition, if the contingent value rights were considered to be indebtedness, gain recognized from the sale, exchange or retirement of the contingent value rights generally would be treated as interest income (rather than as capital gain) and all or a portion of any loss recognized may be treated as an ordinary loss (rather than a capital loss).

   The U.S. federal income tax treatment of the contingent value rights is unclear and each Liposome stockholder is urged to consult his or her own tax advisor concerning the taxation of the contingent value rights, including with respect to their receipt, ownership and disposition of the contingent value rights.

   Taxation of Dividends. Dividends paid by Elan, if any, generally will not qualify for the dividends-received deduction otherwise generally available to corporate shareholders. Because more than 50% of Elan's stock may be owned by U.S. persons, a portion of any dividends received by a U.S. holder of Elan ADSs may be treated as U.S. source dividend income for purposes of calculating such holder's U.S. foreign tax credit.

   U.S. Backup Withholding and Information Reporting. A holder of Elan ADSs may, under certain circumstances, be subject to certain information reporting requirements and backup withholding tax at the rate of 31% with respect to dividends paid on the Elan ADSs, or the proceeds of sale of the Elan ADSs, unless such holder (i) is a corporation or comes within certain other exempt categories, and when required, demonstrates this fact or (ii) provides a correct taxpayer identification number ("T.I.N."), certifies that such holder is not subject to backup withholding and otherwise complies with applicable requirements of the backup withholding rules. A holder of Elan ADSs who does not provide a correct T.I.N. may be subject to penalties imposed by the U.S. Internal Revenue Service. Any amount withheld under the backup withholding rules generally will be creditable against the holder's U.S. federal income tax liability.

Material Irish Tax Consequences

   The following discussion is intended only as a general guide to the position under Irish tax law and will not apply to certain classes of investors, such as dealers or Liposome stockholders resident or ordinary resident or domiciled in Ireland or doing business in Ireland. If you are in any doubt as to your tax position, you should consult with your tax advisor.

   Irish Taxation of Elan. Elan is a public limited company incorporated, and resident for tax purposes, in Ireland. Under current Irish legislation, Elan is regarded as resident for tax purposes in Ireland because it is centrally managed and controlled in Ireland.

   The Taxes Consolidation Act of 1997 provides that a company which is resident in Ireland and which is not resident elsewhere shall be entitled to have any income from a qualifying patent disregarded for taxation purposes. The legislation does not provide a termination date for this relief. A qualifying patent means a patent in relation to which the research, planning, processing, experimenting, testing, devising, designing, developing or similar activities leading to the invention which is the subject of the patent, were carried out in Ireland. Income from a qualifying patent means any royalty or other sum paid in respect of the use of the invention to which the qualifying patent relates, including any sum paid for the grant of a license to exercise rights under such patent, where that royalty or other sum is paid, for the purpose of activities which would be regarded under Irish law as the manufacture of goods, or by a person who is not connected with Elan. Accordingly, Elan's income from such qualifying patents is disregarded for taxation purposes in Ireland. Any Irish manufacturing income of Elan and its subsidiaries is taxable at the rate of 10% in Ireland until December 31, 2010. Any income of Elan which does not qualify for the patent exemption or the 10% rate of tax will be taxable if income from trading activities at 24% (which is reducing annually to 12.5% from January 1, 2003), and if income from investments at 25%.

   Irish Taxation of Capital Gains. A person who is neither resident nor ordinarily resident in Ireland and who does not carry on a trade in Ireland through a branch or agency will not be subject to Irish capital gains tax on the disposal of Elan ADSs, Elan ordinary shares or the contingent value rights, provided the Elan ADSs, Elan ordinary shares or the contingent value rights, as the case may be, are either quoted on a stock exchange or do not derive the greater part of their value from Irish land or mineral rights.

   Taxation of U.S. Holders on Merger Consideration. U.S. Holders who are neither resident nor ordinarily resident in Ireland nor carrying on a trade in Ireland through a branch or agency will not be subject to Irish tax on income or gains arising from the receipt of consideration payable under the terms of the merger or any contingent payments received pursuant to the contingent value rights and no withholding tax will apply to any such payment.

   Irish Taxation of Dividends. Unless exempted, all dividends paid by Elan are subject to Irish withholding tax ("DWT") at the rate of 22%. An individual shareholder resident in a country with which Ireland has a double tax treaty or in a member state of the European Union (together a "Relevant Territory") will be exempt from DWT provided he or she makes the requisite declaration. Corporate shareholders that are not resident in Ireland and are ultimately controlled by residents of a Relevant Territory, and corporate shareholders the principal class of shares of which, or of a 75% parent, are traded on a stock exchange in a Relevant Territory will be exempt from DWT provided the appropriate declaration is made. Corporate shareholders residing in a Relevant Territory not controlled by Irish residents and corporate shareholders wholly-owned by two or more companies the shares of each of which are traded on a stock exchange in a Relevant Territory will also be exempt from DWT provided the appropriate declaration is made. Holders of Elan ADSs will automatically be exempt from DWT if their address on the register of depository shares maintained by the depository is in the U.S. Where such a withholding is made it will satisfy the liability to Irish tax of the shareholder except in certain circumstances where an individual shareholder may have an additional liability. A charge to Irish social security taxes and other levies can arise for individuals. However, under the Social Welfare agreement between Ireland and the U.S., an individual who is liable for U.S. Social Security contributions can normally claim an exemption from these taxes and levies.

   Irish Stamp Duty. Under current Irish legislation, no stamp duty will be payable upon the acquisition of Elan ADSs by persons acquiring such Elan ADSs upon consummation of the merger, or upon any subsequent transfer of the Elan ADSs. A transfer of Elan ordinary shares whether on sale, in contemplation of a sale or by way of gift, will attract duty at the rate of 1% on the consideration given, or where the purchase price is inadequate or unascertainable, on the market value of the shares. Transfers of Elan ordinary shares which are not liable to duty at the rate of 1% may attract a fixed duty of 10 Irish pounds unless the transfer is by way of security in which event there is a potential maximum charge of 500 Irish pounds.

   No Irish stamp duty will be payable on any document transferring or agreeing to transfer contingent value rights on the basis that the contingent value rights are issued under the seal of Elan outside Ireland, the contingent value rights register is at all times maintained outside Ireland, the contingent value rights are primarily enforceable outside Ireland, and neither the contingent value rights certificate nor the contingent value rights agreement will be located in Ireland at the date of transfer of, or agreement to transfer, the contingent value rights.

   Irish Capital Acquisitions Tax. A gift or inheritance of Elan ADSs or Elan ordinary shares will be within the charge to Irish capital acquisitions tax. Capital acquisitions tax is charged at a rate of 20% above a tax-free threshold. The tax-free threshold is determined by the amount of the current benefit and of previous benefits within the charge to capital acquisitions tax received since December 2, 1998 and the relationship between the donor and the successor or donee. Gifts and inheritances between spouses are not subject to capital acquisitions tax. There is also a probate tax which is charged at 2% on the value of the estate of deceased persons which exceed a specified threshold. To the extent that they pass under a will or on intestacy, Elan ADSs and Elan ordinary shares would be within the charge to this tax.

   In a case where Elan ADSs or Elan ordinary shares are subject to both Irish capital acquisitions tax with respect to an inheritance and U.S. federal estate tax, the Estate Tax Convention generally provides for Irish capital acquisitions tax paid on inheritances in Ireland to be credited against tax payable in the U.S. and for tax paid in the United States to be credited against tax payable in Ireland, based on priority rules set forth in the Estate Tax Convention. The Estate Tax Convention does not apply to Irish capital acquisitions tax paid on gifts.

   The foregoing summary of material U.S. and Irish tax consequences is based on the Income Tax Convention, Estate Tax Convention, U.S. law, Irish law, and regulations, administrative rulings and practices of the U.S. and Ireland, all as they exist as of the date of this prospectus-proxy statement. This summary does not discuss all aspects that may be relevant to Liposome stockholders in light of their particular circumstances. Liposome stockholders are urged to consult their own tax advisors with respect to their own particular circumstances and with respect to the specific tax consequences of the merger to them and of ownership of Elan ADSs and contingent value rights by them, including the applicability and effect of state, local and foreign tax laws, estate tax laws and proposed changes in applicable laws.

                      RESTRICTIONS ON FINANCIAL TRANSFERS
                          AND UNITED NATIONS SANCTIONS

   Irish exchange control regulations ceased to apply from and after December 31, 1992. Except as indicated below, there are no restrictions on non-residents of Ireland dealing in domestic securities, which include shares or depositary receipts of Irish companies such as Elan. Except as indicated below, dividends and redemption proceeds are freely transferable to non-resident holders of shares or depositary receipts of Irish companies such as Elan. The Financial Transfers Act, 1992 gives power to the Minister for Finance of Ireland to restrict financial transfers between Ireland and other countries. Financial transfers are broadly defined and include all transfers which would be movements of capital or payments within the meaning of the treaties governing the member states of the European Union. The acquisition or disposal of American depositary receipts representing shares issued by an Irish incorporated company and associated payments may fall within this definition. In addition, dividends or payments on redemption or purchase of shares and payments upon liquidation of an Irish incorporated company would fall within this definition. At present, there are orders in force by the Minister for Finance of Ireland under the Financial Transfers Act, 1992, including orders applicable to Angola, the Federal Republic of Yugoslavia, the Republic of Serbia and Iraq.

   Additionally, any transfer of, or payment in respect of an American depositary share involving the government of any country which is currently the subject of United Nations sanctions or any person or body controlled by any country which is currently the subject of United Nations sanctions, or by any person acting on behalf of the foregoing, may be subject to restrictions under United Nations sanctions as implemented into Irish law.

   Elan does not anticipate that orders under the Financial Transfers Act, 1992 or United Nations sanctions implemented into Irish law will have a material effect on its business.

                 COMPARISON OF RIGHTS OF LIPOSOME STOCKHOLDERS
                             AND ELAN STOCKHOLDERS

   As a result of the merger, Liposome stockholders will receive Elan ADSs, which represent ordinary shares of Elan, a public limited company incorporated under the laws of Ireland. Liposome stockholders will also receive contingent value rights of Elan. The following is a summary of material differences between the rights of Liposome stockholders and the rights of stockholders of Elan arising from the differences between the corporate laws of Delaware and Ireland. For information as to where the governing instruments of Liposome and Elan may be obtained, see "Where You Can Find More Information."

   Pursuant to Section 14 of the Exchange Act and the rules promulgated thereunder (the "Proxy Rules"), Liposome is required to comply with certain notice and disclosure requirements relating to the solicitation of proxies in respect of stockholder meetings. As a foreign private issuer, Elan is not subject to the Proxy Rules. However, Elan is subject to the rules of the Irish Stock Exchange and the London Stock Exchange regulating notices of stockholder meetings and solicitation of proxies. Under the applicable requirements, notice of a stockholder meeting is normally accompanied by a stockholder circular (and, in the case of an annual general meeting, by an annual report and accounts) containing an explanation of the purpose of the meeting and the recommendations of the board of directors of Elan with respect to actions to be taken. All such communications are sent by the Depositary to holders of Elan ADSs promptly upon receipt thereof. As a foreign private issuer with securities listed on the New York Stock Exchange and registered under Section 12 of the Exchange Act, Elan is also required under the Exchange Act to publicly file with the Commission and the New York Stock Exchange annual reports and other information. As an issuer with securities listed on the Nasdaq National Market and registered under Section 12 of the Exchange Act, Liposome is also required under the Exchange Act to publicly file with the Commission and the Nasdaq National Market an annual report and other information.

   Although there are certain similarities between the Delaware General Corporation Law and Irish law as well as between the Liposome certificate of incorporation and Liposome by-laws and the Elan memorandum and articles of association, a significant number of differences do exist. The following is a summary of certain material differences between the current rights of Liposome stockholders and Elan stockholders under the DGCL and Irish law, respectively, and under the Liposome certificate of incorporation and by-laws and the Elan memorandum and articles of association.

   The following summary does not purport to be a complete description of the rights of stockholders of Elan and stockholders of Liposome under, and is qualified in its entirety by reference to, the relevant Irish laws, the DGCL, the Elan memorandum and articles of association and the Liposome certificate of incorporation and by-laws.

Authorized Capital Stock

   The authorized capital stock of Liposome currently consists of 122,400,000 shares of capital stock, consisting of (i) 120,000,000 shares of Liposome common stock and (ii) 2,400,000 shares of Liposome preferred stock.

   The authorized capital stock of Elan currently consists of 600,000,000 Ordinary Shares, par value 5 Euro cents per share, 1,000 Executive Shares, par value Euro 1.25 per share and 25,000 "B' Executive Shares, par value 5 Euro cents per share.

Stockholder Voting Rights

   Under the DGCL each stockholder is entitled to one vote per share unless the certificate of incorporation provides otherwise. In addition, the certificate of incorporation may provide for cumulative voting at all elections of directors of the corporation. The certificate of incorporation of Liposome does not contain such a provision. A stockholder may vote at any meeting of the stockholders, either in person or by proxy.

   Under Irish law, the voting rights of stockholders are governed by the Irish Companies Acts and by a company's articles of association. Holders of Elan ordinary shares are entitled to one vote per share, either in person or by proxy whenever a formal vote is called for by a poll. On non-contentious matters brought before a general or special meeting of stockholders, a vote shall be taken by a show of hands in which every stockholder present in person and every proxy shall have one vote; provided, however, that no individual shall have more than one vote. Cumulative voting is essentially unknown under Irish law. Elan's articles of association specify that three members present in person or by proxy being holders of not less than one third of the issued Elan ordinary shares shall be a quorum.

Special Meetings of Stockholders; Consent to Actions of Stockholders in Lieu of Meeting

   Special Meetings. Under the DGCL, a special meeting of stockholders may be called only by the board of directors or by such person or persons as may be authorized by the certificate of incorporation or by-laws. The certificate of incorporation of Liposome provides that a special meeting of stockholders may be called by the chairman of the board of directors or by the holders of 20 percent or more of the outstanding shares of Liposome entitled to vote. Under the DGCL, the vote of stockholders required to pass a resolution is the affirmative vote of a majority of shares present in person or represented by proxy at the meeting and entitled to vote on the subject matter unless a higher or lower vote is required by the DGCL or a company's certificate of incorporation. The certificate of incorporation of Liposome does not contain such a provision. Under the DGCL, matters requiring approval by a majority of the outstanding shares entitled to vote include approval of merger, sale, lease or exchange of all or substantially all of the company's property or assets, and amendment to the company's certificate of incorporation.

   Under Irish law, an extraordinary general meeting of stockholders may be called up by the board of directors or by stockholders holding not less than one-tenth of the paid-up capital of the company carrying voting rights at general meetings. An extraordinary general meeting, if convened for the passing of a special resolution, requires 21 days' notice (a special resolution, to be passed, requires the approval of at least 75% of the votes cast at the meeting), and, if convened for the passing only of an ordinary resolution, requires 14 days' notice (an ordinary resolution, to be passed requires the approval of a majority of the votes cast). An annual general meeting requires 21 days' notice regardless of the type of resolution to be proposed. "Special resolutions" generally involve proposals to change the name of the company, to alter its capital structure in certain respects, to change or amend the rights of stockholders, to permit the company to issue new shares for cash without applying the stockholders' preemptive rights, to amend the company's objects (purpose clause) and articles of association and to carry out certain other matters where the company's articles of association or the Companies Acts prescribe that a "special resolution" is required. All other proposals relating to the ordinary course of the company's business such as the election of directors would be the subject of an "ordinary resolution."

   Consent of Stockholders In Lieu of Meeting. Under the DGCL, unless otherwise provided in the certificate of incorporation, any action required or permitted to be taken at any meeting of stockholders may instead be taken without a meeting, without prior notice or a vote if a written consent to the action is signed by holders of outstanding shares of stock having at least the number of votes that would be required to authorize such action at a meeting of stockholders entitled to vote thereon were present and voting. The certificate of incorporation of Liposome does not prohibit action by written consent of the stockholders.

   Under Irish law, a company's articles of association may provide that a resolution in writing executed by or on behalf of each stockholder who would have been entitled to vote upon it if it had been proposed at a general meeting will be as effective as if it had been passed at a general meeting properly convened and held. Elan's articles of association do not contain any such provision.

Rights of Inspection

   The DGCL allows any stockholder to inspect during business hours the stockholder list and the corporation's other books and records for a purpose reasonably related to such person's interest as a stockholder.

   Except when closed in accordance with the provisions of the Irish Companies Acts, the register and index of names of members of an Irish company may be inspected during business hours by its members, without charge and by other persons upon payment of a charge, and copies may be obtained on payment of a charge. The members of an Irish company may, without charge, also inspect the minutes of meetings of the members during business hours and obtain copies upon payment of a charge. The published annual accounts of an Irish company are required to be laid before the members in general meeting and a member is entitled to a copy of such accounts. The members of Elan, including the holders of Elan ADSs, have no rights to inspect the accounting records of Elan or minutes of meetings of directors. Under the Irish Companies Acts, certain registers required to be kept by the company are open to public inspection, and service contracts of directors of the company (which have at least three years unexpired or require at least three years' notice to terminate without compensation) must be available for inspection during business hours. Under the listing rules of the Irish Stock Exchange, service contracts of directors of a listed company (which have less than 12 months unexpired or require at least 12 months notice to terminate without compensation) must be available for inspection under certain circumstances.

Amendment of Articles of Incorporation and By-laws and Governing Instruments

   Under the DGCL, any amendment, alteration or repeal of any article of the certificate of incorporation requires the affirmative vote of a majority of the outstanding stock entitled to vote thereon and of a majority of the outstanding stock of each class entitled to vote thereon as a class. If the certificate of incorporation requires a greater vote or if the articles being amended, altered or repealed require a greater vote for action by the board of directors of the stockholders, such greater vote is also required to alter, amend or repeal such article. The certificate of incorporation of Liposome does not require a greater vote than the DGCL prescribes. Even if not otherwise entitled to vote upon a proposed amendment, the holders of the outstanding shares of any class, or series of any class, are entitled under the DGCL to vote as a class upon such proposed amendment if it would alter the number of authorized shares or par value of the shares of such class, or series, or adversely affect the powers, preferences or special rights of the shares of such class, or series.

   Under the DGCL, the by-laws of a corporation generally may be amended or repealed by the affirmative vote of the holders of a majority of the issued and outstanding stock of the corporation entitled to vote thereon as a class. As permitted by the DGCL, the certificate of incorporation of Liposome provides that the by-laws of Liposome may be altered, amended or repealed by the board of directors of Liposome.

   Under Irish Law, the stockholders have the authority to alter most provisions of a company's memorandum of association and all provisions of its articles of association by a Special Resolution subject, in the case of certain amendments to the memorandum of association, to the right of dissenting stockholders to apply to the courts to cancel the amendments. Under Irish law, the board of directors is not authorized to change the memorandum of association or the articles of association. Amendments affecting the rights of the holders of any class of shares may, depending on the rights attached to such class and the nature of the amendments, also require approval of the class affected at a separate class meeting, although an amendment so approved will be subject to confirmation by the court if the holders of at least 10% of the shares of that class apply to the court for the cancellation of the amendment.

Business Combinations and Reorganizations

   Under the DGCL, the vote of a majority of the outstanding shares of capital stock entitled to vote thereon generally is necessary to approve a merger or other reorganization. However, subject to certain conditions detailed in the DGCL, no vote of the stockholders of a surviving corporation to a merger is needed unless required by the certificate of incorporation if:

  . the agreement of merger does not amend in any respect the certificate of incorporation of such surviving corporation,

  . each share of stock of such constituent corporation outstanding immediately prior to the effective date of the merger is to be an identical outstanding or treasury share of the surviving corporation after the effective date of the merger, and

  . either no shares of common stock of the surviving corporation and no shares, securities or obligations convertible into such stock are to be issued or delivered under the plan of merger, or the authorized unissued shares of the treasury shares of common stock of the surviving corporation to be issued or delivered under the plan of merger plus those initially issuable upon conversion of any other shares, securities or obligations to be issued or delivered under such plan do not exceed 20% of the shares of common stock of such constituent corporation outstanding immediately prior to the effective date of the merger.

   Finally, the DGCL permits a corporation to include in its certificate of incorporation a provision requiring for any corporate action the vote of a larger portion of the stock or of any class or series thereof than would otherwise be required under the DGCL. The certificate of incorporation of Liposome does not contain such a provision.

   Takeovers of certain Irish public companies, including Elan, are regulated by the Takeover Rules, which are similar to the City Code in the U.K. except that unlike the latter they are statutory based (the "Takeover Rules"), which prescribe rules administered by the Irish Takeover Panel, which oversees the conduct of such takeovers. One of the provisions of the Takeover Rules is to the effect that (i) when any person acquires, whether by a series of transactions over a period of time or not, shares which (taken together with shares held or acquired by persons acting in concert with him) carry 30% or more of the voting rights of a public company; or (ii) when any person, together with persons acting in concert with him, holds not less than 30% but not more than 50% of the voting rights and such person, or any person acting in concert with him, acquires in any period of twelve months additional shares carrying more than 1% of the voting rights, such person must generally make an offer for all of the equity shares of the company (whether voting or non-voting) for cash, or accompanied by a cash alternative, at not less than the highest price paid for the relevant shares during the twelve months preceding the date of the offer.

   The Irish Companies Acts provide for schemes of arrangement, which are arrangements or compromises between a company and any class of its stockholders, or any class of its creditors, and are used for certain types of reconstructions, amalgamations, capital reorganizations or takeovers. They require the approval at a specially convened meeting of a majority of the stockholders in number representing 75% in value of the relevant class of shares present and voting, either in person or by proxy, and the sanction of the court. Once so approved and sanctioned, all stockholders of the relevant class are bound by the terms of the scheme; a dissenting stockholder would have no dissenters' rights. The Irish Companies Acts also provide that where a take-over offer is made for the shares of a certain class of a company incorporated in Ireland and, within four months of the date of the offer the offeror has, by virtue of acceptances of the offer, acquired or contracted to acquire not less than 80% in value of the shares to which the offer relates, the offeror may before the expiration of six months after the date of the offer by notice compulsorily require stockholders of the relevant class who do not accept the offer to transfer their shares on the terms of the offer. A dissenting stockholder may apply to the court within one month of the date on which such notice was given objecting to the compulsory transfer or its terms. The court is unlikely, in the absence of fraud or oppression, to exercise its discretion to order that the compulsory transfer not take effect, but it may vary the terms of the transfer as it thinks fit.

Dissenters' Appraisal Rights

   Under the DGCL, stockholders who follow prescribed statutory procedures are entitled, in the event of certain mergers or consolidations, to surrender their shares to the corporation in exchange for the judicially determined "fair value" of such shares. A stockholder, however, is not entitled to such appraisal rights if the shares of stock held by the stockholder are listed on a national securities exchange or held of record by more than 2,000 stockholders, unless the agreement of merger or consolidation converts such shares of stock into anything except shares of stock of the surviving corporation, shares of stock of any other corporation that at the effective date of the merger will be either listed on a national securities exchange or held of record by more than 2,000 stockholders, cash in lieu of fractional shares of such stock or any combination of such shares and cash in lieu of fractional shares.

   Although Irish law does not generally provide for appraisal rights, if a stockholder applies to a court as described under "Business Combinations and Reorganizations" above, the court may specify such terms for the acquisition as it considers appropriate.

Disclosure of Interests

   Section 67 of the Irish Companies Act, 1990 provides that a person, including a company or other legal entity, who acquires an interest or becomes aware that he has acquired an interest of 5% or more of any class of shares comprised in a public company's "relevant share capital" (which, for these purposes, means that company's issued share capital carrying rights to vote in all circumstances at general meetings of the company) is obliged to notify that company in writing of his interest within five business days (that is, excluding Saturdays, Sundays and public holidays in Ireland) after becoming so interested or so aware. Thereafter, any changes in such interest of at least 1% calculated as required by the Companies Act, 1990 or which reduce such interest below 5% must be notified to the company. In addition, a person is obliged to notify the Irish Stock Exchange if his or her interest in the shares of any company listed on that exchange reaches, exceeds or falls below 10%, 25%, 50% or 75% of the relevant class of shares. The Elan ordinary shares are "relevant share capital" for this purpose. Failure by any person to notify punctually and properly is an offense, and as a consequence of such failure (except where it relates to his ceasing to be interested in shares) no right or interest in respect of the relevant shares will be enforceable by him, directly or indirectly, by action or legal proceeding. Application may be made to the Irish courts to remove this restriction, but this would not be successful unless the court was satisfied that the failure to notify was not due to any deliberate act of omission on the part of the applicant.

   In addition, Section 81 of the Irish Companies Act, 1990 provides that a public company may by notice in writing (a "Section 81 Notice") require a person whom the company knows or has reasonable cause to believe to be, or to have been at any time during the three years immediately preceding the date on which the notice is issued, interested in shares comprised in the company's "relevant share capital" to confirm that fact or, as the case may be, to indicate whether or not that is the case, and where he holds or has during the relevant time held an interest in such shares, to give such further information as may be required relating to his interest and any other interest in the shares of which he is aware. The disclosure must be made within such reasonable period as may be specified in the relevant notice (which may, depending on the circumstances, be as short as one or two days).

   For the purpose of the above obligations, the interest of a person in shares means, subject to certain exceptions, any kind of interest in shares including interests in any shares (i) in which his spouse, or his child or stepchild under the age of 18 is interested, (ii) in which a corporate body is interested and either (a) that corporate body is or its directors are accustomed to act in accordance with that person's directions or instructions or (b) that person controls one-third or more of the voting power of that corporate body or (iii) in which another party is interested and the person and that other party are parties to a "concert party" agreement under section 73 of the Companies Act, 1990 (being an agreement which provides for one or more parties to it to acquire interest in shares of the company, which imposes obligations or restrictions on any one or more of the parties as to the use, retention or disposal of such interests acquired pursuant to such agreement and pursuant to which any interest in the company's shares is in fact acquired by any of the parties). The holding of an Elan American Depositary Receipt ("Elan ADR") evidencing an Elan ADS would generally constitute an interest in the underlying Elan ordinary shares.

   Where a Section 81 Notice is served by a company on a person who is or was interested in shares of the company and that person fails to give the company any information required by the notice within the time specified in the notice, the company may apply to the court for an order directing that any transfer of those shares will be void, no voting rights in respect of such shares may be exercised, no further shares shall be issued in respect of such shares or otherwise to such person and, other than in a liquidation, no payments, including dividends, shall be made in respect of such shares. Such restrictions may also void any agreement to transfer such shares. In addition, it is a criminal offense in Ireland to fail to comply with a Section 81 Notice.

Dividends

   The DGCL permits the payment of dividends on common stock, subject to any restrictions contained in the certificate of incorporation, without stockholders' consent out of a corporation's surplus (the excess of net assets over capital) or out of net profits for the current and preceding fiscal years. If the net assets are diminished to an amount less than the aggregate amount of capital represented by the outstanding stock having a preference on the distribution of assets, then no distribution paid out of net profits shall be made until the deficiency in the amount of capital represented by the preferred shares shall have been repaired. The certificate of incorporation and by-laws of Liposome do not restrict the payment of dividends on the Liposome common stock.

   Under the DGCL, a corporation may purchase shares of any class of its capital stock or redeem shares of any class or series of preferred stock unless its capital is impaired or would become impaired as a result of such purchase of redemption. However, a purchase or redemption of preferred stock may be made out of the corporation's capital if such shares will be retired upon their acquisition and the capital of the corporation thereby reduced. The certificate of incorporation of Liposome does not restrict this right.

   Under Irish law, a company may pay dividends on its ordinary shares, subject to the prior rights of holders of its preferred shares, only out of its distributable profits (accumulated, realized profits less accumulated, realized losses) and not out of share capital, which includes share premiums (paid-in surplus). Amounts credited to the share premium account (representing the excess of the consideration for the issue of outstanding shares over the aggregate par value of such shares) may not be paid out as cash dividends but may be used, among other things, to pay up unissued shares which may then be distributed to stockholders in proportion to their holdings. In addition, a public company such as Elan may make a distribution at any time only if, at that time and immediately after such distribution, the amount of its net assets is not less than the aggregate of its called-up (i.e., issued and paid-up) share capital and undistributable reserves.

   Under the articles of association of Elan, subject to applicable law, the stockholders may by ordinary resolution declare dividends in accordance with the respective rights of the members, but no dividend may exceed the amount recommended by the Elan board of directors. In addition, subject to applicable law, if the profits of Elan available for distribution appear to justify such payments, the Elan board of directors may from time to time pay interim dividends.

Classification of the Board of Directors

   Under the DGCL, the certificate of incorporation of a Delaware corporation may provide for the classification of the board of directors with respect to the time for which directors severally hold office. The certificate of incorporation of Liposome does not provide for such classifications.

   Irish law permits a company to provide for the classification of the board of directors with respect to the time for which directors severally hold office. The articles of association of Elan do not provide for such classification of the Elan board of directors. The articles of association of Elan require that, at every annual meeting, one-third (or the nearest number to one-third) of the directors (other than the chairman) will retire from office (provided that if the number of directors subject to retirement by rotation is two, one of them will retire and if the number of such directors is one, he or she will retire) and that all vacant directorships may be filled at the meeting. The directors to retire in each year are the directors who have been longest in office since their last election or appointment. Although this tri-annual rotation of directors is similar to a classified board, it is different in that any director who is one of the one-third of directors who have been longest in office since their last election or appointment at the time of the annual meeting will retire from office regardless of the actual year of such director's last appointment. A retiring director is eligible for re-election.

Removal of Directors

   Under the DGCL, the entire board of directors or any individual director may be removed from office, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors. If the stockholders are entitled to cumulative voting in the election of directors, unless the entire board is removed, no individual director may be removed without cause if the number of votes cast against the resolution for his removal would be sufficient if cumulatively voted to elect one or more directors to the board. If the board of directors is classified, a director may be removed by a vote of stockholders only for cause, unless the certificate of incorporation provides otherwise. The certificate of incorporation of Liposome does not provide for cumulative voting or for the classification of directors.

   Under the Irish Companies Acts, stockholders have the right, irrespective of the provisions of the articles of association, to remove a director by ordinary resolution, provided that notice of the intention to propose it has been given to the company not less than 28 days before the relevant meeting.

Vacancies on the Board of Directors

   As permitted under the DGCL, the by-laws of Liposome provide that the board of directors may increase or decrease the number of directors. The certificate of incorporation and the by-laws of Liposome are silent as to whether directors may fill vacancies on the board until a new board member is duly elected at an annual or special meeting of the stockholders.

   Under Irish law, stockholders of an Irish public company may, by ordinary resolution, appoint a person to be a director either to fill a vacancy or as an additional director. The board of directors also has the power to appoint a person to be a director to fill a vacancy or as an additional director, provided that such appointment will only last until the next following annual general meeting of the company, at which the director concerned may be elected.

Stockholders' Suits

   Under the DGCL, a stockholder may institute a lawsuit on behalf of the corporation. An individual stockholder also may commence a lawsuit on behalf of himself and other similarly situated stockholders where the requirements for maintaining a class action under Delaware law have been met. Neither the certificate or by-laws of Liposome prescribe any procedure for the exercise of these stockholder rights.

   Irish law permits an action by a stockholder is his own right (or in a representative capacity on behalf of himself and other affected consenting stockholders of the same class if their rights are identical) where he alleges that his personal rights have been infringed. Additionally, under Irish law, any stockholder of a company who claims that the affairs of the company are being conducted, or that the powers of the directors of the company are being exercised, in a manner oppressive to him or any of the stockholders (including himself) or in disregard of his or their interests as stockholders, may apply to court for an appropriate order.

   As a general principle of Irish law, a stockholder generally has no right to sue in the name of the company; the company itself is the proper plaintiff for the purposes of maintaining proceedings in respect of wrongs done to the company. There are, however, certain exceptions to this principle available under equitable principles on a case-by-case basis. For example, the controlling stockholders cannot perpetrate a fraud on the minority stockholders or commit an act that is illegal or ultra vires. Additionally, if a company purports to act on the strength of a decision by a simple majority of votes where such a decision requires more than a simple majority, an individual stockholder is entitled to bring suit. In certain circumstances, if controlling stockholders fail to institute proceedings in the name of the company when such proceedings are properly called for, one or more of the aggrieved minority stockholders may apply to the court to bring what has come to be known as a derivative action, namely an action that derives from the injury to the company rather than the injury to individual stockholders.

Indemnification; Liability of Directors

   The DGCL provides that a corporation may, and in certain circumstances, must, indemnify its directors, officers, employees or agents for expenses, judgments or settlements actually and reasonably incurred by them in connection with suits and other legal actions or proceedings if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and had no reasonable cause to believe their conduct was unlawful. The DGCL also permits a corporation to adopt procedures for advancing expenses to directors, officers and others without the need for a case-by-case determination of eligibility, so long as, in the case of officers and directors, they undertake to repay the amount advanced if it is ultimately determined that the officer or director was not entitled to be indemnified. The certificate of incorporation of Liposome provides for indemnification of directors from personal liability arising out of certain breaches of fiduciary duties which were in good faith, and did not include any intentional misconduct or a knowing violation of law.

   Irish law does not permit a company to indemnify a director or an officer of the company or any person employed by the company as auditor against any liability of such person by virtue of any rule of law in respect of his negligence, default, breach of duty or breach of trust in relation to the company except any liability incurred by such person in defending any legal proceedings (whether civil or criminal) in which judgment is given in his favor or in which he is acquitted or in certain proceedings brought by him in which, although he is liable, a court finds that he acted honestly and reasonably and that having regard to all the circumstances he ought fairly to be excused and relief is granted by the court. The articles of association of Elan contain such an indemnity in respect of such persons (other than any person employed as auditor).

Pre-emptive Rights

   Under the DGCL, stockholders of a Delaware corporation do not have pre-emptive rights unless the certificate of incorporation provides otherwise. The certificate of incorporation of Liposome does not provide for pre-emptive rights.

   Under Irish law, equity shares (shares other than shares which with respect to dividends and capital carry a right to participate only up to a specified amount in a distribution) and rights to subscribe for, or to convert any security into, equity shares must, before being issued or granted for cash, be offered to the existing equity stockholders in proportion to the respective nominal values of their holdings, unless the articles of association or a special resolution passed at a general meeting of stockholders provide otherwise. By a resolution passed by Elan's stockholders on May 14, 1999, the Elan board of directors is authorized, during the period expiring August 13, 2000, to allot equity shares up to the amount of Elan's present authorized but unissued share capital otherwise than pro rata to its existing stockholders.

Rights of Purchase and Redemption

   Under the DGCL, a corporation may purchase shares of any class of its capital stock or redeem shares of any class or series of preferred stock unless its capital is impaired or would become impaired as a result of such purchase or redemption. However, a purchase or redemption of preferred stock may be made out of the corporation's capital if such shares will be retired upon their acquisition and the capital of the corporation thereby reduced. The certificate of incorporation of Liposome does not restrict this right.

   Under Irish law, a company may issue redeemable shares if authorized by its articles of association and subject to the conditions stated therein. A public company, such as Elan, may purchase its own shares, including any redeemable shares, if authorized by its articles of association and provided that such purchase is, in the case of an on-market purchase, within the scope of an authority given by ordinary resolution of the stockholders specifying the maximum number and permissible price range of shares to which it relates and is, in other cases, made pursuant to a contract authorized in advance by special resolution of the stockholders.

   Under Irish law, shares may be redeemed or purchased only if fully paid and only out of distributable profits unless the shares are to be canceled on redemption or purchase, when they can also be redeemed or, as the case may be, purchased out of the proceeds of a new issue of shares made for the purpose of the redemption or purchase. Any amount, in excess of the par value thereof, payable on redemption or purchase of shares may be paid out of profits and, if the shares are to be canceled, may be paid out of the proceeds of a new issue of shares up to an amount equal to the lesser of the aggregate of premiums received by the company on the issue of the shares to be redeemed or purchased and the amount of the company's share premium account at the time of the redemption or purchase (including amounts transferred to that account in respect of premiums on the new issue). The share premium account must be reduced by the amount of any such payment.

   Elan's articles of association permit it to issue redeemable shares and to purchase its own shares. No redeemable shares have been issued. In 1999, Elan purchased 621,500 Elan ordinary shares and is currently holding these shares as treasury shares. Elan annually seeks the authority of its stockholders to make on-market purchases of its shares and to re-issue off-market any treasury shares resulting from any such on-market purchases.

                       DESCRIPTION OF ELAN CAPITAL STOCK

   Elan's authorized capital stock consists of 600,000,000 Elan Ordinary Shares, par value 5 Euro cents, 1,000 executive shares, par value Euro 1.25, and 25,000 "B' Executive Shares, par value 5 Euro cents.

Ordinary Shares

   General. All of the 269,128,803 Elan ordinary shares issued as of December 31, 1999, were fully paid, duly authorized and validly issued. Holders of Elan ordinary shares are entitled to receive dividends as may be recommended by the board of directors of Elan and approved by the stockholders and/or interim dividends as the board of directors of Elan may decide. On liquidation or a winding up of Elan, the assets available for distribution among the holders of Elan ADSs and Elan ordinary shares not otherwise represented by Elan ADSs shall be distributed equally to all holders of Elan ordinary shares and ADSs. Elan ordinary shares have no conversion or redemption rights.

   Voting Rights. Subject to any special rights or restrictions as to voting attached to any class of shares, under Irish law holders of ordinary shares are entitled to one vote per share, either in person or by proxy, whenever a formal vote is called for by a poll. On non-contentious matters brought before a general or special meeting of stockholders, a vote shall be taken by a show of hands, in which every stockholder present in person or by proxy will have one vote; provided, however, that no individual will have more than one vote. Elan's articles of association provide that three or more stockholders present in person or by proxy holding not less than one-third of the issued ordinary shares constitute a quorum at a meeting of stockholders. A majority of votes cast is required for ordinary resolutions; however, a 75% vote is required for adoption of a special resolution, such as a proposed amendment to Elan's memorandum and articles of association or authorizing a voluntary liquidation of Elan. Variation of the rights relating to a class of shares requires the approval of a special resolution by the class in question. Stockholders do not have cumulative voting rights for the election of directors, which means that the holders of a majority of the shares can elect all of the directors. There are no special rights or restrictions as to voting attached to Elan ordinary shares.

   Stockholder Meetings. Under Irish law, a company's annual general meeting of stockholders must take place in Ireland and any business transacted at a meeting held in breach of this requirement will be void, unless all stockholders entitled to attend and vote at such meeting consent in writing to the meeting being held elsewhere or alternatively a resolution providing that the meeting be held elsewhere has been passed at the preceding annual meeting of stockholders, and the articles of association do not require that the annual meeting be held in Ireland. Elan's articles of association permit annual meetings to be held outside Ireland if the above procedures are followed.

   Under Irish law, extraordinary general stockholders' meetings may be convened by the board of directors or at the request of stockholders holding not less than one-tenth of the paid-up capital of the company as at the relevant date. An annual meeting must be held each year and not more than 15 months shall elapse between the date of one annual meeting and that of the next. The Minister for Enterprise, Trade and Employment of Ireland may, on the application of any stockholder, call or direct the calling of a general meeting if default is made in holding such meeting. Irish law requires at least 14 days' written notice of a meeting, except that an annual meeting or a meeting for passing a special resolution requires at least 21 days' written notice.

   Issuance of Shares. Irish company law restricts the power of the board of directors to allot shares and to grant share subscription rights and rights to convert securities of a company into shares unless the stockholders pass a resolution conferring such powers of the board of directors for periods of up to five years. By an ordinary resolution passed by Elan's stockholders on May 14, 1999, the Elan board of directors is authorized to enter into agreements, during the period expiring May 13, 2004, to allot shares up to the amount of Elan's present authorized but unissued share capital. In addition, Elan may not pay, directly or indirectly, a commission in excess of 10% of the price at which shares are issued to any person subscribing for or procuring subscriptions for ordinary shares.

   Pre-emptive Rights. Irish law provides that equity shares (and rights to subscribe for or convert securities into equity shares) must, before being issued or granted for cash, be offered, pro rata, to the existing holders of equity shares. The stockholders may by special resolution eliminate this requirement for periods of up to five years. Elan's stockholders have passed a special resolution eliminating the requirement for these preemptive rights for agreements entered into prior to the period expiring August 13, 2000, or the date of the next annual general meeting of Elan, whichever is the earlier to occur.

   Derivative Action Suits. As a general principle of Irish law, only a company itself can be the proper plaintiff for the purposes of maintaining proceedings in respect of wrongs done to the company. Neither an individual stockholder nor any group of stockholders has any right of action in such circumstances. There are, however, certain exceptions to this principle available under equitable principles on a case-by-case basis. For example, the controlling stockholders cannot perpetrate a fraud on the minority stockholders or commit an act which is illegal or ultra vires. Additionally, if a company purports to act on the strength of a decision by a simple majority where certain decisions call for more than a simple majority, an individual stockholder is entitled to bring suit. In cases where the controlling stockholders will not institute proceedings in the name of the company in those instances where they are properly called for, one or more of the aggrieved minority stockholders may bring what has come to be known as a derivative action, namely an action that derives from the injury to the company rather than the injury to individual stockholders. A minority stockholder is also able to initiate proceedings in the name of the company in certain other limited circumstances.

   Class Action Suits. In contrast to a derivative action, which lies where it is alleged that a wrong has been done to the company, Irish law permits an action by a stockholder in his own right where he alleges that his personal rights have been infringed. If such a stockholder has rights which are identical to those enjoyed by other members or by all members of the same class of stockholders, it is possible for the stockholder to commence a suit in a representative capacity on behalf of himself and the other persons affected.

   Additionally, under Irish company law any member of a company who claims that the affairs of the company are being conducted, or that the powers of the directors of the company are being exercised, in a manner oppressive to him or any of the members (including himself) or in disregard of his or their interests as members, may apply to the courts for an appropriate order.

   Interlocking and Interested Directors. Irish company law provides that it shall be the duty of a director of a company who is in any way, whether directly or indirectly, interested in a contract or proposed contract with the company to declare the nature of his interest at a meeting of the directors of the company. Regulation 70(d) of Elan's articles of association provides, among other things, that a director may not generally vote in respect of any contract or arrangement or any other proposal whatsoever in which he has any material interest otherwise than by virtue of his interests in shares or other securities of or otherwise in or through Elan. Such regulation also provides that if any question shall arise at any meeting as to the materiality of a director's interest or as to the entitlement of any director to vote and such question is not resolved by his voluntarily agreeing to abstain from voting, such question shall be referred to the members of the board of directors whose votes are not in question. Additionally, it is provided by such regulation that the stockholders of Elan may, by ordinary resolution, ratify any transaction not duly authorized by reason of a contravention of the regulation. The above principles could apply where a director of Elan is or was a director and/or stockholder of or otherwise connected with another company with which Elan had entered into contracts.

Executive Shares and "B' Executive Shares

   There are presently issued 1,000 Executive Shares, all fully paid, which are held by one person. There are presently issued 21,375 "B' Executive Shares, all fully paid, which are held by one person. The Executive Shares do not confer on the holder thereof the right to receive notice of or to attend and vote at any meeting of Elan under any circumstances except with respect to matters relating to such holder as a class. A "B' Executive Share confers on the holder thereof the same voting rights as are enjoyed by a holder of Elan ordinary shares. Neither the Executive Shares nor the "B' Executive Shares have the right to any profits of Elan, except as Elan may from time to time decide to distribute as a dividend on such shares. These shares were established by Elan as a means of enabling its key employees to participate in profits of Elan. In the event of the winding up of Elan, Executive Shares shall have a priority over Elan ordinary shares, and the "B' Executive Shares shall rank equally with the Elan ordinary shares, with respect to return of capital, but neither the Executive Shares nor the "B' Executive Shares shall be entitled to participate further in any way in the profits or assets of Elan. Elan does not currently intend to issue any additional Executive Shares or "B' Executive Shares.

                  DESCRIPTION OF AMERICAN DEPOSITARY RECEIPTS

   Elan ADRs evidencing Elan ADSs (each of which represents one Elan ordinary share) are issuable under the amended and restated deposit agreement dated as of May 17, 1996, by and among Elan, The Bank of New York, as depositary and the owners and holders of ADRs. Each Elan ADS represents one ordinary share, or evidence of a right to receive an ordinary share, deposited in accordance with the deposit agreement with The Bank of Ireland, Dublin, Ireland, as agent of the depositary, or any successor to such agent. An Elan ADR may represent any number of Elan ADSs.

   The following statement includes a summary of certain provisions of the deposit agreement. Such summary does not purport to be complete and is qualified in its entirety by reference to the deposit agreement. Copies of the deposit agreement are available for inspection at the corporate trust office of the depositary at 101 Barclay Street, New York, New York 10286, at the office of the depositary's agent and at the designated office of the custodian in Dublin, Ireland.

Deposit and Withdrawal of Shares

   The depositary has agreed that upon the deposit with the custodian in Dublin, or upon delivery to the depositary at its corporate trust office for forwarding to the custodian at the risk of the depositor, of Elan ordinary shares or evidence of rights to receive such ordinary shares and, subject to the terms of the deposit agreement, it will execute and deliver through its corporate trust office to the person or persons specified by the depositor an Elan ADR or ADRs registered in the name of such person or persons for the number of Elan ADSs issuable in respect of such deposit.

   Upon surrender of Elan ADRs at the corporate trust office of the depositary, and upon payment of the charges provided in the deposit agreement, Elan ADR holders are entitled to delivery at the corporate trust office of the depositary or at the office of the custodian in Dublin of the Elan ordinary shares and any other property at the time represented by the surrendered Elan ADRs, except that the depositary may make delivery of such other property at its corporate trust office. The forwarding of share certificates and other documents of title for such delivery at the corporate trust office of the depositary in New York City will be at the request, risk and expense of the Elan ADR holder.

Dividends, Other Distributions and Rights

   The depositary is required to distribute all cash dividends and other cash distributions which it receives on the underlying Elan ordinary shares to the holders of Elan ADRs in proportion to the number of Elan ADSs representing such Elan ordinary shares held by each of them. The amount distributed will be reduced by any amounts required to be withheld by Elan or the depositary on account of taxes.

   If a distribution by Elan consists of a stock dividend or a free distribution of Elan ordinary shares, the depositary may, with Elan's approval, and shall if Elan so requests, distribute to the holders of outstanding Elan ADRs, in proportion to their holdings, additional Elan ADRs for an aggregate number of Elan ADSs representing the number of Elan ordinary shares received as such dividend or free distribution. If additional Elan ADRs are not so distributed, each Elan ADS will then also represent the additional Elan ordinary shares distributed as a stock dividend or free distribution on the underlying ordinary shares.

   If Elan offers, or causes to be offered, to the holders of Elan ordinary shares any right to subscribe for additional Elan ordinary shares or any rights of any other nature, the depositary will, if requested by Elan, either

  . make the rights available to holders of Elan ADRs by means of warrants or otherwise, if lawful and feasible, or

  . if making the rights available is not lawful or not feasible, or if the rights represented by such warrants or other instruments are not exercised and appear to be about to lapse, the depositary in its discretion may sell the rights or the warrants or other instruments at public or private sale, at a place or places and upon such terms as the depositary may deem proper, and allocate the proceeds of those sales for the accounts of the holders of Elan ADRs otherwise entitled thereto upon an averaged or other practicable basis without regard to any distinctions among ADR holders because of exchange restrictions, or the date of delivery of any Elan ADR or ADRs, or otherwise.

   The depositary will not make available to holders of Elan ADRs any right to subscribe for or to purchase any securities unless a registration statement is in effect or unless the offering and sale of the securities to ADR holders is exempt from registration under the provisions of the Securities Act.

   Should a distribution of rights not be possible, the depositary intends to endeavor to dispose of the rights for the benefit of the holders of Elan ADRs, as stated above. Any disposal of rights may substantially reduce the equity of the holders of Elan ADRs.

   In the event that the depositary determines that any distribution in property, including Elan ordinary shares or rights to subscribe for Elan ordinary shares, is subject to any tax which the depositary is obligated to withhold, the depositary may dispose of all or a portion of such property in amounts and in a manner as the depositary deems necessary and practicable to pay the taxes, by public or private sale, and the depositary shall distribute the net proceeds of the sale or the balance of any such property, after deduction of such taxes, to the Elan ADR holders entitled thereto.

Record Dates

   Whenever any cash dividend or other cash distribution becomes payable or any distribution other than cash is made, or whenever rights are issued with respect to the Elan ordinary shares, or whenever the depositary receives notice of any meeting of holders of securities represented by Elan ADRs, the depositary will fix a record date for the determination of the holders of Elan ADRs who are entitled to receive the dividend, distribution or rights, or the net proceeds of the sale of the dividend, or to give instructions for the exercise of voting rights at any such meeting, subject to the provisions of the deposit agreement.

Voting of the Underlying Elan Ordinary Shares

   Upon receipt of a notice of any meeting of holders of Elan ordinary shares or securities represented by the Elan ADRs, the depositary, as soon as practicable, will mail the information contained in the notice of meeting to the record holders of Elan ADRs.

   The record holders of Elan ADRs at the close of business on the date specified by the depositary are entitled under the deposit agreement, subject to any applicable provisions of law and Elan's articles of association, to instruct the depositary as to the exercise of the voting rights, if any, pertaining to the Elan ordinary shares or other securities represented by the Elan ADSs. The depositary has agreed it will endeavor, insofar as practicable, to vote the Elan ordinary shares or other securities so represented in accordance with such instructions. The depositary has agreed not to vote the Elan ordinary shares or other securities so represented unless it has received such instructions from the record holders of Elan ADRs.

Amendment and Termination of the Deposit Agreement

   The Elan ADRs and the deposit agreement may at any time be amended by agreement between Elan and the depositary. Any amendment which imposes or increases any fees or charges, other than the fees of the depositary for the execution and delivery or cancellation of Elan ADRs and taxes or other governmental charges, or which otherwise prejudices any substantial existing right of Elan ADR holders, will not take effect as to outstanding Elan ADRs until the expiration of three months after notice of the amendment has been given to the record holders of outstanding Elan ADRs. Every holder of an Elan ADR at the time the amendment so becomes effective will be deemed, by continuing to hold the Elan ADR, to consent to the amendment and to be bound by the deposit agreement as so amended. In no event may any amendment impair the right of any Elan ADR holder to surrender his Elan ADR and receive in exchange the underlying ordinary shares and any other property represented thereby.

   Whenever so directed by Elan, the depositary has agreed to terminate the deposit agreement by mailing notice of the termination to the record holders of all Elan ADRs then outstanding at least 30 days prior to the date fixed in the notice of termination. The depositary may likewise terminate the deposit agreement at any time 60 days after the depositary shall have delivered to Elan a notice of its election to resign and a successor depositary shall not have been appointed and accepted its appointment within that 60 days. The deposit agreement provides that Elan will use its best efforts to appoint a successor depositary. If any Elan ADRs remain outstanding after the day of termination, the depositary will then discontinue the registration of transfer of Elan ADRs, will suspend the distribution of dividends to the ADR holders and will not give any further notices or perform any further acts under the deposit agreement, except that the depositary shall continue to collect dividends or other distributions pertaining to the underlying Elan ordinary shares, shall sell rights as provided in the deposit agreement, and shall continue to deliver securities together with any dividends or other distribution received with respect thereto and the net proceeds of the sale of any rights or other property, in exchange for surrendered Elan ADRs. At any time after the expiration of two years from the date of termination, the depositary has the right under the deposit agreement to sell the underlying Elan ordinary shares and any other property and hold the net proceeds for the pro rata benefit of the holders of Elan ADRs which have not been surrendered.

Charges of Depositary

   The depositary charges a fee to the party to whom Elan ADRs are delivered against deposits and the party surrendering Elan ADRs for delivery of Elan ordinary shares or other underlying securities represented by the Elan ADRs issued or surrendered. Elan pays all other charges of the depositary, including charges for issuance of Elan ADRs payable as a dividend or distribution or in connection with a rights offering to stockholders, except for taxes and other governmental charges, any applicable transfer or registration fees on the deposit or withdrawal of Elan ordinary shares, and certain cable, telex, facsimile and delivery charges, any of which are payable by persons depositing or withdrawing Elan ordinary shares, and such expenses as are incidental to the conversion of foreign currency into dollars.

General

   Elan will, through the depositary, distribute to holders of Elan ADRs annual reports including its financial statements. Neither the depositary nor Elan will be liable to the holders of Elan ADRs if prevented or delayed by law or any circumstances beyond their control in performing their obligations under the deposit agreement. The obligations of Elan and the depositary under the deposit agreement are expressly limited to performing in good faith their respective duties specified therein.

   The Elan ADRs are transferable on the books of the depositary; provided, however, that the depositary may close the transfer books, at any time or from time to time, when deemed expedient by it in connection with the performance of its duties. As a condition precedent to the execution and delivery, registration of transfer, split-up, combination or surrender of any Elan ADR or withdrawal of Elan ordinary shares, the depositary or the custodian may require payment of a sum sufficient to reimburse it for any tax or other governmental charge and any stock transfer or registration fee with respect thereto and payment of any applicable fees payable by the holders of Elan ADRs. The depositary may refuse to execute and deliver Elan ADRs, register the transfer of any Elan ADR or make any distribution of, or related to, Elan ordinary shares until it has received such proof of citizenship or residence, exchange control approval or other information as it may deem necessary or proper. The execution and delivery, transfers and surrenders of Elan ADRs generally may be suspended, during any period when the transfer books of the depositary are closed, if such suspension action is deemed necessary or advisable by the depositary or Elan at any time or from time to time. Holders of

Elan ADRs are entitled to withdraw their deposited Elan ordinary shares at any time, subject only to the following:

  . temporary delays caused by closing the transfer books of the depositary or Elan, as the case may be, or the deposit of shares in connection with voting at a stockholders' meeting, or the payment of dividends;

  .  the payment of fees, taxes and similar charges; and

  . compliance with any United States or foreign laws or governmental regulations relating to the Elan ADRs or the withdrawal of deposited securities. The holders of Elan ADSs may inspect the books for the registration and transfer of Elan ADRs at all reasonable times, provided that such inspection shall not be for the purpose of communicating with holders of Elan ADSs in the interest of a business or object other than the business of Elan or a matter related to the deposit agreement or the Elan ADSs.

                              CURRENCY TRANSLATION

   Elan publishes its consolidated financial statements in United States dollars. Monetary assets and liabilities denominated in currencies other than U.S. dollars are translated into U.S. dollars at exchange rates prevailing at the balance sheet date. Profits and losses are dealt with in the income statement, and where material they are separately disclosed.

                                 LEGAL MATTERS

   Certain legal matters relating to the Elan ADSs and the contingent value rights will be passed upon by Cahill Gordon & Reindel, New York, New York, U.S. counsel for Elan. Certain Irish legal matters, including the validity of the ordinary shares of Elan and the contingent value rights, will be passed upon by A&L Goodbody Solicitors, Dublin, Ireland, Irish counsel to Elan. Dewey Ballantine LLP, counsel to Liposome, and Cahill Gordon & Reindel will deliver opinions to their respective clients concerning certain U.S. federal income tax consequences of the merger.

                                    EXPERTS

   The financial statements of Liposome incorporated in this prospectus-proxy statement by reference to Liposome's Annual Report on Form 10-K for the year ended January 2, 2000, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of that firm as experts in auditing and accounting.

   The consolidated financial statements of Elan as of and for each of the two years in the period ended December 31, 1998, incorporated herein by reference have been audited and reported on by KPMG, Chartered Accountants. Such consolidated financial statements have been incorporated herein by reference in reliance upon the report of KPMG, incorporated herein by reference, and upon the authority of that firm as experts in auditing and accounting.

                      WHERE YOU CAN FIND MORE INFORMATION

   Elan files annual and special reports and other information, and Liposome files annual, quarterly and special reports, proxy statements and other information with the Commission. You may read and copy any reports, statements or other information filed by Elan or Liposome at the Commission's public reference rooms in Washington, D.C., at 450 Fifth Street, Mail Stop 1-2, N.W., Washington, D.C. 20549, in New York, New York at 7 World Trade Center, Suite 1300, New York, New York 10048 and in Chicago, Illinois at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Please call the Commission at 1-800-SEC-0330 for further information on the public reference rooms. Copies of such material can also be obtained by mail from the Public Reference Section of the Commission at 450 Fifth Street, Mail Stop 1-2 N.W., Washington, D.C. 20549, at prescribed rates. Filings of Elan and Liposome with the Commission are also available to the public from commercial document retrieval services. The website maintained by the Commission is http://www.sec.gov.

   In addition, reports and other information regarding Elan may be inspected and copies made at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005, where the Elan ADSs are listed. Reports and other information regarding Liposome may be inspected and copies made at the offices of The Nasdaq National Market, 1735 K Street, N.W., Washington, D.C. 20006, where shares of Liposome common stock are quoted.

   Elan also furnishes to registered holders of its ordinary shares, and to the depositary under the deposit agreement for mailing to the record holders of Elan ADSs all notices of stockholders' meetings and other reports and communications that are made generally available to stockholders. The depositary arranges for the mailing of such notices, reports and communications to holders of record of Elan ADSs. As a foreign private issuer, Elan is exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements.

   Elan has filed with the Commission a registration statement on Form F-4 to register the Elan ADSs and contingent value rights to be issued to Liposome stockholders in the merger. This prospectus-proxy statement is a part of that registration statement and constitutes a prospectus of Elan in addition to being a proxy statement of Liposome for the special meeting of its stockholders. As allowed by Commission rules, this prospectus-proxy statement does not contain all the information you can find in the registration statement and the exhibits to the registration statement. Statements contained in this prospectus-proxy statement concerning any documents are not necessarily complete, and in each instance reference is made to the copies of such documents filed as exhibits to the registration statement. Each such statement is qualified in its entirety by such reference.

               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

   The Commission allows Liposome and Elan to "incorporate by reference" information into its prospectus-proxy statement, which means that Liposome and Elan can disclose important information to you by referring you to another document filed separately with the Commission. The information incorporated by reference is deemed to be part of this prospectus-proxy statement, except for any information superseded by information in this prospectus-proxy statement. This prospectus-proxy statement incorporates by reference the documents set forth below that Elan and Liposome have previously filed with the Commission. These documents contain important information about Elan and Liposome and their finances.

Elan Commission Filings
(File No. 1-13896)             Period
-----------------------------

Annual Report on Form 20-F
as amended by Form 20-F/A1...
                               Year ended December 31, 1998.

Current Reports on Form 6-     January 7, 1999, January 14, 1999, February 9,
K............................  1999, February 17, 1999 (two reports), March 5,
                               1999, March 10, 1999, March 26, 1999, April 6,
                               1999, April 16, 1999, April 21, 1999, April 28,
                               1999 (two reports), May 7, 1999, May 14, 1999,
                               May 28, 1999, June 10, 1999, June 23, 1999,
                               June 25, 1999, July 16, 1999, August 2, 1999
                               (three reports), September 3, 1999 (two
                               reports), September 15, 1999, October 28, 1999,
                               November 22, 1999, December 2, 1999 (two reports), December 16, 1999, December 23, 1999,
                               January 6, 2000, February 11, 2000, March 8,
                               2000 (three reports), March 23, 2000 and April
                               12, 2000.

Description of Elan ordinary
shares and Elan ADSs
contained in Elan's            Filed with the Commission on June 4, 1999, as
registration statement on      amended.
Form 8-A.....................

Liposome Commission Filings
(File No. 14887)               Period
-----------------------------

Annual Report on Form 10-K...  Year Ended January 2, 2000.

   In addition, all filings on Form 20-F filed by Elan and pursuant to the Exchange Act, and, to the extent so designated therein, any reports on Form 6-K by Elan, and all filings by Liposome after the initial filing of the Registration Statement of which this prospectus-proxy statement forms a part, after the date of this prospectus-proxy statement and prior to the date of the special meeting shall be deemed incorporated by reference in this prospectus-proxy statement and to be a part hereof from the date any such document is filed. Any statements contained in a document incorporated or deemed to be incorporated by reference herein (or in any other subsequently filed document which also is incorporated by reference herein) constitute a part hereof except as so modified or superseded. All information appearing in this prospectus-proxy statement is qualified in its entirety by the information and consolidated financial statements (including notes thereto) appearing in the documents incorporated herein by reference, except to the extent set forth in the immediately preceding sentence.

   If you are a stockholder of Elan or Liposome, Elan and Liposome may have sent you some of the documents incorporated by reference, but you can obtain any of them through Elan, Liposome or the Commission. Documents incorporated by reference are available from Elan or Liposome without charge, excluding all exhibits unless such exhibits have been specifically incorporated by reference in this prospectus-proxy statement. Stockholders may obtain documents incorporated by reference in this prospectus-proxy statement by requesting them in writing or by telephone from the appropriate party at the following addresses:

               Elan Documents:

               Elan Corporation, plc
               Attention: William F. Daniel
               Lincoln House
               Lincoln Place
               Dublin 2, Ireland
               +353-1-709-4000

               Liposome Documents:

               The Liposome Company, Inc.
               Attention: Secretary
               One Research Way
               Princeton Forrestal Center
               Princeton, New Jersey 08540-6619
               (609) 452-7060

   If you would like to request documents from Elan or Liposome, please do so by May 5, 2000 to receive them before the special meeting.

   This prospectus-proxy statement does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is not lawful to make any such offer or solicitation in such jurisdiction. Neither the delivery of this prospectus-proxy statement nor any distribution of securities made hereunder shall, under any circumstances, create an implication that there has been no change in the affairs of Liposome or Elan since the date hereof or that the information herein is correct as of any time subsequent to its date.

   You should rely on the information contained or incorporated by reference in this prospectus-proxy statement. Neither Elan nor Liposome has authorized anyone to provide you with information that is different from what is contained in this prospectus-proxy statement. All information contained or incorporated by reference in this prospectus-proxy statement with respect to Liposome has been provided by Liposome, and all information contained (or incorporated by reference) in this prospectus-proxy statement with respect to Elan has been provided by Elan. Neither Elan nor Liposome warrants the accuracy of information relating to the other party. This prospectus-proxy statement is dated April 13, 2000. You should not assume that the information contained in this prospectus-proxy statement is accurate as of any date other than such date, and neither the mailing of this prospectus-proxy statement nor the issuance of Elan ADSs and contingent value rights in the merger shall create any implication to the contrary.

                                                               ANNEX A

                                                                  EXECUTION COPY

                          AGREEMENT AND PLAN OF MERGER

                                     among

                             ELAN CORPORATION, PLC

                           LITHIUM ACQUISITION CORP.

                                      and

                           THE LIPOSOME COMPANY, INC.

                           Dated as of March 6, 2000

                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----
 ARTICLE 1 The Merger...................................................   A-4
    1.1.   The Merger...................................................   A-4
    1.2.   The Closing..................................................   A-4
    1.3.   Effective Time...............................................   A-5
    1.4.   The Charter and Bylaws.......................................   A-5
    1.5.   Directors of the Surviving Corporation.......................   A-5
    1.6.   Officers of the Surviving Corporation........................   A-5
 ARTICLE 2 Conversion and Exchange of Securities........................   A-5
    2.1.   Merger Sub Stock.............................................   A-5
    2.2.   Company Stock................................................   A-5
    2.3.   Exchange of Certificates Representing Company Common Stock...   A-7
    2.4.   Adjustment of Exchange Ratio.................................   A-9
    2.5.   Dissenters Rights............................................   A-9
 ARTICLE 3 Representations and Warranties of the Company................  A-10
           Existence; Good Standing; Corporate Authority; Compliance
    3.1.   with Law.....................................................  A-10
    3.2.   Authorization, Validity and Effect of Agreements.............  A-10
    3.3.   Capitalization...............................................  A-10
    3.4.   Subsidiaries.................................................  A-11
    3.5.   No Violation.................................................  A-11
    3.6.   SEC Documents................................................  A-12
    3.7.   Litigation...................................................  A-12
    3.8.   No Violation of Law..........................................  A-12
    3.9.   Absence of Certain Changes...................................  A-13
    3.10.  Taxes and Tax Returns........................................  A-13
    3.11.  Employee Benefit Plans.......................................  A-14
    3.12.  Intellectual Property........................................  A-15
    3.13.  Parent Stock Ownership.......................................  A-16
    3.14.  Tax Reorganization...........................................  A-16
    3.15.  State Takeover Statutes......................................  A-16
    3.16.  No Brokers...................................................  A-16
    3.17.  Opinion of Financial Advisor.................................  A-16
    3.18.  Rights Agreement.............................................  A-16
    3.19.  Environmental Matters........................................  A-17
 ARTICLE 4 Representations and Warranties of Parent and Merger Sub......  A-18
           Existence; Good Standing; Corporate Authority; Compliance
    4.1.   with Law.....................................................  A-18
    4.2.   Authorization, Validity and Effect of Agreements.............  A-19
    4.3.   Capitalization...............................................  A-19
    4.4.   Subsidiaries.................................................  A-20
    4.5.   No Violation.................................................  A-20
    4.6.   SEC Documents................................................  A-20
    4.7.   Litigation...................................................  A-21
    4.8.   No Violation of Law..........................................  A-21
    4.9.   Absence of Certain Changes...................................  A-21
    4.10.  Taxes and Tax Returns........................................  A-21
    4.11.  Employee Benefit Plans.......................................  A-22
    4.12.  Intellectual Property........................................  A-23
    4.13.  Company Stock Ownership......................................  A-23
    4.14.  Tax Reorganization...........................................  A-23

                                                                      Page
                                                                      ----
 ARTICLE 5 Covenants................................................  A-24
    5.1.   Alternative Proposals....................................  A-24
    5.2.   Interim Operations.......................................  A-25
    5.3.   Meetings of Stockholders.................................  A-28
    5.4.   Reasonable Efforts; Further Assurances...................  A-28
    5.5.   Inspection of Records....................................  A-29
    5.6.   Publicity................................................  A-29
    5.7.   Registration Statement...................................  A-29
    5.8.   Listing Application......................................  A-30
    5.9.   Affiliate Letters........................................  A-30
    5.10.  Expenses.................................................  A-30
    5.11.  Directors' and Officers' Indemnification and Insurance...  A-30
    5.12.  Conveyance Taxes.........................................  A-31
    5.13.  Benefit Arrangements.....................................  A-31
    5.14.  Takeover Statutes, Etc...................................  A-32
    5.15.  Tax-Free Merger..........................................  A-32
    5.16.  CVR Agreement............................................  A-33
 ARTICLE 6 Conditions...............................................  A-33
           Conditions to Each Party's Obligation to Effect the
    6.1.   Merger...................................................  A-33
           Conditions to Obligation of the Company to Effect the
    6.2.   Merger...................................................  A-33
           Conditions to Obligation of Parent and Merger Sub to
    6.3.   Effect the Merger........................................  A-34
 ARTICLE 7 Termination..............................................  A-35
    7.1.   Termination by Mutual Consent............................  A-35
    7.2.   Termination by Either Parent or the Company..............  A-35
    7.3.   Termination by the Company...............................  A-35
    7.4.   Termination by Parent....................................  A-36
    7.5.   Effect of Termination and Abandonment....................  A-36
    7.6.   Extension; Waiver........................................  A-37
 ARTICLE 8 General Provisions.......................................  A-37
           Nonsurvival of Representations and Warranties; Survival
    8.1.   of Tax Covenants.........................................  A-37
    8.2.   Notices..................................................  A-37
    8.3.   Assignment; Binding Effect...............................  A-38
    8.4.   Entire Agreement.........................................  A-38
    8.5.   Amendment................................................  A-38
    8.6.   Governing Law; Submission to Jurisdiction................  A-39
    8.7.   Counterparts.............................................  A-39
    8.8.   Headings.................................................  A-39
    8.9.   Interpretation...........................................  A-39
    8.10.  Waivers..................................................  A-39
    8.11.  Incorporation of Exhibits................................  A-39
    8.12.  Severability.............................................  A-40
    8.13.  Enforcement of Agreement.................................  A-40
    8.14.  Definitions..............................................  A-40
 EXHIBIT A Form of Contingent Value Rights Agreement
 EXHIBIT B Company Affiliate Letter
 SCHEDULES
 Company Disclosure Schedule
 Parent Disclosure Schedule

   AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of March 6, 2000, among Elan Corporation, plc, a public limited company organized under the laws of Ireland ("Parent"), Lithium Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Parent ("Merger Sub"), and The Liposome Company, Inc., a Delaware corporation (the "Company").

                                    RECITALS

   A. Parent and the Company each have determined that a business combination between Parent and the Company is in the best interests of their respective companies and stockholders, and accordingly have agreed to effect the merger provided for herein upon the terms and subject to the conditions set forth herein.

   B. The respective Boards of Directors of Parent, Merger Sub and the Company, and Parent, acting as the sole stockholder of Merger Sub, have approved the merger of Merger Sub with and into the Company (the "Merger"), upon the terms and subject to the conditions set forth in this Agreement.

   C. It is intended that, for federal income tax purposes, the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Code (as defined in Section 3.10) with respect to which gain recognition is not required under Section 367(a) of the Code and that this Agreement shall be, and hereby is, adopted as a plan of reorganization for purposes of Section 368 of the Code.

   D. Merger Sub is a wholly-owned subsidiary of Parent and has been formed solely to facilitate the Merger and has conducted and will conduct no business or activity other than in connection with the Merger.

   E. Concurrently with the execution and delivery of this Agreement, and as a condition and inducement to the willingness of Parent and Merger Sub to enter into this Agreement, a holder of shares of the outstanding Company Common Stock has entered into a Stockholder Agreement, dated as of the date hereof (the "Stockholder Agreement"), pursuant to which such holder has agreed, among other things, to vote in favor of the Merger. The Stockholder Agreement terminates upon the termination of this Agreement.

   NOW, THEREFORE, in consideration of the foregoing, and of the representations, warranties, covenants and agreements contained herein, the parties hereto hereby agree as follows:

                                   ARTICLE 1

                                   The Merger

   1.1. The Merger

   Subject to the terms and conditions of this Agreement, at the Effective Time (as defined in Section 1.3), Merger Sub shall be merged with and into the Company in accordance with this Agreement, and the separate corporate existence of Merger Sub shall thereupon cease and the Company shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the "Surviving Corporation") and will be a wholly- owned subsidiary of Parent, provided, however, that in the event that either tax counsel determines that it is unable to issue its opinion as described in Section 6.2(b) or 6.3(b), as the case may be, the parties shall restructure the transaction such that the Company shall be merged with and into Merger Sub, with Merger Sub being the Surviving Corporation, if that restructuring would enable such tax counsel to render its opinion. The Merger shall have the effects specified in the Delaware General Corporation Law ("DGCL").

   1.2. The Closing

   Subject to the terms and conditions of this Agreement, the closing of the Merger (the "Closing") shall take place (a) at the offices of Dewey Ballantine LLP, 1301 Avenue of the Americas, New York, New York as promptly as practicable, but no later than one business day, following the satisfaction or waiver of the conditions set forth in Article 6 (other than conditions which by their nature are to be satisfied at Closing, but subject to those conditions) or (b) at such other time, date or place as Parent and the Company may agree. The date on which the Closing occurs is hereinafter referred to as the "Closing Date."

   1.3. Effective Time

   If all the conditions set forth in Article 6 shall have been fulfilled or waived in accordance herewith and this Agreement shall not have been terminated as provided in Article 7, the parties hereto shall cause a Certificate of Merger meeting the requirements of Section 251 of the DGCL (the "Certificate of Merger") to be properly executed and filed in accordance with such Section on the Closing Date. The Merger shall become effective at the time of filing of the Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the DGCL or at such later time which the parties hereto shall have agreed upon and designated in such filings as the effective time of the Merger (the "Effective Time").

   1.4. The Charter and Bylaws

   (a) The Certificate of Incorporation of the Company as in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation until duly amended as provided therein or by applicable law.

   (b) The Bylaws of Merger Sub in effect at the Effective Time shall be the Bylaws of the Surviving Corporation, until thereafter amended as provided therein or by applicable law.

   1.5. Directors of the Surviving Corporation

   The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation as of the Effective Time and until their successors are duly appointed or elected in accordance with applicable law.

   1.6. Officers of the Surviving Corporation

   The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation as of the Effective Time and until their successors are duly appointed or elected in accordance with applicable law.

                                   ARTICLE 2

                     Conversion and Exchange of Securities

   2.1. Merger Sub Stock

   At the Effective Time, each share of common stock of Merger Sub outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and non-assessable share of common stock of the Surviving Corporation.

   2.2. Company Stock

   (a) (x) Subject to Section 2.3(e), at the Effective Time, each outstanding share of common stock, par value $.01 per share (the "Company Common Stock"), of the Company shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into (1) a number of American Depositary Shares ("Parent ADSs"), evidenced by American Depositary Receipts ("ADRs"), each Parent ADS representing one Ordinary Share ("Parent Ordinary Shares"), par value 5 Euro cents, of Parent equal to the Exchange Ratio and (2) one Contingent Value Right (a "CVR") to be issued pursuant to the Contingent Value

Rights Agreement (the "CVR Agreement") in the form of Exhibit A hereto to be entered into between Parent and a bank or financial institution mutually acceptable to Parent and the Company (the "CVR Agent"). The consideration referred to in (subparagraphs (1) and (2) of this Section 2.2(a)(x) is hereinafter referred to as the "Merger Consideration").

   (y) The "Exchange Ratio" shall equal 0.3850. The Exchange Ratio shall be rounded to the nearest 1/10,000th of an ADS. "Parent Average Price" shall be the average of the closing prices of the Parent ADSs on the New York Stock Exchange ("NYSE") for the 10 consecutive trading days ending on the second trading day prior to the date of Company Stockholders Meeting (as defined herein) (such date being the "Determination Date"), as reported by The Wall Street Journal (or, if not reported thereby, any other authoritative source).

   (z) If the Parent Average Price (as defined herein) shall be less than $31.74 and if the Parent Price Decline (as defined herein) shall be more than twenty percentage points greater than the Index Decline (as defined herein), the Company may, at any time prior to the Effective Time, deliver a notice (the "Top-Up Request") to Parent requesting that the Exchange Ratio be increased to the Topped-Up Exchange Ratio (rounded to the nearest 1/10,000th of an ADS). Parent may, in its sole discretion, agree to increase the Exchange Ratio to the Topped-Up Exchange Ratio. No later than 10:00 a.m., New York City time on the third trading day following Parent's receipt of the Top-Up Request (the "Parent Response Time"), Parent shall deliver notice to the Company of its determination with respect thereto. If Parent agrees to increase the Exchange Ratio, the Exchange Ratio shall equal the Topped-Up Exchange Ratio. If the Company does not receive such notice by the Parent Response Time, the Company may at, at any time prior to the Effective Time, deliver a notice to Parent to the effect that the Company is terminating this Agreement pursuant to
Section 2.2(a)(z). Notwithstanding anything herein to the contrary, unless Parent agrees to so increase the Exchange Ratio, the Company shall not be obligated to effect the Merger following the delivery of a Top-Up Request until 10:00 a.m. on the third trading day following the Parent Response Time.

   (aa) Parent Price Decline shall mean the percentage determined by dividing
(a) $39 11/16 minus the Parent Average Price by (b) $39 11/16. Index Decline shall mean the percentage determined by dividing (c) the closing price of the S&P Pharmaceuticals Index (ticker symbol SPPRMC) on March 3, 2000 minus the average closing prices for the 10 consecutive trading days ending on the Determination Date of such Index by (d) the closing price of such Index on March 3, 2000, each as reported by the Wall Street Journal (or, if not reported there, any other authoritative source); provided, however, if such average is greater than the closing price of such Index on March 3, 2000, the percentage shall be 0%.

   (bb) If there has been an Index Decline, the Topped-Up Exchange Ratio shall be the lowest exchange ratio that would not have given the Company the right to send a Top-Up Request; otherwise the Topped-Up Exchange Ratio shall be $12.21 divided by the Parent Average Price.

   (b) As a result of the Merger and without any action on the part of the holder thereof, at the Effective Time, all shares of Company Common Stock outstanding immediately prior to the Effective Time shall cease to be outstanding and shall cease to exist, and each holder of shares of Company Common Stock shall thereafter cease to have any rights with respect to such shares of Company Common Stock, except the right to receive, without interest, the consideration contemplated by Section 2.2(a) and cash in accordance with Sections 2.3(c) and 2.3(e) upon the surrender of a certificate (a "Certificate") representing such shares of Company Common Stock.

   (c) Each share of Company Common Stock held in the Company's treasury at the Effective Time, and each share of Company Common Stock that is owned by Parent or any Parent Subsidiary (as defined in Section 4.1) at the Effective Time, shall, by virtue of the Merger, cease to be outstanding and shall be canceled and retired and shall cease to exist without payment of any consideration therefor.

   (d) As of the Effective Time, each outstanding option to purchase capital stock of the Company (the "Company Options"), whether or not exercisable and whether or not vested, under any plan or arrangement of the Company providing for the grant of options to purchase shares of Company Common Stock (collectively, the "Company Stock Option Plans"), shall be converted into an option to purchase Parent ADSs and CVRs. Each Company Option so converted shall be exercisable upon the same terms and conditions as under the applicable Company Stock Option Plan and the applicable option agreement issued thereunder (including continuing any Company policy or procedure regarding cashless exercises), except that (A) each such Company Option shall be exercisable for
(x) that whole number of Parent ADSs (rounded to the nearest whole share) equal to the number of shares of Company Common Stock subject to such Company Option immediately prior to the Effective Time multiplied by the Exchange Ratio and
(y) that number of CVR's equal to the number of shares of Company Common Stock subject to such Company Option immediately prior to the Effective Time, and (B) the option price per Parent ADS and CVRs shall be an amount equal to the option price per share of Company Common Stock subject to such Company Option in effect immediately prior to the Effective Time divided by the Exchange Ratio (the option price, as so determined, being rounded to the nearest whole cent). If any cash payments are made with respect to the CVRs prior to the exercise of a Company Option, the exercise price of the option shall be reduced by the amount of cash which would have been payable to the option holder had such holder exercised the option immediately prior to the record date for such payment. Notwithstanding the foregoing, the foregoing conversions with respect to any Company Options that are incentive stock options as defined in Section 422 of the Code shall be effected in a manner consistent with Section 424(a) of the Code, except as otherwise elected by the option holder.

   (e) Parent shall (i) on or prior to the Effective Time, reserve for issuance the number of Parent ADSs and CVRs that will become subject to options to purchase Parent ADSs and CVRs ("Parent Options") pursuant to Section 2.2(d),
(ii) from and after the Effective Time, upon exercise of the Parent Options in accordance with the terms thereof, make available for issuance all Parent ADSs and CVRs covered thereby, (iii) at the Effective Time, assume the Company Stock Plans, with the result that all obligations of the Company under the Company Stock Plans, including with respect to Company Options outstanding at the Effective Time, shall be obligations of Parent following the Effective Time and
(iv) as promptly as practicable after the Effective Time, issue to each holder of an outstanding Company Option a document evidencing the foregoing assumption by Parent.

   (f) The parties shall take all actions necessary to ensure that the Company Options converted by Parent qualify following the Effective Time as incentive stock options as defined in Section 422 of the Code to the extent permitted under Section 422 of the Code and to the extent the Company Options qualified as incentive stock options prior to the Effective Time, except as otherwise elected by the option holder.

   (g) Parent shall, on the Closing Date, file a registration statement on Form S-8 under the Securities Act of 1933 (the "Securities Act"), covering the Parent ADSs and CVRs issuable upon the exercise of Parent Options created upon the assumption by Parent of Company Options under Section 2.2(d), and will maintain the effectiveness of such registration, and the current status of the prospectus contained therein, until the exercise or expiration of such Parent Options.

   2.3. Exchange of Certificates Representing Company Common Stock

   (a) As of the Effective Time, Parent shall deposit, or shall cause to be deposited, with a banking or other financial institution mutually acceptable to Parent and the Company (the "Exchange Agent"), for the benefit of the holders of shares of Company Common Stock, for exchange in accordance with this Article 2, certificates representing a number of Parent Ordinary Shares and CVRs sufficient to permit the Exchange Agent to issue the number of Parent ADSs and CVRs to be issued in connection with the Merger and cash in an amount equal to Parent's good faith estimate of the cash required to be paid to holders of shares of Company Common Stock in lieu of fractional shares expected to be payable in connection with the Merger (such cash and certificates for Parent ADSs and CVRs, together with any dividends or distributions with respect thereto (relating to record dates for such dividends or distributions after the Effective Time), being hereinafter referred to as the "Exchange Fund") to be issued pursuant to
Section 2.2 and paid pursuant to this Section 2.3 in exchange for outstanding shares of Company Common Stock.

   (b) Promptly after the Effective Time, Parent shall cause the Exchange Agent to mail to each holder of record of shares of Company Common Stock (i) a letter of transmittal specifying that delivery shall be effected, and risk of loss and title to such shares of Company Common Stock shall pass, only upon delivery of the Certificates representing such shares to the Exchange Agent and which letter shall be in such form and have such other provisions as Parent may reasonably specify and (ii) instructions for use in effecting the surrender of Certificates in exchange for the consideration contemplated by Section 2.2 and this Section 2.3, including cash in lieu of fractional shares. Upon surrender of a Certificate for cancellation to the Exchange Agent together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, the holder of the shares represented by such Certificate shall be entitled to receive in exchange therefor (x) a certificate representing that number of whole Parent ADSs, (y) a CVR certificate issued pursuant to the CVR Agreement evidencing CVRs (a "CVR Certificate") and (z) a check representing the amount of cash in lieu of fractional shares, if any, and unpaid dividends and distributions, if any, that such holder has the right to receive in respect of the Certificate surrendered pursuant to the provisions of this Article 2, after giving effect to any required withholding tax, and the shares represented by the Certificate so surrendered shall forthwith be canceled. No interest will be paid or accrued on the cash payable to holders of shares of Company Common Stock. In the event of a transfer of ownership of Company Common Stock that is not registered in the transfer records of the Company, a certificate representing the proper number of Parent ADSs, CVR Certificates, together with a check for the cash to be paid pursuant to Section 2.3(b)(y) may be issued to such a transferee if the Certificate representing such Company Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid.

   (c) Notwithstanding any other provisions of this Agreement, no dividends or other distributions declared after the Effective Time on Parent ADSs and CVRs shall be paid with respect to any shares of Company Common Stock represented by a Certificate until such Certificate is surrendered for exchange as provided herein. Following surrender of any such Certificate, there shall be paid to the holder of the certificates representing whole Parent ADSs and CVRs issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore payable with respect to such whole Parent ADSs and CVRs and not paid, less the amount of any withholding taxes which may be required thereon, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole Parent ADSs and CVRs, less the amount of any withholding taxes which may be required thereon.

   (d) At or after the Effective Time, there shall be no transfers on the stock transfer books of the Company of the shares of Company Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be canceled and exchanged for certificates for Parent ADSs and CVRs and cash deliverable in respect thereof pursuant to this Agreement in accordance with the procedures set forth in this Article 2. Certificates surrendered for exchange by any Affiliate (as defined in Section 5.9 hereof), shall not be exchanged until Parent has received a written agreement from such person as provided in Section 5.9.

   (e) No fractional Parent ADSs shall be issued pursuant hereto. In lieu of the issuance of any fractional Parent ADS, cash adjustments will be paid to holders in respect of any fractional Parent ADS that would otherwise be issuable, and the amount of such cash adjustment shall be equal to the product obtained by multiplying such stockholder's fractional Parent ADS that would otherwise be issuable by the closing price per Parent ADS on the Closing Date as reported by The Wall Street Journal (or, if not reported thereby, any other authoritative source).

   (f) Any portion of the Exchange Fund (including the proceeds of any investments thereof and any Parent ADSs and CVRs) that remains unclaimed by the former stockholders of the Company one year after the Effective Time shall be delivered to Parent. Any former stockholders of the Company who have not theretofore complied with this Article 2 shall thereafter look only to Parent, and Parent shall comply with such requests, made in accordance with the terms of this Agreement, for payment of their Parent ADSs and CVRs, cash and unpaid dividends and distributions on Parent ADSs and CVRs deliverable in respect of each share of Company Common Stock such stockholder holds as determined pursuant to this Agreement, in each case, without any interest thereon.

   (g) None of Parent, the Company, the Surviving Corporation, the Exchange Agent or any other person shall be liable (except to the extent provided by applicable law) to any former holder of shares of Company Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

   (h) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and the posting by such person of a bond in such amount as the Surviving Corporation may reasonably request as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Parent ADSs and CVRs and cash deliverable in respect thereof pursuant to this Agreement.

   2.4. Adjustment of Exchange Ratio

   In the event that, subsequent to the date of this Agreement but prior to the Effective Time, the outstanding Parent ADSs or Company Common Stock, respectively, shall have been changed into a different number of shares or a different class as a result of a stock split, reverse stock split, stock dividend, subdivision, reclassification, combination, exchange, recapitalization or other similar transaction (or a record date shall have been set for such purpose), amounts payable hereunder shall be appropriately adjusted.

   2.5. Dissenters Rights

   Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger or consented thereto in writing and who has delivered a written demand for appraisal of such shares in accordance with Section 262 of the DGCL, if such Section 262 provides for appraisal rights for such shares in the Merger ("Dissenting Shares"), shall not be converted into the right to receive the Merger Consideration, as provided in
Section 2.1(b) hereof, unless and until such holder fails to perfect or effectively withdraws or otherwise loses his right to appraisal and payment under Section 262 of the DGCL. If, after the Effective Time, any such holder fails to perfect or effectively withdraws or loses his right to appraisal, such Dissenting Shares shall thereupon be treated as if they had been converted as of the Effective Time into the right to receive the Merger Consideration to which such holder is entitled, without interest or dividends thereon.

                                   ARTICLE 3

                 Representations and Warranties of the Company

   Except as set forth in the corresponding section or subsection of the disclosure schedule delivered at or prior to the execution hereof to Parent (the "Company Disclosure Schedule") or in the Company Reports (as defined in
Section 3.6) filed on or prior to the date hereof, the Company represents and warrants to Parent as of the date of this Agreement as follows (it being understood that disclosure of an item is not to be construed as an admission of any fact):

   3.1. Existence; Good Standing; Corporate Authority; Compliance with Law

   The Company is a corporation duly incorporated, validly existing and in good standing under the laws of Delaware. The Company is duly licensed or qualified to do business as a foreign corporation and is in good standing under the laws of any other state of the United States in which the character of the properties owned or leased by it or in which the transaction of its business makes such qualification necessary, except where the failure to be so qualified or to be in good standing, individually and in the aggregate, is not reasonably likely to result in a Company Material Adverse Effect (as defined in Section
8.14 hereof). The Company has all requisite corporate power and authority to own, operate and lease its properties and carry on its business as now conducted or as reasonably contemplated in the future. The Company has no Subsidiaries (as defined in Section 8.14) other than those Subsidiaries set forth in Section 3.1 of the Company Disclosure Schedule (the "Company Subsidiaries"). Each of the Company Subsidiaries is a corporation duly organized, validly existing and in good standing, under the laws of the jurisdictions in which such companies are incorporated. Neither the Company nor any of the Company Subsidiaries is in violation of any order of any court, governmental authority or arbitration board or tribunal, or any law, ordinance, governmental rule or regulation to which the Company or any of the Company Subsidiaries or any of their respective properties or assets is subject, other than any violations that are not reasonably likely to result in a Company Material Adverse Effect. The Company and each of the Company Subsidiaries have obtained all licenses, permits and other authorizations and have taken all actions required by applicable law or governmental regulations in connection with their business as now conducted, except where the failure to obtain any such item or to take any such action, individually and in the aggregate, is not reasonably likely to result in a Company Material Adverse Effect.

   3.2. Authorization, Validity and Effect of Agreements

   The Company has the requisite corporate power and authority to execute and deliver this Agreement and all other agreements and documents contemplated hereby and to perform its obligations hereunder. Subject only to the approval of this Agreement and the Merger by the holders of a majority of the outstanding shares of Company Common Stock, the consummation by the Company of the transactions contemplated hereby has been unanimously approved by the Board of Directors of the Company (the "Company Board") and duly authorized by all requisite corporate action. This Agreement constitutes the valid and legally binding obligation of the Company, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity.

   3.3. Capitalization

   The authorized capital stock of the Company consists of 120,000,000 shares of Company Common Stock and 2,400,000 shares of preferred stock of the Company (the "Company Preferred Stock"). As of March 2, 2000, there were 39,478,293 shares of Company Common Stock and no shares of Company Preferred Stock issued and outstanding. Since such date, no shares of capital stock of Company have been issued, except shares of Company Common Stock issued pursuant to the exercise of options outstanding under the Company Stock Option Plans. The Company is party to a Shareholder Rights Agreement, dated as of July 11, 1996 (the "Company Rights Agreement"), with American Stock Transfer, as Rights Agent. As of March 2, 2000, options to acquire 4,836,411 shares of Company Common Stock were outstanding pursuant to the terms of the Company Stock Option Plans and 100,000 shares of Series B Participating Preferred Stock were reserved for issuance in connection with the Rights issued pursuant to the Company Rights Agreement. The Company has no outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) on any matter with respect to such securities. All issued and outstanding shares of Company Common Stock are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights, and were issued in compliance with all applicable federal and state securities laws, rules and regulations. Other than as set forth above, there are not at the date of this Agreement any existing options, warrants, calls, subscriptions, convertible securities, or other rights, agreements or commitments that obligate the Company or any of the Company Subsidiaries to issue, transfer or sell any shares of capital stock of the Company or any of the Company Subsidiaries.

   3.4. Subsidiaries

   The Company owns directly or indirectly each of the outstanding shares of capital stock of each of the Company Subsidiaries. Each of the outstanding shares of capital stock of each of the Company Subsidiaries is duly authorized, validly issued, fully paid and nonassessable, and is owned, directly or indirectly, by the Company free and clear of all liens, pledges, security interests, claims or other encumbrances.

   3.5. No Violation

   Neither the execution and delivery by the Company of this Agreement nor the consummation by the Company of the transactions contemplated hereby in accordance with the terms hereof, will: (i) conflict with or result in a breach of any provisions of the Certificate of Incorporation or the Bylaws of the Company; (ii) result in a breach or violation of, or a default under, any existing Company Employee Plans, or any grant or award made under any of the foregoing or violate, conflict with, result in a breach of any provision of, constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, result in the termination or in a right of termination or cancellation of, accelerate the performance required by, result in the triggering of any payment or other material obligations pursuant to, result in the creation of any lien, security interest, charge or encumbrance upon any of the properties of the Company or any of the Company Subsidiaries under, or result in being declared void, voidable, or without further binding effect, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust or any license, franchise, permit, lease, contract, agreement or other instrument, binding commitment or obligation to which the Company or any of the Company Subsidiaries is a party, or by which the Company or any of the Company Subsidiaries or any of their respective properties is bound or affected, except for any of the foregoing matters in this clause (ii), individually and in the aggregate, which are not reasonably likely to (a) result in a Company Material Adverse Effect or (b) impair in any material respect the ability of the Company to perform its obligations under this Agreement, or (c) prevent or materially delay the consummation of any of the transactions contemplated by this Agreement; or (iii) other than (a) filings by the Company required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act"), (b) the filing with the Securities and Exchange Commission (the "SEC") of a proxy statement relating to the approval by the Company's stockholders of this Agreement and such reports under the Securities Exchange Act of 1934 (the "Exchange Act"), as may be required in connection with this Agreement and the transactions contemplated by this Agreement, (c) any filings with and written authorization of the transaction by the New Jersey Department of Environmental Protection that may be required pursuant to the New Jersey Industrial Site Recovery Act, N.J.S.A. 13:1K-6 et seq. or under Indiana law, as described in Section 6.3(d) hereof, (d) the filing of the Certificate of Merger with the Delaware Secretary of State, (e) the filings and notifications required by the rules of the Nasdaq National Market, (f) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under the corporation, takeover or blue sky laws of various states, and (g) such authorizations, orders, consents, licenses, confirmations, clearances, permissions and approvals as may be required in any foreign jurisdiction for the purposes of applicable anti-trust, competition, takeover or similar legislation require, by or with respect to the Company or any of the Company Subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the Merger, any consent, approval or authorization of, or declaration, filing or registration with, any domestic or foreign governmental or regulatory authority ("Governmental Entity"), other than consents, approvals, authorizations, declarations or filings or registration which, if not obtained or made, individually and in the aggregate, are not reasonably likely to result in a Company Material Adverse Effect.

   3.6. SEC Documents

   (a) As of their respective dates, or, if amended, as of the date of the last such amendment, each registration statement, report, proxy statement or information statement (as defined in Regulation 14C under the Exchange Act) of the Company prepared by the Company since January 1, 1998, in the form (including exhibits and any amendments thereto) filed with the SEC, (collectively, the "Company Reports") (i) complied as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act, and the rules and regulations thereunder applicable to such Company Reports and (ii) at the time they were filed did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Each of the consolidated balance sheets included in or incorporated by reference into the Company Reports (including the related notes and schedules) fairly presents in all material respects the consolidated financial position of the Company and each of the Company Subsidiaries as of its date, and each of the consolidated statements of operations, stockholders' equity and cash flows included in or incorporated by reference into the Company Reports (including any related notes and schedules) fairly presents in all material respects the financial position, results of operations and cash flows, as the case may be, of the Company and each of the Company Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to normal year-end audit adjustments which are not reasonably likely to be material in amount or effect, and the absence of footnotes), in each case in accordance with U.S. generally accepted accounted principles ("GAAP") consistently applied during the periods involved, except as may be noted therein.

   (b) Except as and to the extent set forth on the balance sheet of the Company as of September 30, 1999, including the notes thereto (the "Company Balance Sheet"), the Company has no material liability or obligation of any nature (whether accrued, absolute, contingent or otherwise) except for liabilities and obligations (i) disclosed in any Company Report and Mailings (as defined hereafter) filed since September 30, 1999 and prior to the date of this Agreement, (ii) incurred since September 30, 1999 in the ordinary course of business, (iii) incurred pursuant to this Agreement or (iv) liabilities or obligations which individually and in the aggregate, would not have a Company Material Adverse Effect.

   (c) The Company will deliver to Parent as soon as they become available true and complete copies of any report, registration statement or statement mailed by it to its securityholders generally (the "Mailings") subsequent to the date hereof and prior to the Effective Time. As of their respective dates, such Mailings (excluding any information therein provided by Parent or Merger Sub, as to which the Company makes no representation) will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading and will comply in all material respects with all applicable requirements of law.

   3.7. Litigation

   There are no actions, suits or proceedings pending against the Company or any of the Company Subsidiaries or, to the knowledge of the Company, threatened against the Company or any of the Company Subsidiaries that, individually and in the aggregate, are reasonably likely to have a Company Material Adverse Effect.

   3.8. No Violation of Law

   (a) The Company and each of the Company Subsidiaries is not in violation of any statute, law, ordinance, regulation, rule or order of any foreign, federal, state or local government or any other governmental department or agency, or any judgment, decree or order of any court, applicable to its business or operations, except where any such violations or failures to comply would not, individually and in the aggregate, have a

Company Material Adverse Effect. The Company and each of the Company Subsidiaries has all permits, licenses and franchises from governmental agencies required to conduct its business as now being conducted, except for such permits, licenses and franchises the absence of which would not, individually and in the aggregate, have a Company Material Adverse Effect.

   (b) To the best of the Company's knowledge, as to each product subject to FDA's jurisdiction under the Federal Food, Drug and Cosmetic Act ("FDCA") and the jurisdiction of the Drug Enforcement Agency under the Comprehensive Drug Abuse Prevention and Control Act of 1970 ("CSA") which is manufactured, tested, distributed, held, and/or marketed by the Company, such product is being manufactured, held and distributed in substantial compliance with all applicable requirements under the FDCA and the CSA including, but not limited to, those relating to investigational use, premarket clearance, good manufacturing practices, labeling, advertising, record keeping, filing of reports, and security.

   (c) The Company will promptly provide Parent with copies of any document that is issued, prepared, or otherwise becomes available from the date of this Agreement until the Effective Time which bears on the regulatory status under the FDCA or the CSA of the Company and each of the Company Subsidiaries, or any product of the Company and each of the Company Subsidiaries, including, but not limited to, any deficiency letter, warning letter, non-approvable letter/order, and withdrawal letter/order, except for documents reflecting such matters which, individually and in the aggregate, would not have a Material Adverse Effect.

   3.9. Absence of Certain Changes

   Since September 30, 1999, other than as set forth in the Company Reports, the Company has conducted its business only in the ordinary course of such business, and there has not been (i) any Company Material Adverse Effect or any event which is reasonably likely to result in a Company Material Adverse Effect; or (ii) any material change in its accounting principles, practices or methods, except as required under GAAP or applicable law.

   3.10. Taxes and Tax Returns

   (a) As used in this Agreement:

     "Code" means the Internal Revenue Code of 1986, as amended. All citations to provisions of the Code, or to the Treasury Regulations promulgated thereunder, shall include any amendments thereto and any substitute or successor provisions thereto.

     "Taxes" means any and all federal, state, local and foreign taxes, assessments and other governmental charges, including, without limitation, taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, gains, franchise, withholding, payroll, employment, excise, unemployment, premium, social security, occupation, stamp, and property taxes, together with all interest, penalties and additions to tax imposed with respect to such amounts.

     "Tax Return" means any report, return, declaration or other form or document filed or required to be filed with a taxing authority in connection with any Taxes.

   (b) All material Tax Returns required to be filed by or with respect to the Company and each of the Company Subsidiaries have been timely filed and all such Tax Returns are true, correct and complete in all material respects. The Company and each of the Company Subsidiaries have (i) timely paid or caused to be timely paid, or made adequate provisions in accordance with GAAP, all Taxes due, whether or not shown (or required to be shown) on a Tax Return (other than Taxes that are being contested in good faith and for which adequate reserves have been made) and (ii) provided a sufficient reserve (without regard to deferred Tax assets and liabilities) for the payment of all Taxes not yet due and payable on the financial statements included in the Company Reports.

   (c) The Company and each of the Company Subsidiaries have complied in all material respects with the provisions of the Code relating to the withholding and payment of Taxes, including, without limitation, the withholding and reporting requirements under Code sections 1441 through 1464, 3401 through 3406, and 6041 through 6049, as well as similar provisions under any other laws, and have, within the time and in the manner prescribed by law, withheld from employee wages and paid over to the proper governmental authorities all amounts required to be withheld and paid over except where the failure to withhold and pay over, individually and in the aggregate, are not reasonably likely to have a Material Adverse Effect.

   (d) To the Company's knowledge, none of the Tax Returns of the Company or any of the Company Subsidiaries is currently being examined by the Internal Revenue Service ("IRS") or relevant state, local or foreign taxing authorities and there are no administrative or court proceedings relating to any Taxes in progress or, to the Company's knowledge, pending.

   (e) Except for liens for Taxes that are not yet due and payable, there are no liens for any Tax upon any asset of the Company or any of the Company Subsidiaries.

   (f) Neither the Company nor any of the Company Subsidiaries is, or has been, a party to any agreement (other than this Agreement) relating to allocating or sharing the payment of, or liability for, Taxes.

   (g) Neither the Company nor any of the Company Subsidiaries is a party to any contract, agreement, plan or arrangement that, individually or in the aggregate, or when taken together with any payment that may be made under this Agreement or any agreements contemplated hereby, would give rise to the payment of any "excess parachute payment" within the meaning of Section 280G of the Code.

   (h) True and complete copies of all federal, state, local and foreign Tax Returns of the Company and each of the Company Subsidiaries have been made available to Parent prior to the date hereof to the extent reasonably requested by Parent.

   (i) No extension of time with respect to any date on which a Tax Return was or is to be filed by the Company or any of the Company Subsidiaries is in force, and no waiver or agreement by the Company or any of the Company Subsidiaries is in force for the extension of time for the assessment or payment of any Taxes.

   (j) Neither the Company nor any of the Company Subsidiaries has been a member of an (i) affiliated group (within the meaning of Section 1504 of the Code) or (ii) affiliated, combined, consolidated, unitary, or similar group for state, local or foreign Tax purposes, other than the group of which the Company is the common parent.

   3.11. Employee Benefit Plans

   (a) Schedule 3.11 of the Company Disclosure Schedule contains a list of each material plan, program, arrangement and contract which is maintained by the Company or any Company Subsidiaries or under which the Company or any of the Company Subsidiaries is obligated to make contributions and which provides benefits or compensation to or on behalf of employees or former employees, including but not limited to executive arrangements and "employee benefit plans" as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). All such material plans, programs, arrangements, practices or contracts are referred to herein as "Company Employee Plans." The Company has made available to Parent the plan documents or other writing constituting each Company Employee Plan that has been reduced to writing and, if applicable, the trust, insurance contract or other funding arrangement, the ERISA summary plan description and the most recent Forms 5500 and actuarial report for each such Plan. The Company has made available to Parent accurate copies of the most recent favorable determination letters for all Company Employee Plans qualified under Section 401(a) of the Code.

   (b) With respect to each Company Employee Plan that is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code: (i) there does not exist any accumulated funding deficiency within the meaning of Section 412 of the Code or Section 302 of ERISA, whether or not waived; (ii) no reportable events within the meaning of Section 4043(c) of ERISA with respect to which the 30-day notice period have not been waived have occurred which, individually and in the aggregate, are reasonably likely to result in a Company Material Adverse Effect, (iii) all premiums required to be paid to the Pension Benefit Guaranty Corporation have been timely paid in full; and (iv) all contributions to the Company Employee Plans required to be made by the Company or any Company Subsidiary have been timely made in all material respects. There does not now exist, nor do any circumstances exist as are reasonably likely to result in, any Company Controlled Group Liability (as defined below) that is reasonably likely to be a liability of the Company or any Company Subsidiary following the Effective Time. "Company Controlled Group Liability" means any and all liabilities under (i) Title IV of ERISA, (ii)
Section 302 of ERISA, (iii) Sections 412 and 4971 of the Code and (iv) the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code, other than, in each case, such liabilities that arise solely out of, or relate solely to, the Company Employee Plans. There are no investigations by any governmental agency (including the Pension Benefit Guaranty Corporation), termination proceedings or other claims (except claims for benefits payable in the normal operation of the Company Employee Plans), suits or proceedings against or involving any Company Employee Plans or asserting any rights to or claims for benefits under any Company Employee Plan that are reasonably likely to have a Company Material Adverse Effect.

   (c) Neither the Company nor any Company Subsidiary is, or has been, a participant in a multiemployer plan (within the meaning of ERISA Section 3(37)). Neither the Company nor any of the Company Subsidiaries is obligated to provide post-employment or retirement medical benefits or any other unfunded welfare benefits to or on behalf of any Person who is no longer an employee of Company or any of the Company Subsidiaries, except for health continuation coverage as required by Section 4980B of the Code or Part 6 of Title I of ERISA.

   (d) Each Company Employee Plan has at all times been maintained, by its terms and in operation, in accordance with all applicable laws, and each of those Company Employee Plans which are intended to be qualified under Section 401(a) of the Code has at all times been maintained, by its terms and in operation, in accordance with Section 401(a) of the Code, in each case except where a failure to be so maintained, individually and in the aggregate, are not reasonably likely to have a Company Material Adverse Effect.

   (e) No prohibited transaction has occurred with respect to any Company Employee Plan maintained by the Company or any of the Company Subsidiaries that would result, directly or indirectly, in the imposition of an excise tax or other liability under the Code or ERISA, except for such a tax or other liability that, individually and in the aggregate, are not reasonably likely to have a Company Material Adverse Effect.

   (f) No employee of the Company or any of the Company Subsidiaries will be entitled to any additional payment or benefits or acceleration of the time of payment or vesting of any benefit under any Company Employee Plan or other agreement or arrangement as a result of the transactions contemplated by this Agreement.

   3.12. Intellectual Property

   Each of the Company and its Subsidiaries owns, or is validly licensed or otherwise has the right to use all patents, patent applications, trademarks, trademark rights, trade names, trade name rights, service marks, service mark rights, copyrights and other proprietary intellectual property rights and computer programs (collectively, "Intellectual Property Rights") which if the Company or its Subsidiaries did not own or validly license or otherwise have the right to use would, individually and in the aggregate, have a Material Adverse Effect on the Company. Section 3.12 of the Company Disclosure Schedule sets forth, as of the date hereof, a list of all material granted patents, pending patent applications, trademarks and applications therefor owned by or licensed to the Company or any of its Subsidiaries. No claims are pending or, to the knowledge of the Company, threatened that the Company or any of its Subsidiaries is infringing the rights of any Person with regard to any Intellectual Property Right which, individually and in the aggregate, have or would have a

Material Adverse Effect on the Company. To the knowledge of the Company, no person is infringing the rights of the Company or any of its Subsidiaries with respect to any Intellectual Property Right which would have a Material Adverse Effect on the Company. As of the date hereof, the Company has no knowledge that the business of the Company and its Subsidiaries as presently conducted or as presently contemplated does or will infringe (i) any granted patent or existing trademark or (ii) any patent granted from a pending patent application. No claims are pending or, to the knowledge of the Company, are threatened challenging the ownership of or license to the Intellectual Property Rights owned by or licensed to the Company and its Subsidiaries which would, individually and in the aggregate, have a Material Adverse Effect on the Company.

   3.13. Parent Stock Ownership

   Neither the Company nor any of the Company Subsidiaries beneficially owns any Parent ADSs or other securities convertible into or exercisable for Parent ADSs.

   3.14. Tax Reorganization

   Neither the Company nor any of the Company Subsidiaries has taken or agreed to take any action or knows of any fact or circumstance that is reasonably likely to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code with respect to which gain recognition is not required under Section 367(a) of the Code.

   3.15. State Takeover Statutes

   The Company Board has approved this Agreement, the Stockholder Agreement and the Merger, and such approval is sufficient to render inapplicable to this Agreement, the Stockholder Agreement and the Merger, the provisions of Section 203 of the DGCL to the extent, if any, such Section is applicable to this Agreement, the Stockholder Agreement and the Merger. To the Company's knowledge, no other state antitakeover statute or similar statute or regulation is applicable to the Merger or the other transactions contemplated hereby.

   3.16. No Brokers

   The Company has not entered into any contract, arrangement or understanding with any person or firm which may result in the obligation of the Company or Parent to pay any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby, except that the Company has retained Warburg Dillon Read LLC ("WDR") as its financial advisors. A copy of WDR's engagement letter has been previously delivered to Parent.

   3.17. Opinion of Financial Advisor

   The Board of Directors of the Company has received the opinion of WDR to the effect that, as of the date hereof, the consideration to be received in the Merger is fair to the holders of Company Common Stock from a financial point of view.

   3.18. Rights Agreement

   The Company has taken all actions necessary to irrevocably (i) render the Company Rights Agreement inapplicable to this Agreement, the Stockholder Agreement, the Merger and the other transactions contemplated hereby and thereby and (ii) ensure that the Rights will not become separable, distributable, unredeemable or exercisable as a result of the approval, execution and delivery of this Agreement and the Stockholder Agreement or the consummation of the Merger and the other transactions contemplated hereby and thereby. A correct and complete copy of the Company Rights Agreement, as amended to date, has been furnished to Parent.

   3.19. Environmental Matters

   (a) The Company and its Subsidiaries possess all Environmental Permits under applicable Environmental Laws to conduct its current business, and is in compliance with the terms and conditions of such Environmental Permits, except where such failures to possess or comply, individually and in the aggregate, would not have a Company Material Adverse Effect, nor has the Company reason to believe that any Environmental Permits possessed by the Company and its Subsidiaries will be revoked, suspended, or will not be renewed.

   (b) To the best of the Company's knowledge, the execution and delivery of this Agreement and the consummation by the Company of the Merger and other transactions contemplated hereby and the exercise by the Parent and the Merger Sub or rights to own and operate the businesses of the Company substantially as presently conducted will not affect the validity of any Environmental Permits held by the Company and its Subsidiaries.

   (c) The Company and its Subsidiaries are in compliance, and within the period of all applicable statutes of limitation, has complied, with all applicable Environmental Laws including, without limitation, the transport, storage, treatment and disposal of Hazardous Materials, except where the failure to comply, individually and in the aggregate, would not have a Company Material Adverse Effect; and has not received notice of any liability under any Environmental Law.

   (d) (i) There is no civil, criminal, or administrative action, suit, demand, claim, hearing, notice of violation, investigation, notice or demand letter, or request for information pending or, to the knowledge of the Company threatened, under any Environmental Law against the Company or any of its Subsidiaries, and
(ii) to the knowledge of the Company, there is no civil, criminal or administrative action, suit, demand , claim, hearing, notice of violation, investigation, notice or demand letter, or request for information pending or threatened against any person or entity, including but not limited to any Contractor (as hereinafter defined), in connection with which liability could reasonably be imputed or attributed by law or contract to the Company or any of its Subsidiaries.

   (e) To the best of the Company's knowledge, no property or facility presently or formerly owned, operated, or leased by the Company or any of its Subsidiaries, or by any of their respective predecessors in interest, is listed or proposed for listing on the National Priorities List or the Comprehensive Environmental Response, Compensation and Liability Information System, both promulgated under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), or on any comparable list established under any Environmental Law, nor has the Company nor any of its Subsidiaries received any notification of potential or actual liability or any request for information under CERCLA or any comparable Environmental Law.

   (f) To the best of the Company's knowledge, (i) there has been no disposal, spill, discharge, or release of any Hazardous Material by the Company or any of its Subsidiaries or of their respective predecessors in interest, on, at, or under any property presently or formerly owned, leased, or operated by the Company or any of its Subsidiaries, any of their predecessors in interest, or by any Contractor, and (ii) there are no Hazardous Materials located in, at, on, or under any such facility or property, or at any other location, in each case that could reasonably be expected to result in liability under or costs pursuant to any Environmental Laws to the Company or any of its Subsidiaries in excess of $100,000, either individually or in the aggregate.

   (g) To the best of the Company's knowledge, there has not been any underground storage tank or other underground storage receptacle or related piping, or any surface impoundment or other disposal area containing Hazardous Materials located on any facility or property owned, leased or operated by the Company or any of its Subsidiaries, or any of their respective predecessors in interest, during the period of such ownership, lease or operation.

   (h) To the best of the Company's knowledge, no lien has been recorded against any properties, assets or facilities owned, leased or operated by the Company or any of its Subsidiaries under any Environmental Law.

   (i) To the best of the Company's knowledge, the Company has made available to Parent, Merger Sub and their authorized representatives all records and files, including, but not limited to, all assessments, reports, studies, audits, analyses, tests and data in possession of the Company or any of its Subsidiaries concerning the existence of Hazardous Materials at facilities or properties currently or formerly owned, operated, or leased by the Company, any of its Subsidiaries or any former subsidiary or any of their respective predecessors in interest, or concerning compliance by the Company or any of its Subsidiaries with, or liability under, any Environmental Law.

   (j) For purposes of this Agreement:

     (i) "Contractor" shall mean any person or entity, including but not limited to partners, licensors, and licensees, with which the Company formerly or presently has any agreement or arrangement under which such person or entity has or had physical possession of, and was or is obligated to develop, test, process, manufacture, produce or package any component ingredients owned by the Company.

     (ii) "Environmental Law" shall mean CERCLA, the Resource Conservation and Recovery Act of 1976, as amended, and any other applicable federal, state, local, or foreign statute, rule, regulation, order, judgment, directive, decree or common law as now or previously in effect relating to, pollution or the protection of the outdoor or indoor environment, including without limitation ambient air, groundwater, surface water, subsurface strata, land and natural resources such as wetlands, flora and fauna, employee health or safety, the experimental use of animals, or the disposal of animal carcasses, including without limitation those relating to the release or threatened release or discharge of any Hazardous Material into the environment, the generation, handling, treatment, storage, transport or disposal of any Hazardous Material.

     (iii) "Environmental Permit" shall mean any permit, license, approval, consent, or other authorization by a federal, state, local, or foreign government or regulatory entity issued pursuant to any Environmental Law.

     (iv) "Hazardous Material" shall mean any pollutant, contaminant, or hazardous, toxic, medical, biohazardous, infectious or dangerous waste, or any other chemical, substance, constituent or material, including, without limitation, any asbestos, any petroleum, oil (including crude oil or any fraction thereof), any radioactive substance, any animal carcass, any toxin, chemical, virus, infectious disease or disease-causing agent, that is subject to regulation or can give rise to liability under any Environmental Law.

                                   ARTICLE 4

            Representations and Warranties of Parent and Merger Sub

   Except as set forth in the corresponding section or subsection of the disclosure schedule delivered at or prior to the execution hereof to the Company (the "Parent Disclosure Schedule") or in the Parent Reports (as defined in Section 4.6) filed on or prior to the date hereof, Parent and Merger Sub represent and warrant to the Company as of the date of this Agreement as follows (it being understood that disclosure of an item is not to be construed as an admission of any fact):

   4.1. Existence; Good Standing; Corporate Authority; Compliance with Law

   Each of Parent and Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation. Parent is duly licensed or qualified to do business as a foreign corporation and is in good standing under the laws of any other state of the United States in which the character of the properties owned or leased by it or in which the transaction of its business makes such qualification necessary, except where the failure to be so qualified or to be in good standing, individually and in the aggregate, is not reasonably likely to result in a Parent Material Adverse Effect (as defined in Section 8.14 hereof). Parent has all requisite corporate power and authority to own, operate and lease its properties and carry on its business as now conducted or as reasonably contemplated in the future. Each of the Subsidiaries of Parent (the "Parent Subsidiaries") is a corporation duly organized, validly existing and in good standing, under the laws of the respective jurisdictions in which they are incorporated. None of Parent, any of the Parent Subsidiaries or Merger Sub is in violation of any order of any court, governmental authority or arbitration board or tribunal, or any law, ordinance, governmental rule or regulation to which Parent, the Parent Subsidiaries or Merger Sub or any of their respective properties or assets is subject, other than any violations which are not reasonably likely to result in a Parent Material Adverse Effect. Parent, any of the Parent Subsidiaries and Merger Sub have obtained all licenses, permits and other authorizations and have taken all actions required by applicable law or governmental regulations in connection with their business as now conducted, except where the failure to obtain any such item or to take any such action, individually and in the aggregate, is not reasonably likely to result in a Parent Material Adverse Effect.

   4.2. Authorization, Validity and Effect of Agreements

   Each of Parent and Merger Sub, respectively, has the requisite corporate power and authority to execute and deliver this Agreement and all other agreements and documents contemplated hereby (including the CVR Agreement), and perform its obligations hereunder and thereunder. The consummation by Parent and Merger Sub, as applicable, of the transactions contemplated hereby have been unanimously approved by the Board of Directors of Parent and Merger Sub, as applicable, and duly authorized by all requisite corporate action. This Agreement constitutes, and the CVR Agreement when executed will constitute, the valid and legally binding obligation of Parent and Merger Sub, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity.

   4.3. Capitalization

   The authorized capital stock of Parent consists of 600,000,000 Parent Ordinary Shares, 1,000 executive shares, par value Euro 1.25 each ("Parent Executive Shares"), and 25,000 'B' executive shares, par value 5 Euro cents each ("Parent 'B' Executive Shares"). As of December 31, 1999, there were 269,128,803 Parent Ordinary Shares issued and outstanding, no Parent Ordinary Shares held in Parent's treasury, 1,000 Parent Executive Shares outstanding and 21,375 Parent 'B' Executive Shares outstanding. As of such date there were (i) 35,112,331 Parent Ordinary Shares reserved for issuance upon the exercise of outstanding options ("Outstanding Options"), (ii) 14,753,520 Parent Ordinary Shares reserved for issuance upon the exercise of outstanding warrants (the "Warrants"), (iii) 4,574,635 Parent Ordinary Shares reserved for issuance upon the exchange of the Exchangeable Notes due 2005 issued by Athena Neurosciences, Inc., a wholly-owned subsidiary of Parent ("Athena Notes"), guaranteed by Parent, and (iv) 22,598,758 Parent Ordinary Shares reserved for issuance upon the exchange of the Liquid Yield Option Notes Due 2018 issued by Elan Finance Corporation Ltd., a wholly-owned subsidiary of Parent ("LYONS"), guaranteed by Parent. Except for the Outstanding Options, the Warrants, the Athena Notes and the LYONS, there were not as of December 31, 1999 any existing options, warrants, calls, subscriptions, or other rights or other agreements or commitments obligating Parent to issue, transfer or sell any share of its capital stock or any other securities convertible into or evidencing the right to subscribe for any such shares. All issued and outstanding Parent Ordinary Shares are duly authorized, validly issued and fully paid, and nonassessable. The issuance of the Parent ADSs, each representing one Parent Ordinary Share, pursuant to the Merger will be duly authorized, validly issued, fully paid and nonassessable, and free of preemptive rights. The issuance of CVRs pursuant to the Merger has been duly authorized and the CVRs will be valid and binding obligations of Parent, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity.

   All of the issued and outstanding shares of capital stock of Merger Sub are owned by Parent. Merger Sub has not engaged in any activities other than in connection with its formation and the transactions contemplated by this Agreement.

   4.4. Subsidiaries

   Parent owns directly or indirectly each of the outstanding shares of each of the Parent Subsidiaries. Each of the outstanding shares of capital stock of each of the Parent Subsidiaries is duly authorized, validly issued, fully paid and nonassessable, and is owned, directly or indirectly, by Parent free and clear of all liens, pledges, security interests, claims or other encumbrances.

   4.5. No Violation

   Neither the execution and delivery by Parent and Merger Sub of this Agreement or the CVR Agreement nor the consummation by Parent and Merger Sub of the transactions contemplated hereby and thereby in accordance with the terms hereof or thereof, will: (i) conflict with or result in a breach of any provisions of the respective Certificate of Incorporation or Bylaws of Parent or Merger Sub; (ii) result in a breach or violation of, a default under, or the triggering of any payment or other material obligations pursuant to, or accelerate vesting under, any of the Parent Stock Option Plans, or any grant or award under any of the foregoing, or violate, conflict with, result in a breach of any provision of, constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, result in the termination or in a right of termination or cancellation of, accelerate the performance required by, result in the triggering of any payment or other material obligations pursuant to, result in the creation of any lien, security interest, charge or encumbrance upon any of the material properties of Parent, any of the Parent Subsidiaries or Merger Sub under, or result in being declared void, voidable, or without further binding effect, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust or any material license, franchise, permit, lease, contract, agreement or other instrument, binding commitment or obligation to which Parent, any of the Parent Subsidiaries or Merger Sub is a party, or by which Parent, any of the Parent Subsidiaries or Merger Sub or any of their respective properties is bound or affected, except for any of the foregoing matters which is not reasonably likely to (a) result in a Parent Material Adverse Effect, (b) impair in any material respects the ability of Parent to perform its obligations under this Agreement, or (c) prevent or materially delay the consummation of any of the transactions contemplated by this Agreement; or (iii) other than (a) filings by Parent required under the HSR Act, (b) the filing with the SEC of a Registration Statement on Form F-4, (c) the filing of the Certificate of Merger with the Delaware Secretary of State, (d) filings required by the Mergers, Take-overs and Monopolies (Control) Act, 1978 (as amended) of Ireland (the "Irish Mergers Act"), (e) the listing on the NYSE of the Parent ADSs to be issued in connection with the Merger, (f) the listing on the respective official lists of the Irish Stock Exchange and the London Stock Exchange of Parent Ordinary Shares to be represented by Parent ADSs constituting the Merger Consideration, (g) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under the corporation, takeover or blue sky laws of various states, and (h) such authorizations, orders, consents, licenses, confirmations, clearances, permissions and approvals as may be required in any foreign jurisdiction for the purposes of applicable anti-trust, competition, takeover or similar legislation, require, by or with respect to Parent, any of the Parent Subsidiaries or Merger Sub in connection with the execution and delivery of this Agreement by Parent and Merger Sub or the CVR Agreement by Parent or the consummation by Merger Sub of the Merger, any consent, approval or authorization of, or declaration, filing or registration with, any domestic governmental or regulatory authority, other than consents, approvals, authorizations, declarations or filings or registrations which, if not obtained or made, are not reasonably likely to result in a Parent Material Adverse Effect or materially impair Parent's ability to perform its obligations under the CVR Agreement.

   4.6. SEC Documents

   (a) As of their respective dates, or, if amended, as of the date of the last such amendment, each registration statement, report, proxy statement or information statement (as defined in Regulation 14C under the Exchange Act) of Parent prepared by Parent since January 1, 1998, in the form (including exhibits and any amendments thereto) filed with the SEC, (collectively, the "Parent Reports") (i) complied as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act, and the rules and regulations thereunder applicable to such Parent Reports and (ii) at the time they were filed did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Each of the consolidated balance sheets included in or incorporated by reference into the Parent Reports (including the related notes and schedules) fairly presents in all material respects the consolidated financial position of Parent and each of the Parent Subsidiaries as of its date, and each of the consolidated statements of operations, stockholders' equity and cash flows included in or incorporated by reference into the Parent Reports (including any related notes and schedules) fairly presents in all material respects the financial position, results of operations and cash flows, as the case may be, of Parent and each of the Parent Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to normal year-end audit adjustments which are not reasonably likely to be material in amount or effect, and the absence of footnotes), in each case in accordance with GAAP consistently applied during the periods involved, except as may be noted therein.

   (b) Except as and to the extent set forth on the balance sheet of Parent as of September 30, 1999, including the notes thereto (the "Parent Balance Sheet"), Parent has no material liability or obligation of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected on a balance sheet, or in the notes thereto, prepared in accordance with GAAP, except for liabilities and obligations (i) disclosed in any Parent Report and Parent Mailing (as defined hereafter) filed since September 30, 1999 and prior to the date of this Agreement, (ii) incurred since September 30, 1999 in the ordinary course of business, (iii) incurred pursuant to this Agreement or (iv) liabilities or obligations which individually and in the aggregate, would not have a Parent Material Adverse Effect.

   (c) Parent will deliver to the Company as soon as they become available true and complete copies of any report, registration statement or statement mailed by it to its securityholders generally (the "Parent Mailings") subsequent to the date hereof and prior to the Effective Time. As of their respective dates, such Parent Mailings (excluding any information therein provided by the Company, as to which Parent makes no representation) will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading and will comply in all material respects with all applicable requirements of law.

   4.7. Litigation

   There are no actions, suits or proceedings pending against Parent, any of the Parent Subsidiaries or Merger Sub or, to the knowledge of Parent, threatened against Parent, any of the Parent Subsidiaries or Merger Sub, that, individually or in the aggregate, are reasonably likely to have a Parent Material Adverse Effect.

   4.8. No Violation of Law

   The business and operations of Parent and the Parent Subsidiaries have been conducted in compliance with all other applicable laws, ordinances, regulations and orders of all governmental entities and other regulatory bodies, except where such noncompliance, individually or in the aggregate, is not reasonably likely to have a Parent Material Adverse Effect.

   4.9. Absence of Certain Changes

   Since September 30, 1999, other than as set forth in the Parent Reports, Parent has conducted its business only in the ordinary course of such business, and there has not been (i) any Parent Material Adverse Effect or any event which is reasonably likely to result in a Parent Material Adverse Effect; or
(ii) any material change in its accounting principles, practices or methods, except as required under GAAP or applicable law.

   4.10. Taxes and Tax Returns

   (a) All material Tax Returns required to be filed by or with respect to Parent and each of Parent Subsidiaries have been timely filed and all such Tax Returns are true, correct and complete in all material respects. The Parent and each of Parent Subsidiaries have (i) timely paid or caused to be timely paid, or made adequate provisions in accordance with GAAP, all Taxes due, whether or not shown (or required to be shown) on a Tax Return (other than Taxes that are being contested in good faith and for which adequate reserves have been made) and (ii) provided a sufficient reserve (without regard to deferred Tax assets and liabilities) for the payment of all Taxes not yet due and payable on the financial statements included in Parent Reports.

   (b) The Parent and each of Parent Subsidiaries have complied in all material respects with the provisions of the Code relating to the withholding and payment of Taxes, including, without limitation, the withholding and reporting requirements under Code sections 1441 through 1464, 3401 through 3406, and 6041 through 6049, as well as similar provisions under any other laws, and have, within the time and in the manner prescribed by law, withheld from employee wages and paid over to the proper governmental authorities all amounts required to be withheld and paid over except where the failure to withhold and pay over, individually and in the aggregate, are not reasonably likely to have a Material Adverse Effect.

   (c) Except for liens for Taxes that are not yet due and payable, there are no liens for any material Tax upon any asset of Parent or any of Parent Subsidiaries.

   (d) As of December 31, 1999, Parent was not a passive foreign investment company as defined in Section 1297(a) of the Code and, to the best of the Parent's knowledge, there is no reasonable basis to believe that it may become one in the foreseeable future.

   4.11. Employee Benefit Plans

   (a) All material plans, programs, arrangements and contracts which are maintained by Parent or any Parent Subsidiaries or under which Parent or any of Parent Subsidiaries is obligated to make contributions and which provides benefits or compensation to or on behalf of employees or former employees, including but not limited to executive arrangements and "employee benefit plans" as defined in Section 3(3) of ERISA, are referred to herein as "Parent Employee Plans." Parent has made available to the Company the plan documents or other writing constituting each Parent Employee Plan that has been reduced to writing and, if applicable, the trust, insurance contract or other funding arrangement, the ERISA summary plan description and the most recent Forms 5500 and actuarial report for each such Plan. Parent has made available to the Company accurate copies of the most recent favorable determination letters for all Parent Employee Plans qualified under Section 401(a) of the Code.

   (b) With respect to each Parent Employee Plan that is subject to Title IV or
Section 302 of ERISA or Section 412 or 4971 of the Code: (i) there does not exist any accumulated funding deficiency within the meaning of Section 412 of the Code or Section 302 of ERISA, whether or not waived; (ii) no reportable events within the meaning of Section 4043(c) of ERISA with respect to which the 30-day notice period have not been waived have occurred which is reasonably likely to result in a Parent Material Adverse Effect, (iii) all premiums required to be paid to the Pension Benefit Guaranty Corporation have been timely paid in full, and (iv) all contributions to the Parent Employee Plans required to be made by Parent or any Parent Subsidiary have been timely made in all material respects. There does not now exist, nor do any circumstances exist as are reasonably likely to result in, any Parent Controlled Group Liability (as defined below) that is reasonably likely to be a liability of Parent or any Parent Subsidiary following the Effective Time. "Parent Controlled Group Liability" means any and all liabilities under (i) Title IV of ERISA, (ii)
Section 302 of ERISA, (iii) Sections 412 and 4971 of the Code and (iv) the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code, other than, in each case, such liabilities that arise solely out of, or relate solely to, Parent Employee Plans. There are no investigations by any governmental agency (including the Pension Benefit Guaranty Corporation), termination proceedings or other claims (except claims for benefits payable in the normal operation of the Parent Employee Plans), suits or proceedings against or involving any Parent Employee Plans or asserting any rights to or claims for benefits under any Parent Employee Plan that are reasonably likely to have a Parent Material Adverse Effect.

   (c) Neither Parent nor any Parent Subsidiary is, or has been, a participant in a multiemployer plan (within the meaning of ERISA Section 3(37)). Neither Parent nor any of Parent Subsidiaries is obligated to provide post-employment or retirement medical benefits or any other unfunded welfare benefits to or on behalf of any Person who is no longer an employee of Parent or any of Parent Subsidiaries, except for health continuation coverage as required by Section 4980B of the Code or Part 6 of Title I of ERISA.

   (d) Each Parent Employee Plan has at all times been maintained, by its terms and in operation, in accordance with all applicable laws, and each of those Parent Employee Plans which are intended to be qualified under Section 401(a) of the Code has at all times been maintained, by its terms and in operation, in accordance with Section 401(a) of the Code, in each case except where a failure to be so maintained is not reasonably likely to have a Parent Material Adverse Effect.

   (e) No prohibited transaction has occurred with respect to any Parent Employee Plan maintained by Parent or any of Parent Subsidiaries that would result, directly or indirectly, in the imposition of an excise tax or other liability under the Code or ERISA, except for such a tax or other liability that is not reasonably likely to have a Parent Material Adverse Effect.

   (f) No employee of Parent or any of the Parent Subsidiaries will be entitled to any additional payment or benefits or acceleration of the time of payment or vesting of any benefit under any Parent Employee Plan or other agreement or arrangement as a result of the transactions contemplated by this Agreement.

   4.12. Intellectual Property

   Each of Parent and its Subsidiaries owns, or is validly licensed or otherwise has the right to use all Intellectual Property Rights which if Parent or its Subsidiaries did not own or validly license or otherwise have the right to use would, individually and in the aggregate, have a Parent Material Adverse Effect. No claims are pending or, to the knowledge of Parent, threatened that Parent or any of its Subsidiaries is infringing the rights of any Person with regard to any Intellectual Property Right which have or would, individually and in the aggregate, have a Parent Material Adverse Effect. To the knowledge of Parent, no person is infringing the rights of Parent or any of its Subsidiaries with respect to any Intellectual Property Right which would have a Parent Material Adverse Effect. As of the date hereof, Parent has no knowledge that the business of Parent and its Subsidiaries as presently conducted or as presently contemplated does or will infringe (i) any granted patent or existing trademark or (ii) any patent granted from a pending patent application. No claims are pending or, to the knowledge of Parent, are threatened challenging the ownership of or license to the Intellectual Property Rights owned by or licensed to Parent and its Subsidiaries which would, individually and in the aggregate, have a Parent Material Adverse Effect.

   4.13. Company Stock Ownership

   Neither Parent nor any of the Parent Subsidiaries beneficially owns any shares of Company Common Stock or other securities convertible into or exercisable for Company Common Stock.

   4.14. Tax Reorganization

   Neither Parent nor any of the Parent Subsidiaries has taken or agreed to take any action or knows of any fact or circumstance that is reasonably likely to prevent the Merger from qualifying as a reorganization within the meaning of
Section 368(a) of the Code with respect to which gain recognition is not required under Section 367(a) of the Code.

                                   ARTICLE 5

                                   Covenants

   5.1. Alternative Proposals

   (a) The Company, its affiliates and their respective officers, directors, employees, representatives and agents shall immediately cease any existing discussions or negotiations, if any, with any parties other than Parent or Merger Sub conducted heretofore with respect to a Transaction and, pursuant to the confidentiality agreements with such parties, the Company shall direct such parties to return to the Company all confidential information provided by or on behalf of the Company to such parties, shall direct such parties to destroy any documents or other materials they created containing confidential information provided by or on behalf of the Company, and shall use its reasonable best efforts to see that such information is returned or destroyed. Neither the Company nor any of its Subsidiaries shall, and the Company shall use its reasonable best efforts to cause its and its Subsidiaries respective officers, directors, employees, accountants, counsel, investment bankers, financial advisors and other representatives ("Representatives") not to, (i) directly or indirectly, initiate, solicit or encourage, or take any action to facilitate the making of, any Takeover Proposal (as defined below), or (ii) directly or indirectly, engage in negotiations or discussions with, or provide any confidential information or data to, any person relating to any Takeover Proposal; provided, however, that at any time prior to the date of the Stockholders' meeting contemplated by Section 5.3 (the "Applicable Period"), the Company may, in response to a Superior Proposal (as defined below) which was not solicited by it or any Representative of the Company and which did not otherwise result from a breach of this Section 5.1(a), and subject to providing written notice of its decision to take such action to the Parent (the "Notice") and compliance with Section 5.1(c), but only after the third business day following delivery of the Notice to Parent (x) furnish information with respect to the Company and/or its Subsidiaries to any person making a Superior Proposal pursuant to a customary confidentiality agreement (as determined by the Company after consultation with its outside counsel) and (y) participate in discussions or negotiations regarding such Superior Proposal.

   (b) Neither the Board of Directors of the Company nor any committee thereof shall (x) unless such Board or committee shall have determined in good faith that such action is required by its fiduciary duties under applicable law, withdraw or modify, or propose to withdraw or modify, in a manner adverse to the Parent, such Board's or committee's approval or recommendation of the Merger or this Agreement, (y) approve any letter of intent, agreement in principle, acquisition agreement or similar agreement (other than a confidentiality agreement in connection with a Superior Proposal which is entered into by the Company in accordance with Section 5.1(a) relating to any Takeover Proposal (each, an "Acquisition Agreement"), or (z) approve or recommend, or propose to approve or recommend, any Takeover Proposal. Notwithstanding the foregoing, in response to a Superior Proposal which was not solicited by the Company, and which did not otherwise result from a breach of
Section 5.1(a), the Board of Directors of the Company may (subject to this sentence) terminate this Agreement and concurrently with or after such termination, if it so chooses, cause the Company to enter into any Acquisition Agreement with respect to any Superior Proposal, but only at a time that is during the Applicable Period and is after the fifth business day following the Company's delivery of written notice advising the Parent that the Board of Directors of the Company has resolved to accept a Superior Proposal (subject to such termination), specifying the material terms and conditions of such Superior Proposal and identifying the person making such Superior Proposal.

   (c) The Company promptly shall advise the Parent orally and in writing of any Takeover Proposal or any inquiry with respect to any Takeover Proposal, the identity of the person making any such Takeover Proposal or inquiry and the material terms and conditions of any such Takeover Proposal or inquiry. The Company shall keep the Parent reasonably informed of the status and material terms and conditions of any such Takeover Proposal or inquiry.

   (d) Nothing contained in this Agreement shall prohibit the Company or its Board of Directors from taking and disclosing to its stockholders a position contemplated by Rule 14d-9 and Rule 14e-2 promulgated under the Exchange Act provided that the Company and its Board of Directors complies with Section 5.1(b) hereof.

   For purposes of this Agreement, a "Takeover Proposal" means any proposal or offer from any person relating to (i) any direct or indirect acquisition or purchase of a business that constitutes 15% or more of the net revenues, net income or assets of the Company and its Subsidiaries, taken as a whole, or 15% or more of the common stock or voting power (or of securities or rights convertible into or exercisable for such common stock or voting power) of the Company, (ii) any tender offer or exchange offer that if consummated would result in any person beneficially owning 15% or more of the common stock or voting power (or of securities or rights convertible into or exercisable for such common stock or voting power) of the Company, or (iii) any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its Subsidiaries that constitutes 15% or more of the net revenues, net income or assets of the Company and its Subsidiaries taken as a whole, in each case other than the transactions contemplated by this Agreement or transactions permitted under
Section 5.2. Each of the transactions referred to in clauses (i)-(iii) of the foregoing definition of Takeover Proposal, other than the transactions contemplated by this Agreement and transactions permitted under Section 5.2 is referred to herein as an "Acquisition Transaction."

   For purposes of this Agreement, a "Superior Proposal" with respect to the Company means any proposal (x) made by a third party to acquire, directly or indirectly, including pursuant to a tender offer, exchange offer, merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction, for consideration consisting of cash and/or securities, more than 50% of the combined voting power of the shares of Company Common Stock then outstanding or at least 50% of the assets of the Company and its Subsidiaries, taken together, (y) which is otherwise on terms which the Board of Directors of the Company determines in its good faith judgment (after consultation with a financial advisor and based on such other matters as the Board of Directors of the Company deems relevant) to be more favorable to the Company's stockholders than the Merger and for which financing, to the extent required, is then committed or which, in the good faith judgment of the Board of Directors of the Company, is reasonably capable of being obtained by such third party and (z) which such Board, after considering such matters as such Board deems relevant (including the advice of outside counsel), determines in good faith that the Company furnishing information to the third party, participating in discussions or negotiations with respect to the Superior Proposal or withdrawing or modifying its recommendation with respect to the Merger or recommending a Takeover Proposal, or terminating this Agreement, is required for the Board of Directors of the Company to comply with its fiduciary duties to the Company and its stockholders under applicable law.

   5.2. Interim Operations

   (a) Prior to the Effective Time, except as set forth in Section 5.2 of the Company Disclosure Schedule or as expressly provided for in this Agreement, unless Parent has consented in writing thereto (such consent not to be unreasonably withheld or delayed), the Company:

     (i) shall, and shall cause each of the Company Subsidiaries to, conduct its operations in the ordinary course consistent with the manner as heretofore conducted;

     (ii) shall use commercially reasonable efforts, and shall cause each of the Company Subsidiaries to use commercially reasonable efforts, to preserve intact their business organizations and goodwill, keep available the services of their respective officers and employees and maintain satisfactory relationships with those persons having business relationships with them;

     (iii) shall not, and shall cause each of the Company Subsidiaries not to, amend their respective Certificates of Incorporation or Bylaws or comparable governing instruments;

     (iv) shall give prompt notice to Parent of any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate in any material respect such that the condition set forth in

  Section 6.3(a)(ii) would not be satisfied; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement;

     (v) shall not, and shall not permit any of the Company Subsidiaries to,
  (A) acquire or agree to acquire by merging or consolidating with, or by acquiring any capital stock of or purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof, or (B) acquire or agree to acquire assets other than in the ordinary course of business or (C) release or relinquish or agree to release or relinquish any material contract rights;

     (vi) shall not, and shall not permit any of the Company Subsidiaries to, effect any stock split or otherwise change its capitalization or issue any shares of its capital stock or securities convertible into or exchangeable or exercisable for shares of its capital stock, except upon exercise of options outstanding as of the date hereof to purchase shares of Company Common Stock under the Company Stock Option Plans;

     (vii) shall not, and shall not permit any of the Company Subsidiaries to, grant, confer or award any options, warrants, conversion rights or other rights, not existing on the date hereof, to acquire any shares of its capital stock or other securities of the Company or any of the Company Subsidiaries or amend or otherwise modify any outstanding options or warrants;

     (viii) shall not, and shall not permit any of the Company Subsidiaries to, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, or to redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock;

     (ix) shall not, and shall not permit any of the Company Subsidiaries to, take or fail to take any actions which would be reasonably likely to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code with respect to which gain recognition is not required under Section 367(a) of the Code;

     (x) shall not, and shall not permit any of the Company Subsidiaries to, amend in any material respect, except as required by applicable law or in response to changes in applicable law, the terms of any Company Employee Plans, including, without limitation, any employment, severance or similar agreements or arrangements in existence on the date hereof, or adopt any new employee benefit plans, programs or arrangements or any employment, severance or similar agreements or arrangements, or grant any award thereunder (except in the case of awards not involving the acquisition of securities, in the ordinary course of business consistent with past practice), or grant any salary increases to any employee of the Company or any of the Company Subsidiaries except in the ordinary course of business consistent with past practice except that (A) the Company may hire, and enter into compensation arrangements with, employees in the ordinary course of business consistent with past practice and (B) this subsection (x) shall not preclude the Company from making payments required under Company Employee Plans in effect on the date hereof;

     (xi) shall not, and shall not permit any of the Company Subsidiaries to, except in the ordinary course of business consistent with past practice,
  (x) incur, create, assume or otherwise become liable for borrowed money or assume, guarantee, endorse or otherwise become responsible or liable for the obligations of any other individual, corporation or other entity or (y) make any loans or advances to any other person;

     (xii) shall not, and shall not permit any of the Company Subsidiaries to, (x) make, revoke or change any material election with respect to Taxes unless required by applicable law or (y) settle or compromise any material Tax liability;

     (xiii) shall not, and shall not permit any of the Company Subsidiaries to, authorize capital expenditures which are, in the aggregate, in excess of $1 million for the Company and the Company Subsidiaries taken as a whole;

     (xiv) shall not, and shall not permit any of the Company Subsidiaries to, except for the payment of reasonable professional fees relating to the Merger or otherwise and reasonable fees to financial advisors (which financial advisory fees have heretofore been disclosed or are otherwise acceptable, to Parent), pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise) in an amount in excess of $1 million in the aggregate, other than the payments, discharges or satisfactions, in the ordinary course of business and consistent with past practice, of liabilities reflected or reserved against in the Company's most recent audited balance sheet as of a date prior to the date hereof or subsequently incurred in the ordinary course of business and consistent with past practice or collect, or accelerate the collection of, any amounts owed (including accounts receivable) other than collection in the ordinary course;

     (xv) shall not, and shall not permit any of the Company Subsidiaries to, except in the ordinary course of business or as otherwise expressly contemplated hereby, grant or acquire any material licenses to use any Intellectual Property Rights or unpatented inventions set forth in the Company Disclosure Schedule; provided that the Company shall not grant any material licenses to use any material Intellectual Property Rights or unpatented inventions so set forth without the prior written consent of Parent, which consent shall not be unreasonably withheld;

     (xvi) shall not, and shall not permit of the Company Subsidiaries to, allow any insurance policy naming it as a beneficiary or a loss payee to be cancelled, terminated or materially altered, except in the ordinary course of business and consistent with past practice and following written notice to Parent (provided that an insurer refusing to renew a policy shall not be deemed a breach of this covenant);

     (xvii) shall not, and shall not permit any of the Company Subsidiaries to, enter into any hedging, option, derivative or other similar transaction;

     (xviii) shall notify Parent a reasonable time in advance of, and shall permit a representative of Parent to review or participate in, any communications, meetings, or correspondence between the Company or any Company Subsidiary and the FDA, the European Agency for the Evaluation of Medical Products or similar regulatory agency and in any of the Company's internal planning meetings that cover substantive issues relating to Evacet(TM), except, in each case, as may be inconsistent with applicable law or regulation; and

     (xix) shall not, and shall not permit any of the Company Subsidiaries to, agree, in writing or otherwise, to take any of the foregoing actions.

   (b) Prior to the Effective Time, except as set forth in Section 5.2 of the Parent Disclosure Schedule or as expressly provided in this Agreement, unless the Company has consented in writing thereto (such consent not to be unreasonably withheld or delayed), Parent:

     (i) shall, and shall cause each of the Parent Subsidiaries to, conduct its operations in the ordinary course consistent with the manner as heretofore conducted;

     (ii) shall use commercially reasonable efforts, and shall cause each of Parent Subsidiaries to use commercially reasonable efforts, to preserve intact their business organizations and goodwill, keep available the services of their respective officers and employees and maintain satisfactory relationships with those persons having business relationships with them;

     (iii) shall not, and shall cause each of Parent Subsidiaries not to, amend their respective Certificates of Incorporation or Bylaws or comparable governing instruments;

     (iv) shall give prompt notice to the Company of any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate in any material respect such that the condition set forth in
  Section 6.2(a)(ii) would not be satisfied; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement;

     (v) shall not, and shall not permit any of Parent Subsidiaries to, take or fail to take any actions which would be reasonably likely to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code with respect to which gain recognition is not required under Section 367(a) of the Code; and

     (vi) shall not, and shall not permit any of Parent Subsidiaries to, agree, in writing or otherwise, to take any of the foregoing actions.

   5.3. Meetings of Stockholders

   The Company will, as soon as reasonably practicable following the date of this Agreement, take all action necessary to establish a record date for, duly call, give notice of, convene and hold a meeting of its stockholders (the "Company Stockholders Meeting") as promptly as practicable for the purpose of obtaining the approval of its stockholders of this Agreement and the Merger. The Company Board shall recommend such approval and shall use its reasonable best efforts to solicit such approval, including, without limitation, timely mailing the Proxy Statement/Prospectus (as defined in Section 5.7); provided, however, that such recommendation or solicitation shall not be required and the Company Board may withdraw or modify such recommendation or solicitation, if previously made, if and to the extent that the Company Board determines after the date hereof, in its good faith judgment, after consulting with counsel, that such actions may be required by its fiduciary duties. The Company shall take all lawful action necessary or advisable to hold the Company Stockholders Meeting and collect the votes of its stockholders, including, without limitation, timely mailing to its stockholders the Proxy Statement/Prospectus as promptly as practicable after the Form F-4 (as defined in Section 6.7) shall be declared effective. Whether or not the Board of Directors of the Company, or any committee thereof, shall have (a) withdrawn or modified in a manner adverse to the Parent such Board's or Committee's approval or recommendation of the Merger and this Agreement or otherwise determined that the Merger and/or Agreement are no longer advisable, or (b) approved, recommended and determined advisable a Superior Proposal, the Merger and the Agreement shall be submitted to the stockholders of the Company for the purpose of acting thereupon at the Company Stockholders Meeting.

   5.4. Reasonable Efforts; Further Assurances

   Subject to the terms and conditions herein provided, each of the parties hereto will promptly file and prosecute diligently the applications and related documents required to be filed by such party with the applicable regulatory authorities in order to effect the transactions contemplated hereby, including filings under the HSR Act and other Regulatory Laws requesting early termination of the applicable waiting period. The parties shall make the filings contemplated by the HSR Act and the Irish Mergers Act within ten business days of the date hereof. Each party hereto agrees to use all commercially reasonable efforts to, and shall take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations, to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each corporation which is a party to this Agreement shall take all such necessary action. Each of the parties hereto agrees to defend vigorously against any actions, suits or proceedings in which such party is named as defendant which seeks to enjoin, restrain or prohibit the transactions contemplated hereby or seeks damages with respect to such transactions. For purposes of this Agreement, "Regulatory Law" means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other federal, state and foreign, if any, statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of the competition, in each case applicable to the transactions contemplated by this Agreement.

   5.5. Inspection of Records

   From the date hereof to the Effective Time, the Company and Parent shall (i) allow all designated officers, attorneys, accountants and other representatives of their respective companies reasonable access at all reasonable times to the offices, records and files, correspondence, audits and properties, as well as to all information relating to commitments, contracts, titles and financial position, or otherwise pertaining to the business and affairs, of the other party and their Subsidiaries, (ii) furnish to such other party and such other party's counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information as such persons may reasonably request and (iii) instruct employees, counsel and financial advisors to cooperate with such party in such party's investigation of the business of the other party and its Subsidiaries. Except as required by law, Parent and the Company will hold, and will cause their respective officers, employees, accountants, counsel, financial advisors and other representatives and affiliates to hold, any and all information received from the Company or from Parent, as the case may be, directly or indirectly, in confidence, in accordance with the Confidentiality Agreement dated as of November 22, 1999 between Parent and the Company (as it may be amended from time to time, the "Confidentiality Agreement").

   5.6. Publicity

   The initial press release relating to this Agreement shall be a joint press release in the form heretofore agreed to by the parties and thereafter the Company and Parent shall, subject to their respective legal obligations (including requirements of stock exchanges and other similar regulatory bodies), consult with each other, and use reasonable efforts to agree upon the text of any press release, before issuing any such press release or otherwise making public statements with respect to the transactions contemplated hereby and in making any filing with any federal or state governmental or regulatory agency or with any national securities exchange with respect thereto.

   5.7. Registration Statement

   Parent and the Company shall cooperate and promptly prepare and Parent shall file with the SEC as soon as practicable a Registration Statement on Form F-4 (the "Form F-4") under the Securities Act, with respect to the Parent ADSs and CVRs issuable in the Merger, which Registration Statement shall contain the proxy statement with respect to the meeting of the stockholders of the Company in connection with the Merger (the "Proxy Statement/Prospectus"). The parties shall cause the Form F-4 to be filed or confidentially submitted within 20 days of the date hereof. The respective parties will cause the Proxy Statement/Prospectus and the Form F-4 to comply in all material respects with the applicable provisions of the Securities Act, the Exchange Act and the rules and regulations thereunder. Parent shall use reasonable efforts, and the Company will cooperate with Parent, to have the Form F-4 declared effective by the SEC as promptly as practicable. Parent shall take all action required to obtain, prior to the effective date of the Form F-4, all necessary state securities law or "Blue Sky" permits or approvals required to carry out the transactions contemplated by this Agreement. The information supplied by the Company for inclusion or incorporation by reference in the Proxy Statement/Prospectus and the Form F-4, shall not (i) at the time the Form F-4 is declared effective, (ii) at the time the Proxy Statement/Prospectus (or any amendment thereof or supplement thereto) is first mailed to holders of Parent and Company Common Stock, (iii) at the time of the Company Stockholders Meeting and (iv) at the Effective Time, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they are made, not misleading. The information supplied by Parent for inclusion or incorporation by reference in the Proxy Statement/Prospectus and the Form F-4, shall not (i) at the time the Form F-4 is declared effective, (ii) at the time the Proxy Statement/Prospectus (or any amendment thereof or supplement thereto) is first mailed to holders of Parent and Company Common Stock, (iii) at the time of the Company Stockholders Meeting and (iv) at the Effective Time, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they are made, not misleading. No amendment or supplement to the Proxy Statement/Prospectus will be made by the Company without the approval of Parent and no amendment of the

Form F-4 will be made by Parent without the approval of the Company (such consent not to be unreasonable withheld or delayed). Parent will advise the Company, promptly after it receives notice thereof, of the time when the Form F-4 has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the Parent ADSs issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Proxy Statement/Prospectus or the Form F-4 or comments thereon and responses thereto or requests by the SEC for additional information.

   5.8. Listing Application

   Parent shall promptly prepare and submit to the NYSE a listing application covering the Parent ADSs issuable in the Merger and upon exercise of the Parent Options, and shall use all reasonable efforts to obtain, prior to the Effective Time, approval for the listing of such Parent ADSs, subject to official notice of issuance. Parent shall promptly prepare and submit to the Irish Stock Exchange and the London Stock Exchange a listing application covering the Parent Ordinary Shares to be represented by Parent ADSs issuable in the Merger and upon exercise of the Parent Options, and shall use all reasonable efforts to obtain, prior to the Effective Time, approval for the listing of such shares, subject to official notice of issuance.

   5.9. Affiliate Letters

   No later than 30 days prior to the date of the Company Stockholders Meeting, the Company shall deliver to Parent a letter identifying all Persons who are at the time this Agreement is submitted for adoption by the stockholders of the Company, "affiliates" of the Company for purposes of Rule 145 under the Securities Act. The Company shall use its reasonable best efforts to deliver or cause to be delivered to Parent, prior to the Closing Date, from each such person an Affiliate Letter in the form attached hereto as Exhibit B.

   5.10. Expenses

   Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses except as expressly provided herein and except that (a) the filing fee in connection with the filing of the Form F-4 or Proxy Statement/Prospectus with the SEC, (b) the filing fees in respect of filings made pursuant to the HSR Act and other Regulatory Laws, (c) all filing fees in connection with any filings, permits or approvals made or obtained under applicable state securities and "blue sky" laws, (d) all printing, mailing and related expenses incurred in connection with the printing and mailing of the Proxy Statement/Prospectus and (e) all other expenses not directly attributable to any one of the parties, shall be paid one-half by Parent and one-half by the Company.

   5.11. Directors' and Officers' Indemnification and Insurance

   (a) From and after the Effective Time for a period of six years, Parent agrees that it will indemnify and hold harmless each present and former director and officer of the Company or any Company Subsidiary (when acting in such capacity), determined as of the Effective Time (each, an "Indemnified Party" and, collectively, the "Indemnified Parties"), against any costs or expenses (including attorneys' fees and expenses), judgments, fines, losses, amounts paid in settlement claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, actual or threatened, whether civil, criminal, administrative or investigative, in whole or in part based on or arising in whole or in part out of matters existing or occurring at or prior to the Effective Time, to the fullest extent that the Company would have been permitted under Delaware law and its Certificate of Incorporation, as amended, or Amended and Restated Bylaws in effect on the date hereof to indemnify such Indemnified Party. Parent shall also advance expenses as incurred to the fullest extent permitted under applicable law provided the Indemnified Party to whom expenses are advanced provides (i) a written affirmation of his or her good faith belief that the standard of conduct necessary for indemnification has been met, and (ii) an undertaking to repay such advances if it is ultimately determined that such Indemnified Party is not entitled to indemnification).

   (b) Parent shall cause to be maintained, for a period of not less than six years from the Effective Time, the Company's current directors' and officers' liability insurance policy to the extent that it provides coverage for events occurring prior to the Effective Time (the "D&O Insurance") for all present and former directors and officers of the Company or any Company Subsidiary, so long as the annual premium therefor would not be in excess of 200% of the last annual premium paid for the D&O Insurance prior to the date of this Agreement (200% of such premium, the "Maximum Premium"); provided that Parent may, in lieu of maintaining such existing D&O Insurance as provided above, cause no less favorable coverage to be provided under any policy maintained for the benefit of the directors and officers of Parent or a separate policy provided by the same insurer. If the existing D&O Insurance expires, is terminated or canceled by the insurer or if the annual premium would exceed the Maximum Premium during such period, Parent shall obtain, in lieu of such D&O Insurance, such comparable directors' and officers' liability insurance as can be obtained for the remainder of such period for an annualized premium not in excess of the Maximum Premium and on terms and conditions no less advantageous to the directors and officers of the Company and its subsidiaries than the existing D&O Insurance.

   (c) The provisions of this Section are in addition to the rights that an Indemnified Party may have under the Certificate of Incorporation, as amended, Amended and Restated Bylaws or agreements of or with the Company or any of the Company Subsidiaries or under applicable law. Parent agrees to pay all costs and expenses (including fees and expenses of counsel) that may be incurred by any Indemnified Party in successfully enforcing the indemnity or other obligations under this Section. The provisions of this Section shall survive the Merger and are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties, their heirs and their representatives.

   5.12. Conveyance Taxes

   The Company and Parent shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp Taxes, any transfer, recording and other fees or any similar Taxes ("Conveyance Taxes") which become payable in connection with the transactions contemplated by this Agreement that are required or permitted to be filed on or before the Effective Time. The Company shall pay all such Conveyance Taxes that become payable in connection with the transactions contemplated by this Agreement.

   5.13. Benefit Arrangements

   For a period of one year following the Effective Time, Parent will provide or cause to be provided benefits to the Company employees and officers who are employed by Parent or any Parent Subsidiary (including the Company or any Company Subsidiary) immediately after the Effective Time ("Company Employees"), not substantially less favorable on an overall basis to the benefits currently provided to the Company Employees, and thereafter will provide Company Employees with benefits comparable to those provided to similarly-situated employees of Parent. From and after the Effective Time, Parent shall grant all Company Employees for purposes of all such benefit rights, credit for all service with the Company prior to the Effective Time (to the same extent that such service would be taken into account if it had been service with the Parent) except to the extent that this would result in duplication of accrual. Parent and the Company agree that where applicable with respect to any medical or dental benefit plan of Parent, (i) Parent shall waive, with respect to any Company Employee, any pre-existing condition exclusion and actively-at-work requirements (to the extent such exclusion or requirement would not have applied under the applicable Company Employee Plan) and (ii) that any covered expenses incurred on or before the Effective Time by a Company Employee or a Company Employee's covered dependents shall be taken into account for purposes of satisfying applicable deductible, coinsurance and maximum out-of-pocket provisions after the Effective Time to the same extent as such expenses will be taken into account if incurred by similarly situated employees of Parent.

   5.14. Takeover Statutes, Etc.

   (a) If any "fair price," "moratorium," "control share acquisition" or other similar anti-takeover statute or regulation is or may become applicable to the transactions contemplated hereby, the Company and its Board of Directors shall grant such approvals and take all such actions as are legally permissible so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of any such statute or regulation on the transactions contemplated hereby.

   (b) The Company shall not waive, amend or otherwise make inapplicable to any third party (i) the terms of any confidentiality agreement the Company may have with any such third party, (ii) the Company Rights Agreement, or (iii) Section 203 of the DGCL or any other anti-takeover statute or regulation which is or may become applicable to any transaction with the Company contemplated by such third party.

   5.15. Tax-Free Merger

   (a) Each of the parties will use its best efforts to cause the Merger to qualify as a "reorganization" under Section 368(a) of the Code. None of Parent, Merger Sub, the Company or any of their respective Subsidiaries over which they exercise control, shall take any action, or fail to take any action, that would reasonably be expected to cause (i) the Merger not to qualify as a "reorganization" under Section 368(a) of the Code with respect to which gain recognition is not required under Section 367(a) of the Code or (ii) gain or loss to be recognized by any stockholder of the Company on the conversion of Company Common Stock into Parent ADSs and CVRs pursuant to the Merger, except with respect to the CVRs and cash received in lieu of a fractional share.

   (b) To avoid the application of Section 367(a)(1) of the Code, Parent covenants that, after the Closing, Parent will ensure that the Company complies with the reporting requirements in Treasury Regulation Section 1.367(a)- 3(c)(6).

   (c) Parent shall provide to the Company stockholders who receive Parent ADSs in the Merger any information concerning Parent necessary to comply with the requirements of Section 6038B of the Code and Treasury Regulation Section 1.6038B-1 (or any successor Regulation).

   (d) At or prior to the filing of the Form F-4 Registration Statement, the Company and Parent shall execute and deliver to Dewey Ballantine LLP, special tax counsel to the Company, and Cahill Gordon & Reindel, special tax counsel to Parent, tax representation letters in form and substance satisfactory to such counsel. Parent, Merger Sub and the Company shall each confirm to Dewey Ballantine LLP and Cahill Gordon & Reindel the accuracy and completeness as of the Effective Time of the tax representation letters delivered pursuant to the immediately preceding sentence. Following delivery of the tax representation letters contemplated pursuant to the first sentence of this Section 5.15(d), each of Parent and the Company shall use its best efforts to cause Dewey Ballantine LLP to deliver to the Company, and Cahill Gordon & Reindel to deliver to Parent, a tax opinion (i) to the effect that the Merger will qualify as a reorganization as described in Section 368(a) of the Code and that no gain or loss will be recognized by a stockholder of the Company on the conversion of Company Common Stock into Parent ADSs and CVRs pursuant to the Merger, except with respect to the CVRs and any cash received in lieu of a fractional share; provided, however, that (a) the Company complies with the reporting requirements contained in Treasury Regulation Section 1.367(a)-3(c)(6), and (b) the Company stockholder owns (including beneficial, indirect and constructive ownership) less than five percent of the total voting power and total value of Parent's outstanding stock immediately after the Merger, and (ii) with respect to such other federal income tax matters as the SEC requires in connection with the F-4 Registration Statement and the Proxy Statement/Prospectus, such opinions to be substantially identical in substance. In rendering such opinions, each of such counsel shall be entitled to rely on the tax representation letters referred to in this Section 5.15(d).

   5.16. CVR Agreement

   Parent shall, at or prior to the Effective Time, duly execute and deliver the CVR Agreement and shall cause the Rights Agent to duly execute and deliver the CVR Agreement and the CVR Agreement shall be a valid and binding agreement of Parent, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity.

                                   ARTICLE 6

                                   Conditions

   6.1. Conditions to Each Party's Obligation to Effect the Merger

   The respective obligation of each party to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

     (a) This Agreement and the Merger shall have been approved by the holders of the issued and outstanding shares of capital stock of the Company in accordance with the DGCL and Company's Certificate of Incorporation.

     (b) The waiting period applicable to, or approvals of, the Merger under the HSR Act, the Irish Mergers Act and all other material Regulatory Laws, shall have expired or been terminated.

     (c) No judgment, order, decree, statute, law, ordinance, rule or regulation, entered, enacted, promulgated, enforced or issued by any court or governmental regulatory or administrative agency or commission of competent jurisdiction which restrains, enjoins or otherwise prohibits the Merger shall be in effect. In the event any such order, decree, ruling or other action shall have been issued, each party agrees to use commercially reasonable best efforts to have any such order, decree, ruling or other action reversed and any such restraint or injunction lifted.

     (d) The Form F-4 shall have become effective and shall be effective at the Effective Time, and no stop order suspending effectiveness of the Form F-4 shall have been issued, no action, suit, proceeding, or investigation by the SEC to suspend the effectiveness thereof shall have been initiated and be continuing.

     (e) The Parent ADSs to be issued to the Company stockholders in connection with the Merger shall have been approved for listing on the NYSE, subject only to official notice of issuance. The Parent Ordinary Shares to be represented by Parent ADSs issuable in the Merger shall have been approved for listing on the Irish Stock Exchange and the London Stock Exchange, subject to official notice of issuance.

     (f) All required third party consents, the absence of which would have a Material Adverse Effect on Parent or the Company, as the case may be, shall have been obtained.

   6.2. Conditions to Obligation of the Company to Effect the Merger

   The obligation of the Company to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

     (a) (i) Parent and Merger Sub shall have performed in all material respects all obligations contained in this Agreement required to be performed by them on or prior to the Closing Date, (ii) the representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct (without regard to any materiality qualifiers therein) as of the Closing Date (except for changes contemplated by this Agreement and except that those representations and warranties which address matters only as of a particular date shall have been true and correct as of such date), except where the failure to be true and correct would not, in the aggregate, have a Parent Material Adverse Effect, and (iii) the Company shall have received certificates of the President or a Vice President of Parent and Merger Sub dated the Closing Date, certifying to such effect with respect to Parent and Merger Sub, respectively.

     (b) The Company shall have received an opinion of Dewey Ballantine LLP, special tax counsel to the Company, dated as of the Closing Date, to the effect that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code and that no gain or loss will be recognized by a stockholder of the Company on the conversion of Company Common Stock into Parent ADSs and CVRs pursuant to the Merger, except with respect to the CVRs and cash received in lieu of a fractional share, provided that (i) the Company complies with the reporting requirements contained in Treasury Regulation Section 1.367(a)-3(c)(6) and (ii) the Company stockholder owns (including beneficial, indirect and constructive ownership) less than five percent of the total voting power and total value of Parent's outstanding stock immediately after the Merger. The issuance of such opinion shall be conditioned upon the receipt by such special tax counsel of customary representation letters from each of Parent, Merger Sub, and the Company, in each case in form and substance satisfactory to such special tax counsel. Each such representation letter shall be dated on the date of such opinion and shall not have been withdrawn or modified in any respect.

     (c) Since September 30, 1999, other than as set forth in the Parent Reports or Section 4.9 of the Parent Disclosure Schedule, through the Effective Time, there shall not have occurred a Parent Material Adverse Effect (or, if a Parent Material Adverse Effect shall have occurred, it shall have been cured).

   6.3. Conditions to Obligation of Parent and Merger Sub to Effect the Merger

   The obligations of Parent and Merger Sub to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

     (a) (i) The Company shall have performed in all material respects all obligations contained in this Agreement required to be performed on or prior to the Closing Date, (ii) the representations and warranties of the Company contained in this Agreement shall be true and correct (without regard to any materiality qualifiers therein) as of the Closing Date (except for changes contemplated by this Agreement and except that those representations and warranties which address matters only as of a particular date shall have been true and correct as of such date), except where the failure to be true and correct would not, in the aggregate, have a Company Material Adverse Effect, and (iii) Parent shall have received a certificate of the President or a Vice President of the Company, dated the Closing Date, certifying to such effect with respect to the Company.

     (b) Parent shall have received an opinion of Cahill Gordon & Reindel, special tax counsel to Parent, dated as of the Closing Date, to the effect that the Merger will qualify as a reorganization within the meaning of
  Section 368(a) of the Code and that no gain or loss will be recognized by a stockholder of the Company on the conversion of Company Common Stock into Parent ADSs and CVRs pursuant to the Merger, except with respect to the CVRs and any cash received in lieu of a fractional share, provided that (i) the Company complies with the reporting requirements contained in Treasury Regulation Section 1.367(a)-3(c)(6) and (ii) the Company stockholder owns (including beneficial, indirect and constructive ownership) less than five percent of the total voting power and total value of Parent's outstanding stock immediately after the Merger. The issuance of such opinion shall be conditioned upon the receipt by such special tax counsel of customary representation letters from each of Parent, Merger Sub, and the Company, in each case in form and substance satisfactory to such special tax counsel. Each such representation letter shall be dated on the date of such opinion and shall not have been withdrawn or modified in any respect.

     (c) Since September 30, 1999, other than as set forth in the Company Reports or Section 3.9 of the Company Disclosure Schedule, through the Effective Time, there shall not have occurred a Company Material Adverse Effect (or, if a Company Material Adverse Effect shall have occurred, it shall have been cured).

     (d) The Company shall have obtained from the New Jersey Department of Environmental Protection either (i) a declaration of non-applicability of the New Jersey Industrial Site Recovery Act ("ISRA") to the Merger or any other transactions contemplated thereby, or (ii) approval of a negative declaration or other action required to comply with ISRA, in each case which is reasonably acceptable to Parent. The Company shall also have provided any environmental disclosure document required by the Indiana Responsible Property Transfer Law, Ind. Code Section 13-25-3-1 et seq., in a form reasonably acceptable to Parent.

     (e) Less than 10% of the outstanding shares of Company Common Stock shall be Dissenting Shares.

                                   ARTICLE 7

                                  Termination

   7.1. Termination by Mutual Consent

   This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after the approval of this Agreement by the stockholders of the Company, by the mutual written consent of Parent, Merger Sub and the Company.

   7.2. Termination by Either Parent or the Company

   This Agreement may be terminated and the Merger may be abandoned by action of the Board of Directors of either Parent or the Company if

     (a) the Merger shall not have been consummated by September 30, 2000, provided, that the terminating party shall not have breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the failure to consummate the Merger by such date.

     (b) the approval of the Company's stockholders required by Section 6.1(a) shall not have been obtained at a meeting called and duly held for the purpose of obtaining such approval, including any postponement or adjournment thereof, or

     (c) a United States federal, state, local or foreign court of competent jurisdiction or United States federal or state, local or foreign governmental, regulatory or administrative agency or commission shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and nonappealable; provided, that the party seeking to terminate this Agreement pursuant to clause (d) shall have used all reasonable best efforts to remove such injunction, order or decree, in accordance with Section 5.4.

   7.3. Termination by the Company

   This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, by action of the Company Board,

     (a) in accordance with Section 5.1(b), provided, however, in order for the termination of this Agreement pursuant to this clause of this Section
  7.3 to be deemed effective, the Company shall have complied with all provisions contained in Sections 5.1(a), (b) and (c), including the notice provisions therein, and with applicable requirements of Section 7.5 including the payment of the Company Termination Fee (as defined hereafter),

     (b) if there has been a breach by Parent or Merger Sub of any representation or warranty contained in this Agreement that would cause the condition set forth in Section 6.2(a)(ii) to not be satisfied, which breach is not curable or, if curable, is not cured within 30 days after written notice of such breach is given by the Company to Parent,

     (c) if there has been a material breach of any of the covenants or agreements set forth in this Agreement on the part of Parent which breach would cause the condition set forth in Section 6.2(a)(i) to not be satisfied, which breach is not curable or, if curable, is not cured within 30 days after written notice of such breach is given by the Company to Parent, or

     (d) in accordance with Section 2.2(a)(z) unless Parent shall have agreed to increase the Exchange Ratio to the Topped-Up Exchange Ratio as contemplated by such Section.

   7.4. Termination by Parent

   This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, by action of the Board of Directors of Parent, if

     (a) the Board of Directors of the Company or any committee of the Board of Directors of the Company, whether or not permitted pursuant to the terms hereof, (w) shall withdraw or modify in any manner adverse to Parent its approval or recommendation of this Agreement or the Merger, (x) shall recommend or shall approve an Acquisition Transaction, or shall state that it is not recommending against or that it is unable to make a recommendation regarding an Acquisition Transaction, (y) shall furnish or disclose non-public information to or negotiate, discuss or explore with a third party with respect to any Acquisition Transaction or (z) shall resolve to take any of the actions specified in clauses (w), (x) or (y) above, or

     (b) there has been a breach by the Company of any representation or warranty contained in this Agreement that would cause the condition set forth in Section 6.3(a)(ii) to not be satisfied, which breach is not curable or, if curable, is not cured within 30 days after written notice of such breach is given by Parent to the Company, or

     (c) there has been a material breach of any of the covenants or agreements set forth in this Agreement on the part of the Company, which breach would cause the condition set forth in Section 6.3(a)(i) to not be satisfied, which breach is not curable or, if curable, is not cured within 30 days after written notice of such breach is given by Parent to the Company.

   7.5. Effect of Termination and Abandonment

   (a) In the event that

     (w) any Person shall have made a Takeover Proposal to the Company or to its stockholders after the date hereof and thereafter this Agreement is terminated (1) by either party pursuant to Section 7.2(b) or Section 7.2(a) and (2) within 12 months after the termination of this Agreement any Acquisition Transaction involving the Company shall have been consummated or any Acquisition Agreement with respect to an Acquisition Transaction involving the Company shall have been entered into,

     (x) any Person shall have made a Takeover Proposal to the Company or its stockholders after the date hereof and thereafter this Agreement is terminated by Parent pursuant to Section 7.4(a), or

     (y) this Agreement is terminated by the Company pursuant to Section
  7.3(a)

then, in any such case, the Company shall in no event later than (i) the date an Acquisition Agreement is entered into with respect to an Acquisition Transaction involving the Company, or if no such agreement is entered into, upon the date of consummation of such Acquisition Transaction involving the Company, in the case of a termination described in clauses (w), (ii) two days after such termination, in the case of a termination described in clause (x), or (iii) concurrently with such termination, in the case of a termination described in clause (y), pay Parent a fee of $22 million (the "Company Termination Fee"), which amount shall be payable by wire transfer of same day funds to a bank account designated by Parent. The Company Termination Fee shall be reduced by any amount paid or payable under Section 7.5(b).

   (b) In the event that this Agreement is terminated by either party pursuant to Section 7.2(b) or by Parent pursuant to Section 7.4(b) or Section 7.4(c) and no fee is payable under Section 7.5(a), after such termination, the Company shall reimburse Parent, promptly after being requested to do so by Parent, for all reasonable out-of-pocket documented costs and expenses incurred by Parent in connection with this Agreement and the transactions contemplated hereby, including, without limitation, reasonable fees and expenses of accountants, attorneys and financial advisors and reasonable fees and expenses, up to an aggregate of $3 million.

   (c) The Company acknowledges that the agreements contained in this Section
7.5 are an integral part of the transactions contemplated in this Agreement and that, without these agreements, the Parent would not enter into this Agreement; accordingly, if the Company fails to promptly pay the amount due from it pursuant to this Section 7.5 and in order to obtain such payment the Parent commences a suit which results in a judgment for the fees and expenses set forth in this Section 7.5, the Company shall pay to the Parent its costs and expenses (including reasonable attorneys' fees) in connection with such suit.

   (d) In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article 7, all obligations of the parties hereto shall terminate, except the obligations of the parties set forth in this Section 7.5 and Section 5.10 and except for the Confidentiality Agreement, provided that nothing in this Section 7.5(d) shall relieve any party from liability for willful breach, including, without limitation, attorneys' fees and the right to pursue any remedy at law or in equity.

   7.6. Extension; Waiver

   At any time prior to the Effective Time, any party hereto, by action taken by its Board of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                                   ARTICLE 8

                               General Provisions

   8.1. Nonsurvival of Representations and Warranties; Survival of Tax
Covenants

   All representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall not survive the Effective Time. All covenants shall survive in accordance with their terms. Notwithstanding any other provisions of this Agreement, the covenants contained in Section 5.15 shall survive indefinitely.

   8.2. Notices

   Any notice required to be given hereunder shall be sufficient if in writing, and sent by facsimile transmission, by courier or other national overnight express mail service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows.

  if to Parent or Merger Sub

    Elan Corporation, plc
    Lincoln House
    Lincoln Place
    Dublin 2, Ireland
    Telecopy: 011-353-1-662-4963
    Attention: Thomas G. Lynch
  with copies to:

    Cahill Gordon & Reindel
    80 Pine Street
    New York, NY 10005
    Telecopy: (212) 269-5420
    Attention: William M. Hartnett

  If to the Company:

    The Liposome Company, Inc.
    One Research Way
    Princeton, NJ 08540
    Telecopy: (609) 734-0882
    Attention: Charles A. Baker
    copy to: General Counsel

  with copies to:

    Dewey Ballantine LLP
    1301 Avenue of the Americas
    New York, New York 10019-6092
    Telecopy: (212) 259-6333
    Attention: Bernard E. Kury
    Richard D. Pritz

or to such other address as any party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date of receipt.

   8.3. Assignment; Binding Effect

   Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that Merger Sub may assign its rights hereunder to any Subsidiary of Parent, but no such assignment shall relieve Merger Sub of any of its obligations hereunder. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Notwithstanding anything contained in this Agreement to the contrary, except for the provisions of Article 2 (Conversion and Exchange of Securities) and Section 5.11 (Directors' and Officers' Indemnification and Insurance), nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective heirs, successors, executors, administrators and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement. Parent shall cause Merger Sub to comply with its obligations hereunder.

   8.4. Entire Agreement

   This Agreement, the Exhibits hereto, the Company Disclosure Schedule, the Parent Disclosure Schedule, the Confidentiality Agreement and any documents delivered by the parties in connection herewith or therewith constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings among the parties with respect thereto. No addition to or modification of any provision of this Agreement shall be binding upon any party hereto unless made in writing and signed by all parties hereto.

   8.5. Amendment

   This Agreement may be amended by the parties hereto, by action taken by their respective Boards of Directors, at any time before or after approval of matters presented in connection with the Merger by the stockholders of the Company; provided, however, after such stockholder approval, no amendment shall be made which by law requires the further approval of stockholders without obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

   8.6. Governing Law; Submission to Jurisdiction

   This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to its rules of conflict of laws.

   The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of, this Agreement may be brought in the United States District Court for the Southern District of New York or any other New York State court sitting in New York County, and each of the parties hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such suit, action or proceeding and irrevocably waives any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party in the manner provided for notices in Section 8.2 shall be deemed effective service of process on such party.

   8.7. Counterparts

   This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all, of the parties hereto.

   8.8. Headings

   Headings of the Articles and Sections of this Agreement are for the convenience of the parties only, and shall be given no substantive or interpretive effect whatsoever.

   8.9. Interpretation

   In this Agreement, unless the context otherwise requires, words describing the singular number shall include the plural and vice versa, and words denoting each gender shall include the other gender and words denoting natural persons shall include corporations and partnerships and vice versa.

   8.10. Waivers

   Except as provided in this Agreement, no action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement. The waiver by any party hereto of a breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.

   8.11. Incorporation of Exhibits

   The Company Disclosure Schedule, the Parent Disclosure Schedule and all Exhibits attached hereto and referred to herein are hereby incorporated herein and made a part hereof for all purposes as if fully set forth herein.

   8.12. Severability

   Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

   8.13. Enforcement of Agreement

   The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at law or in equity.

   8.14. Definitions

   (a) As used in this Agreement, the word "Subsidiary" when used with respect to any party means any corporation or other organization, whether incorporated or unincorporated, of which such party directly or indirectly owns or controls at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization, or any organization of which such party is a general partner.

   (b) As used in this Agreement, "Company Material Adverse Effect" means a change in or effect on the Company or its Subsidiaries that is, or would reasonably be expected in the future to be, materially adverse to the business, results of operation or financial condition of the Company and the Company Subsidiaries taken as a whole; provided, however, that there shall not be taken into account (i) any adverse change or effect that is caused by or that arises out of conditions affecting the economy or securities markets generally or (ii) any adverse change or effect that is caused by or that arises out of conditions generally affecting the biotech or specialty pharmaceuticals industry.

   (c) As used in this Agreement, "Parent Material Adverse Effect" means a change in or effect on Parent or its Subsidiaries that is, or would reasonably be expected in the future to be, materially adverse to the business, results of operation or financial condition of Parent and the Parent Subsidiaries, taken as a whole; provided, however, that that there shall not be taken into account
(i) any adverse change or effect that is caused by or that arises out of conditions affecting the economy or securities markets generally or (ii) any adverse change or effect that is caused by or that arises out of conditions generally affecting the pharmaceutical industry.

   (d) As used in this Agreement the "Company's knowledge," or words of similar import means the actual knowledge, without independent investigation, of any of the directors or executive officers of the Company.

   IN WITNESS WHEREOF, the parties have executed this Agreement and caused the same to be duly delivered on their behalf on the day and year first written above.

                                          Elan Corporation, PLC

                                              /s/ Thomas G. Lynch
                                          By: _________________________________
                                              Name: Thomas G. Lynch
                                              Title: Executive Vice President
                                                  and Chief Financial Officer

                                          Lithium Acquisition Corp.

                                              /s/ Thomas G. Lynch
                                          By: _________________________________
                                              Name: Thomas G. Lynch
                                              Title: President

                                          The Liposome Company, Inc.

                                              /s/ Charles A. Baker
                                          By: _________________________________
                                              Name: Charles A. Baker
                                              Title: Chief Executive Officer

                                                                         ANNEX B

                   FORM OF CONTINGENT VALUE RIGHTS AGREEMENT

   CONTINGENT VALUE RIGHTS AGREEMENT, dated [     ], 2000, between ELAN
CORPORATION, PLC, a public limited company organized under the laws of Ireland
("Elan"), and [       ], as Rights Agent (the "Rights Agent"), in favor of each
person (a "Holder") who from time to time holds one or more Contingent Value Rights (the "CVRs") to receive cash payments in the amounts and subject to the terms and conditions set forth herein. A registration statement on Form F-4
(No. 333-      ) (the "Registration Statement") with respect to, among other securities, the CVRs, has been prepared and filed by Elan with the Securities and Exchange Commission (the "Commission") and has become effective in accordance with the Securities Act of 1933 (the "Act"). This Agreement is entered into in connection with the Agreement and Plan of Merger (the "Merger Agreement") dated as of March [ ], 2000, by and among Elan, Lithium Acquisition Corp. and The Liposome Company, Inc. ("Liposome"), which sets forth the initial allocation of one CVR to each outstanding share of Company Common Stock (as defined in the Merger Agreement) and each share of Company Common Stock subject to issuance under the Company Options (as defined in the Merger Agreement).

   Section 1. Appointment of Rights Agent. Elan hereby appoints the Rights Agent to act as agent for the Holders in accordance with the instructions set forth herein, and the Rights Agent hereby accepts such appointment, upon the terms and conditions hereinafter set forth.

   Section 2. Certain Definitions. For purposes of this Agreement,

   "Deposit Account" means a trust deposit account established by the Rights Agent for the purpose of holding the Milestone Payments prior to payment by the Rights Agent to the Holders in accordance with the terms hereof.

   "EU Approval" means final approval of a marketing authorization in the European Union of Evacet((TM)) by the European Commission, the European Agency for the Evaluation of Medicinal Products or any successor agency (the "EMEA") and the Committee for Proprietary Medicinal Products, so long as such approval:

     (i) is for a period of at least five years from the date of such approval;

     (ii) is for the treatment of metastatic breast cancer together with cyclophosphamide;

     (iii) does not contain any condition, limitation or qualification that, individually or in the aggregate, in the reasonable judgment of Elan consistent with pharmaceutical industry practice, would materially and adversely affect the marketing, sale or licensing of Evacet((TM));

     (iv) does not impose any material limitation on use or contain any labeling or marketing requirement that, individually or in the aggregate, in the reasonable judgment of Elan consistent with pharmaceutical industry practice, would materially and adversely affect the marketing, sale or licensing of Evacet((TM)); and

     (v) does not require any further Development Data (as defined in Section 5.1), the results of which, in the reasonable judgment of Elan consistent with pharmaceutical industry practice, could reasonably likely result in Evacet((TM)) not continuing to be approved for marketing in the European Union (or, if any further Development Data has been requested, all such requests shall have been satisfied).

   "EU Countries" means Austria, Belgium, Denmark, Finland, France, Germany, Greece, Ireland, Italy, Luxembourg, The Netherlands, Portugal, Spain, Sweden and the United Kingdom.

   "GAAP" means generally accepted accounting principles as in effect in Ireland from time to time.

   "In-Market Sales" means sales by Elan or any of its affiliates, licensees or other transferees of Evacet((TM)) in the EU Countries and Canada to unaffiliated third parties measured in accordance with GAAP, excluding in any event the transfer pricing of Evacet((TM)) by Elan to any of its affiliates or licensees.

   "Majority Holders" means, at any time, the Holders of at least a majority of the then outstanding CVRs.

   "Milestone Date" means any of the Approval Milestone Date, the Revenue Milestone Date and the Sale Milestone Date and any License Milestone Date.

   "Milestone Payment" means any of the Approval Payment, the Revenue Payment and the Sale Payment and any License Payment.

   "Net Sales" means the sum determined by deducting the following amounts from the aggregate gross In-Market Sales billed with respect to Evacet((TM)) by Elan or any of its affiliates or licensees:

     (i) trade, quantity or cash discounts, broker's or agent's commissions, if any, allowed or paid; and

     (ii) credits or allowances, if any, given or made on account of price adjustments, returns, bad debts, promotional discounts, rebates and any and all federal, state or local government rebates whether now in existence or subsequently enacted.

   "Required Pricing Licenses" means customary licenses from or agreements with each Specified EU Country with respect to the pricing, labelling and marketing of and reimbursement levels (consistent with customary pharmaceutical margins) applicable to Evacet((TM)) in such country, each for a period of at least five years from the date of such approval and otherwise satisfactory to Elan in its reasonable judgment consistent with pharmaceutical industry practice.

   "Specified EU Countries" means the following member states of the European
Union: Germany and the United Kingdom.

   Section 3. Form of CVR Certificate.

   3.1 The CVRs shall be evidenced by certificates (the "CVR Certificates"), including the form of assignment to be printed on the reverse thereof, substantially in the form attached hereto as Exhibit A. The CVR Certificates may have such letters, numbers or other marks of identification or designation and such legends, summaries or endorsements printed, lithographed or engraved thereon as Elan may deem appropriate and as are not inconsistent with the provisions of this Agreement, or as may be required to comply with applicable law or with any rule or regulation made pursuant thereto or with any rule or regulation of the National Association of Securities Dealers, Inc, or the Nasdaq National Market or such stock exchange on which the CVRs may from time to time be listed, as the case may be.

   3.2 The CVR Certificates shall be executed on behalf of Elan by the manual or facsimile signature of the present or any future President or Vice President of Elan, under its corporate seal, affixed or in facsimile, attested by the manual or facsimile signature of the present or any future Secretary or Assistant Secretary of Elan. CVR Certificates shall be dated as of the date of the initial issuance thereof or the date of any subsequent transfer, exchange or assignment, as the case may be.

   Section 4. Registration and Countersignature.

   4.1 The Rights Agent shall maintain books for the registration and registration of transfer of the CVR Certificates. The CVR Certificates shall be countersigned by the Rights Agent and shall not be valid for any purpose unless so countersigned. The CVR Certificates shall be so countersigned and delivered by the Rights Agent, regardless of whether the persons whose manual or facsimile signatures appear thereon as proper officers of Elan shall have ceased to be such officers at the time of such countersignature or delivery.

   4.2 Prior to due presentment for registration of transfer of the CVR Certificates, Elan and the Rights Agent may deem and treat the registered Holder thereof as the absolute owner of the CVR Certificates (notwithstanding any notation of ownership or other writing thereon made by anyone other than Elan or the Rights Agent), for the purpose of any Milestone Payment and for all other purposes, and neither Elan nor the Rights Agent shall be affected by any notice to the contrary.

   Section 5. Payment of CVRs.

   5.1 Unless this Agreement and the CVRs shall have been earlier terminated as provided herein, the Holders shall be entitled to the following payments, to be paid by the Rights Agent in accordance with the procedures set forth in Section 6.

   (a) On and after the date (the "Approval Milestone Date") of receipt on or before March 31, 2001 (the "Approval Milestone") by Elan or one of its subsidiaries of the latest to occur of the following:

     (i) official notification by the applicable authority of EU Approval;
  and

     (ii) official notification by the applicable authorities of the issuances of the Required Pricing Licenses,

the Holders will be entitled to a total payment (the "Approval Payment") of US$54.0 million, less all costs of Elan and its subsidiaries incurred (i) in order to comply with any request by the European Commission, the EMEA or other governing agency on or prior to the date of the EU Approval that it be provided with additional studies, tests, research, procedures or other data ("Development Data") prior to the issuance of the EU Approval, and (ii) in obtaining the Required Pricing Licenses. Notwithstanding the foregoing, if the Approval Milestone has not occurred on or before March 31, 2001 solely because of the operation of clause (v) of the definition of "EU Approval", then the Approval Milestone shall occur on the date on or before December 31, 2001, on which such condition is satisfied. Elan shall retain the right to make a determination not to proceed with the EU application or with any application for the Required Pricing Licenses with respect to Evacet((TM)) based on the reasonable judgment of Elan consistent with pharmaceutical industry practice (based in part upon information received from relevant government authorities) that the cost of pursuing such applications, including the cost of providing any additional Development Data, would exceed US$7.5 million.

   In addition, if (i) the Approval Milestone is not achieved solely because of clause (iii), (iv) or (v) of the definition of the definition of "EU Approval", and (ii) the Revenue Milestone (as defined below) is achieved, then the Approval Milestone Payment shall also be due and payable on the Revenue Milestone Date.

   (b) Elan shall provide to the Rights Agent, as soon as is reasonably practicable after the end of each fiscal quarter of Elan prior to the fiscal quarter ended December 31, 2002, a certificate signed by an officer of Elan setting forth the Net Sales for such fiscal quarter. On and after the date (the "Revenue Milestone Date") on which Elan certifies to the Rights Agent that Net Sales in any fiscal quarter of Elan ended not later than December 31, 2002, were US$10.5 million or more (calculated on a basis customarily used by Elan in preparing its financial statements for sales other than those denominated in US dollars) (the "Revenue Milestone"), and so long as the Sale Milestone has not occurred, the Holders will be entitled to a total payment of US$44.0 million, less the amount of all License Payments (the "Revenue Payment").

   (c) If at any time (a "License Milestone Date") prior to the Revenue Milestone Date and prior to the date after which the Revenue Milestone Date is incapable of being achieved, Elan licenses its right to market Evacet((TM)) in any of France, Germany, Italy, Spain or the United Kingdom, the Holders will be entitled to a payment (a "License Payment") equal to 50% of any up-front or deferred fees (to the extent not based on revenue or other contingencies) actually received by Elan in connection with such license.

   (d) If at any time (the "Sale Milestone Date") prior to any License Milestone Date and the Revenue Milestone Date and prior to the date after which the Revenue Milestone Date is incapable of being achieved, Elan sells for up-front cash, in a single transaction or series of related transactions, all or substantially all of its rights to Evacet((TM)) in the EU Countries and Canada (whether achieved by a sale of assets or a sale of all or substantially all of the marketing rights in such countries) (the "Sale Milestone"), the Holders will be entitled to a payment (the "Sale Payment") equal to (i) if the Approval Milestone has occurred, 50% of all amounts greater than US$54.0 million actually received by Elan, or (ii) if the Approval Milestone has not occurred, 50% of all amounts actually received by Elan, in each case up to a maximum amount payable to the Holders of US$44.0 million.

   (e) The Holders of not less than 20% of the CVRs then outstanding may direct the Rights Agent on behalf of the Holders to submit any determination made by Elan pursuant to clause (iii), (iv) or (v) of the definition of "EU Approval" or pursuant to clause (ii) of Section 18 to arbitration in accordance with
Section 25.

   (f) The Holders of not less than 20% of the CVRs then outstanding may direct the Rights Agent on behalf of the Holders to challenge the accuracy of any Net Sales certificate provided by Elan pursuant to paragraph (b) of this Section 5.1, with all costs and expenses (including the reasonable fees and expenses of counsel) of Elan, the Rights Agent and the Holders to be paid by the losing party (i.e., Elan or the Rights Agent on behalf of the Holders) in any such proceeding.

   5.2 On or as soon as is reasonably practicable after a Milestone Date, but in no event later than ten business days after such Milestone Date, Elan shall deliver a notice to the Rights Agent setting forth the amount of the applicable Milestone Payment or Milestone Payments payable pursuant to this Agreement, and shall also deliver funds equal to such amount to the Rights Agent in accordance with Section 6. In no event shall the total Milestone Payments exceed US$98.0 million. If the Revenue Milestone Date has not occurred for any fiscal quarter ended on or prior to December 31, 2002, Elan shall deliver a certificate signed by an officer of Elan to the Rights Agent to that effect. All amounts to be paid to the Holders shall be in cash from Elan not derived from Liposome or any of Liposome's subsidiaries. No Holder has any interest in Evacet((TM)), and the Holders' sole right to receive property hereunder is the right to receive cash from Elan in accordance with the terms hereof.

   Section 6. Establishment of Deposit Account; Distribution of Milestone Payments.

   (a) On or as soon as is reasonably practicable after a Milestone Date, but in any event no later than ten business days after a Milestone Date (such date, the "Payment Due Date"), Elan shall deliver the applicable Milestone Payment or Milestone Payments in cash to the Deposit Agent against the Deposit Agent's written acknowledgment and receipt thereof in the form attached hereto as Exhibit B. If Elan does not deliver any Milestone Payment to the Deposit Agent on or prior to the Payment Due Date, such Milestone Payment will bear interest at the LIBO Rate for the period that most closely approximates the number of days after the Payment Date such Milestone Payment was delivered, and the interest will be added to the related Milestone Payment and distributed to the Holders in the same manner. The Deposit Agent will deposit the applicable Milestone Payment amount into the Deposit Account and hold it until it is paid to the Holders pursuant to the terms of this Agreement.

   (b) As soon as practicable after receipt of a notice by Elan described in
Section 5.2 hereof, the Rights Agent shall cause to be delivered to each Holder of record as of the date that is 15 days after the applicable Milestone Date (the "Record Date") cash in an amount equal to the pro rata share of the applicable Milestone Payment to which such Holder is entitled under this Agreement. The amount to which any Holder is entitled shall be calculated by dividing the total Milestone Payment by [the number of fully diluted shares at closing], multiplied by the number of CVRs held by such Holder. The sole source of funds for each Milestone Payment shall be the Deposit Account, and the Rights Agent shall have no liability in respect of any deficiency thereof (subject to Section 15).

   (c) The Rights Agent will advise Elan of the number of CVRs outstanding as of the Record Date. Following distribution of any Milestone Payment to the Holders, the Rights Agent shall return to Elan as soon as is practicable the portion of such Milestone Payment remaining, together with a notice that the balance in the Deposit Account has been reduced to zero.

   Section 7. Application to European Union; Application for Required Pricing Licenses.

   (a) Unless this Agreement and the CVRs shall have earlier terminated as provided herein, and subject to the provisions of Section 5 hereof, from and after the Effective Time (as defined in the Merger Agreement), Elan shall use its reasonable efforts consistent with pharmaceutical industry practice to achieve the Approval Milestone and the Revenue Milestone. In the event of any sale, license or other transfer of any rights to

Evacet((TM)) in the EU Countries and Canada, Elan agrees to use its reasonable best efforts to obtain the applicable agreement an undertaking by the buyer, licensee or other transferee with respect to the Approval Milestone and/or the Revenue Milestone, as applicable, similar to that set forth in the preceding sentence. All determinations relating to such applications and all actions taken in connection with seeking such approvals shall be in the sole discretion of Elan. The failure to obtain any of such approvals, either at all or on or before a certain date, shall not be deemed a breach by Elan of the provisions hereof.

   (b) Elan agrees not to sell, in a single transaction or series of related transactions, all of its rights to Evacet((TM)) in the EU Countries and Canada (whether achieved by a sale of assets or a sale of all or substantially all of the marketing rights in such countries) at any time prior to the Approval Milestone Date and prior to the date after which the Approval Milestone Date is incapable of being achieved.

   Section 8. Payment of Taxes. Elan will pay all documentary stamp taxes attributable to the original issuance of the CVRs; provided, however, that Elan shall not be required to pay any tax which may be payable in respect of any transfer and delivery of CVR Certificates.

   Section 9. Mutilated or Missing Certificates. In case any CVR Certificate shall be mutilated, lost, stolen or destroyed, Elan may in its sole discretion issue, and the Rights Agent may countersign and deliver in exchange and substitution for and upon cancellation of the mutilated CVR Certificate, or in lieu of a substitution for the lost, stolen or destroyed CVR Certificate, a new CVR Certificate of like tenor and evidencing the number of CVRs evidenced by the CVR Certificate so mutilated, lost, stolen or destroyed, but only upon receipt of evidence satisfactory to the Rights Agent of such mutilation, loss, theft or destruction of such CVR Certificate and indemnity, if requested, also satisfactory to it. Applicants for such substitute CVR Certificate shall also comply with such other reasonable regulations and pay such other reasonable charges as Elan or the Rights Agent may prescribe. Any such new CVR Certificate shall constitute an original contractual obligation of Elan, whether or not the allegedly mutilated, lost, stolen or destroyed CVR Certificate shall be at any time enforceable by anyone.

   Section 10. Transfer and Registration of CVRs; Listing on Securities
Exchange.

   10.1 The CVRs and any interest therein may be sold, assigned, pledged, encumbered or in any other manner transferred or disposed of, in whole or in part, only in accordance with Section 11 hereof and in compliance with applicable United States federal and state securities laws and the terms and conditions hereof.

   10.2 The CVRs have been registered pursuant to the Registration Statement under the Act. Elan covenants and agrees:

     (a) to prepare and file with the Commission such amendments and supplements to such Registration Statement and the prospectus used in connection therewith as may be necessary to keep such Registration Statement effective through the final Milestone Date or until such time as the CVRs terminate in accordance with the terms hereof and to use its reasonable best efforts to keep such Registration Statement effective during such period;

     (b) to use its reasonable best efforts to register or qualify the CVRs under the securities or Blue Sky laws of each jurisdiction in which such registration or qualification is necessary; and

     (c) to pay all expenses incurred by it in complying with this Section 10.2, including, without limitation, (i) all registration and filing fees,
  (ii) all printing expenses, (iii) all fees and disbursements of counsel and independent public accountants for Elan, (iv) all Blue Sky fees and expenses (including fees and expenses of counsel in connection with any Blue Sky surveys), and (v) the entire expense of any special audits incident to or required by any such registration.

   10.3 Elan will use its reasonable best efforts to obtain approval for quotation of the CVRs on the Nasdaq National Market or for listing on the American Stock Exchange and will use its reasonable best efforts to maintain such approval for so long as any CVRs remain outstanding. Any such quotation will be at Elan's expense.

   Section 11. Exchange, Transfer or Assignment of CVRs.

   11.1 CVRs may be exchanged or transferred, at the option of the Holder, upon surrender of CVR Certificates to the Rights Agent for other CVR Certificates of different denominations, entitling the Holder or Holders thereof to receive in the aggregate the same total Milestone Payments. Subject to the preceding sentence, a CVR Certificate may be divided or combined with other CVR Certificates that carry the same rights upon presentation thereof at the office of the Rights Agent, together with written notice specifying the names and denominations in which new CVR Certificates are to be issued and signed by the holder thereof.

   11.2 CVRs may be assigned or transferred, at the option of the Holder, upon surrender of CVR Certificates to the Rights Agent, accompanied (if so required by Elan or the Rights Agent) by a written instrument or instruments of transfer in form satisfactory to Elan and the Rights Agent, duly executed by the registered holder or by a duly authorized representative or attorney, such signature to be guaranteed by a commercial bank or trust company having an office in the United States, by a broker or dealer that is a member of the National Association of Securities Dealers, Inc. or by a member of a national securities exchange. Upon any such registration of transfer, a new CVR Certificate shall be issued to the transferee and the surrendered CVR Certificate shall be canceled by the Rights Agent. CVR Certificates so canceled shall be delivered by the Rights Agent to Elan from time to time or otherwise disposed of by the Rights Agent in a manner satisfactory to Elan.

   11.3 Any transfer, exchange or assignment of CVRs shall be without charge (other than the cost of any transfer tax) to the holder and any new CVR Certificates issued pursuant to this Section 11 shall be dated the date of such transfer, exchange or assignment.

   Section 12. Rights of CVR Certificate Holder. The Holder of any CVR Certificate or CVR, shall not, by virtue thereof, be entitled to any rights of a stockholder of Elan, either at law or in equity, and the rights of the Holders are limited to those expressed in this Agreement.

   Section 13. Availability of Information. Elan will comply with all applicable periodic public information reporting requirements of the Commission to which it may from time to time be subject. Elan will provide to the Rights Agent all information in connection with this Agreement and the CVRs that the Rights Agent may reasonably request.

   Section 14. Merger, Consolidation or Change or Name of Rights Agent. Any corporation into which the Rights Agent may be merged or with which it may be consolidated, or any corporation resulting from any merger or consolidation to which the Rights Agent shall be a party, or any corporation succeeding to the corporate trust business of the Rights Agent, shall be the successor to the Rights Agent hereunder without the execution or filing of any paper or any further act on the part of any of the parties hereto, so long as such corporation would be eligible for appointment as a successor Rights Agent under the provisions of Section 16 hereof. If at the time such successor to the Rights Agent shall succeed to the agency created by this Agreement, and if at that time any of the Certificates shall have been countersigned but not delivered, any such successor to the Rights Agent may adopt the countersignature of the predecessor Rights Agent and deliver such Certificates so countersigned; and in case at that time any of the CVR Certificate shall not have been countersigned, any successor to the Rights Agent may countersign such CVR either in the name of the predecessor Rights Agent or in the name of the successor Rights Agent; and in all such cases such CVR Certificates shall have the full force and effect provided in the CVR Certificate and in this Agreement.

   If at any time the name of the Rights Agent shall be changed and at such time any of the CVR Certificates shall have been countersigned but not delivered, the Rights Agent may adopt the countersignature under its prior name and deliver CVR Certificates so countersigned; and in case at that time any of the CVR Certificates shall not have been countersigned, the Rights Agent may countersign such CVR Certificates either in its prior name or in its changed name; and in all such cases such CVR Certificates shall have the full force and effect provided in the CVR Certificates and in this Agreement.

   Section 15. Duties of Rights Agent. The Rights Agent undertakes the duties and obligations imposed by this Agreement upon the following terms and conditions, by all of which Elan and the Holders, by their acceptance hereof, shall be bound:

     (a) The statements contained herein and in the CVR Certificates shall be taken as statements of Elan, and the Rights Agent assumes no responsibility for the correctness of any of the same except such as describe the Rights Agent or actions taken or to be taken by it. The Rights Agent assumes no responsibility with respect to the delivery of CVRs and the Milestone Payments except as herein otherwise provided.

     (b) The Rights Agent shall not be responsible for any failure of Elan to comply with any of the covenants contained in this Agreement or in the CVR Certificates to be complied with by Elan.

     (c) The Rights Agent may consult at any time with counsel satisfactory to it (who may be counsel for Elan), and the Rights Agent shall incur no liability or responsibility to Elan or to any Holder in respect of any action taken, suffered or omitted by it hereunder in good faith and in accordance with the opinion or the advice of such counsel, provided that the Rights Agent shall have exercised reasonable care in the selection and continued employment of such counsel.

     (d) The Rights Agent shall incur no liability or responsibility to Elan or to any Holder for any action taken in reliance on any notice, resolution, waiver, consent, order, certificate or other paper, document or instrument believed by it to be genuine and to have been signed, sent or presented by the proper party or parties.

     (e) Elan agrees (i) to pay to the Rights Agent reasonable compensation for all services rendered by the Rights Agent in the execution of this Agreement, and (ii) to reimburse the Rights Agent for all taxes and governmental charges, reasonable expenses and other charges of any kind and nature incurred by the Rights Agent in the execution of this Agreement (other than taxes measured by the Rights Agent's net income). Elan shall reimburse the Rights Agent for the reasonable costs of any counsel engaged by the Rights Agent for the purposes contemplated by Section 15(c), provided that (x) such engagement is reasonably necessary in the discharge of the Rights Agent's functions hereunder and relates to matters outside the ordinary course, and (y) the Rights Agent first consults with Elan a reasonable amount of time prior to incurring any such liability. The Rights Agent shall be paid any compensation or reimbursement owed to it directly and shall not disburse from the Deposit Account any such amounts.

     (f) The Majority Holders may direct the Rights Agent to act on behalf of the Holders in enforcing any of their rights hereunder and pursuant to the CVRs. The Rights Agent shall be under no obligation to institute any action, suit or legal proceeding or to take any other action likely to involve material expense unless the Holders shall furnish the Rights Agent with reasonable security and indemnity for any costs and expenses which may be incurred, including without limitation any legal costs and expenses for which the Holders may be found liable pursuant to Section 5.1(c). All rights of action under this Agreement or under any of the CVR Certificates may be enforced by the Rights Agent without the possession of any of the CVR Certificates or the production thereof at any trial or other proceeding relative thereto, and any such action, suit or proceeding instituted by the Rights Agent shall be brought in its name as Rights Agent, and any recovery of judgment shall be for the ratable benefit of the registered Holders, as their respective rights or interests may appear.

     (g) The Rights Agent and any stockholder, director, officer or employee of the Rights Agent may buy, sell or deal in any of the CVRs or other securities of Elan or maintain interest in any transaction in which Elan may be interested, or contract with or lend money to or otherwise act as fully and freely as though it were not the Rights Agent under this Agreement. Nothing herein shall preclude the Rights Agent from acting in any capacity for Elan or for any other legal entity.

     (h) The Rights Agent shall act hereunder solely as agent, and its duties shall be determined solely by the provisions hereof. The Rights Agent shall not be liable for anything which it may do or refrain from doing in connection with this Agreement except for its own gross negligence or bad faith.

   Section 16. Change of Rights Agent.

   (a) The Rights Agent may resign and be discharged from its duties under this Agreement by giving to Elan notice in writing, and to the Holders notice in writing and sent by the first-class mail, postage prepaid, to each registered Holder at the address appearing in the register maintained by the Rights Agent with respect to the CVRs, specifying a date when such resignation shall take effect, which notice shall be sent at least 30 days prior to the date so specified. If the Rights Agent shall resign or otherwise become incapable of acting, Elan shall appoint a successor to the Rights Agent. If Elan shall fail to make such appointment within a period of 30 days after it has been notified in writing of such resignation or incapacity by the resigning or incapacitated Rights Agent, then any registered Holder (who shall, with such notice, submit his CVR for inspection by Elan) may apply to any court of competent jurisdiction for the appointment of a successor to the Rights Agent. After appointment the successor Rights Agent shall be vested with the same powers, rights, duties and responsibilities as if it had been originally named as Rights Agent without further act or deed; but the former Rights Agent shall deliver and transfer to the successor Rights Agent any funds in the Deposit Account and copies of all books, records, plans and other documents in the former Rights Agent's possession relating to such funds or this Agreement and execute and deliver any further assurance, conveyance, act or deed necessary for the purpose. Failure to give any notice provided for in this paragraph (a) or paragraph (b) below of this Section 16 or any defect therein, shall not affect the legality or validity of the resignation or removal of the Rights Agent or the appointment of the successor Rights Agent, as the case may be.

   (b) The Majority Holders shall have the right to cause the Rights Agent to be relieved of its duties hereunder and to select a successor Rights Agent, upon the expiration of 30 days following delivery of written notice of substitution to the Rights Agent. Upon selection of such successor Rights Agent, such successor Rights Agent and Elan shall enter into an agreement substantially identical to this Agreement and, thereafter, the former Rights Agent shall be relieved of its duties and obligations to perform hereunder, except that the former Rights Agent shall transfer to the successor Rights Agent upon request therefor any funds in the Deposit Account and copies of all books, records, plans and other documents in the former Rights Agent's possession relating to such funds or this Agreement and execute and deliver any further assurance, conveyance, act or deed necessary for the purpose.

   Section 17. Successors. All covenants and provisions of this Agreement by or for the benefit of Elan, the Rights Agent or the Holders shall bind and inure to the benefit of their respective successors, assigns, heirs and personal representatives.

   Section 18. Termination. This Agreement shall terminate on the earliest to occur of the following events (each, a "Termination Event"):

     (i) a determination by the Committee for Proprietary Medicinal Products (or any successor body) or by the EMEA not to consider, recommend for approval or approve Evacet((TM)) for a marketing authorization in the European Community, unless Elan in its sole discretion determines not to appeal, which determination shall be conclusive and not subject to challenge by the Rights Agent or any Holder, or the occurrence of any other event which would make the EU Approval incapable of being granted;

     (ii) issuance by the European Commission, the EMEA, the CPMP or any other multinational or national regulatory body of any adverse findings resulting from ongoing pharmacovigilance or other regulatory monitoring of Evacet((TM)) that, individually or in the aggregate, in the reasonable judgment of Elan consistent with pharmaceutical industry practice, would materially and adversely affect the marketing, sale or licensing of Evacet((TM)) such that Elan withdraws Evacet((TM)) from the market; or

     (iii) March 31, 2003.

   Section 19. Counterparts. This Agreement may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute one and the same agreement.

   Section 20. Headings. The headings of sections of this Agreement have been inserted for convenience of reference only, are not to be considered a part hereof and shall in no way modify or restrict any of the terms or provisions hereof.

   Section 21. Amendments. This Agreement may be amended by the written consent of Elan and the affirmative vote or the written consent of holders holding not less than two-thirds in interest of the then outstanding CVRs; provided, however, that no such modification or amendment to this Agreement may, without the consent of each Holder affected thereby, change in a manner adverse to the Holders, (a) any provision contained herein with respect to termination of this Agreement or the CVRs, (b) the amount of CVR Consideration to be issued according to the terms of this Agreement to the Holders of the CVRs, or (c) the provisions of this Section 21.

   Notwithstanding the foregoing, Elan and the Rights Agent may from time to time supplement or amend this Agreement, without the approval of any Holder, in order to cure any ambiguity or to correct or supplement any provision contained in this Agreement which may be defective or inconsistent with any other provision in this Agreement, or to make any other provisions in regard to matters or questions arising under this Agreement which Elan and the Rights Agent may deem necessary or desirable and which shall not be inconsistent with the provisions of the CVRs and which shall not adversely affect the interests of the Holders.

   Section 22. Notices. Any notice required to be given hereunder shall be sufficient if in writing and sent by facsimile transmission, by courier or other national overnight express mail service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows:

  if to Elan:

    Elan Corporation, plc
    Lincoln House
    Lincoln Place
    Dublin 2, Ireland
    Telecopy: 011-353-1-662-4963
    Attention: Thomas G. Lynch

  if to the Rights Agent:

    [       ]
    [       ]
    [       ]

or to such other address as any party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date of receipt.

   Section 23. Benefits of This Agreement. Nothing in this Agreement shall be construed to give to any person or corporation, other than Elan, the Rights Agent and the registered Holders, any legal or equitable right, remedy or claim under this Agreement; but this Agreement shall be for the sole and exclusive benefit of Elan, the Rights Agent and the registered Holders.

   Section 24. Governing Law; Submission to Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to its rules of conflict of laws.

   The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of, this Agreement may be brought in the United States District Court for the Southern District of New York or any other New York State court sitting in New York County, and each of the parties hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such suit, action or proceeding and irrevocably waives any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party in the manner provided for notices in Section 22 shall be deemed effective service of process on such party.

   Section 25. Binding Arbitration.

   (a) The arbitration shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association (the "AAA") in effect at the time of the arbitration, except as they may be modified herein or by mutual agreement of Elan and the Rights Agent acting on behalf of the Holders. The arbitration shall be conducted in the County of New York, State of New York, and administered by the AAA's New York office. Notwithstanding any other language contained in this Section 25, the arbitration and this Section 25 shall be governed by the Federal Arbitration Act, 9 U.S.C. (S)(S) 1 et seq. (the "Federal Arbitration Act"). All reasonable costs and expenses (including the reasonable fees and expenses of counsel) of Elan, the Rights Agent and the Holders shall be paid by the losing party (i.e., Elan or the Rights Agent on behalf of the Holders) in any such arbitration. The parties expressly waive all rights whatsoever to file an appeal against or otherwise to challenge any decision by the arbitrators hereunder.

   (b) The arbitration shall be conducted before a Commercial Arbitration Tribunal (the "Tribunal") consisting of three (3) neutral arbitrators selected from the AAA's National Panel of Commercial Arbitrators in accordance with the AAA's Commercial Arbitration Rules, except that no arbitrator shall be appointed to the Tribunal unless, prior to such appointment, his or her name has appeared on a list of potential arbitrators disseminated to the parties by the AAA.

   (c) Notwithstanding the AAA's Commercial Arbitration Rules, the Tribunal shall provide the parties with not less than thirty (30) days' written notice of the commencement of the arbitration hearing. Any adjourned hearing sessions shall be held as soon as practicable on dates agreed to by the Tribunal and the parties; if the parties are unable to agree upon subsequent hearing dates, the Tribunal shall, upon not less than thirty (30) days' written notice to the parties, select such dates. The parties hereby agree to use their best efforts to conduct the arbitration expeditiously.

   (d) The parties agree that irreparable damage would occur in the event of a breach of the terms of this Agreement. Accordingly, it is agreed that, without limiting the rights of the parties to seek any other relief, the parties shall be entitled to seek injunctive or similar equitable relief from the Tribunal, which Tribunal is expressly authorized by this clause to grant such injunctive or similar equitable relief. The parties may seek injunctive or similar equitable relief (and any other relief) in connection with this Agreement only from the Tribunal.

   (e) In addition to the authority conferred on the Tribunal by the rules specified above, the Tribunal shall have the authority to order reasonable discovery, including the deposition of party witnesses and production of documents. The arbitral award shall be in writing, state the reasons for the award, and be final and binding on the parties. All statutes of limitations that would otherwise be applicable shall apply to any arbitration proceeding. Any attorney-client privilege and other protection against disclosure of confidential information, including without limitation any protection afforded the work-product of any attorney, that could otherwise be claimed by any party shall be available to and may be claimed by any such party in any arbitration proceeding. No party waives any attorney-client privilege or any other protection against disclosure of confidential information by reason of anything contained in or done pursuant to or in connection with this Agreement. Each party agrees to keep all arbitration proceedings strictly confidential, except for disclosure of information to the parties' legal counsel, financial advisors or auditors or those required by applicable law. The Tribunal shall determine the matters in dispute in accordance with law specified in Section 24.

   (f) The obligation to arbitrate any dispute arising pursuant to Section 5.1(c) shall be binding upon the successors and assigns of all of the parties.

   IN WITNESS WHEREOF, the parties hereto have executed this Agreement and caused the same to be duly delivered on their behalf on the day and year first written above.

                                          Elan Corporation, plc

                                          By:
                                          Name:
                                          Title:

                                          [       ], as Rights Agent

                                          By:
                                          Name:
                                          Title:

                                                                         ANNEX C

                                VOTING AGREEMENT

   VOTING AGREEMENT, dated as of March 6, 2000 (this "Agreement"), among Elan Corporation, plc, a public limited company organized under the laws of Ireland ("Parent"), and the individuals whose names and addresses are set forth on the signature pages hereto (collectively, the "Stockholders", and each, individually, a "Stockholder").

   WHEREAS, as of the date hereof, the Stockholders own (both beneficially and of record) the number of shares of Common Stock, par value $0.01 per share, of the Company ("Company Common Stock") set forth opposite their respective names on the signature pages hereto; and

   WHEREAS, each of the Stockholders has agreed to enter into this Agreement governing the voting and disposition of the shares of Company Common Stock now or hereafter beneficially owned by such Stockholder (the "Shares") to induce Parent to enter into the Merger Agreement (as hereinafter defined).

   WHEREAS, Parent and its wholly-owned subsidiary, Lithium Acquisition Corp., a Delaware corporation (the "Subsidiary"), is entering into an Agreement and Plan of Merger, dated as of the date hereof (the "Merger Agreement"), with The Liposome Company, Inc., a Delaware corporation (the "Company"), which Merger Agreement provides, among other things, that the Subsidiary will merge with the Company pursuant to the merger contemplated by the Merger Agreement (the "Merger"); and

   NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

   1. Voting of Shares. Each Stockholder shall, until the Termination Date (as hereinafter defined), cause the Shares owned by such Stockholder to be voted, at the Special Meeting (as defined in the Merger Agreement) or any other meeting of the stockholders of the Company, however called, and in any action by written consent of the stockholders of the Company, in favor of the Merger Agreement and the transactions contemplated thereby (as defined in the Merger Agreement); provided that the Merger Agreement shall not have been amended to adversely affect the Stockholders in any material respect, without the consent of the Stockholders. For the purposes of this Agreement, "Termination Date" shall mean the earlier of the date (i) of the Effective Time (as defined in the Merger Agreement), (ii) the termination of the Merger Agreement in accordance with its terms, and (iii) of the termination of this Agreement by the written agreement of the parties hereto or pursuant to the terms of Section 7 of this Agreement.

   2. No Disposition or Encumbrance of Shares. Each Stockholder hereby covenants and agrees that, the Stockholder shall not sell, transfer, tender, assign, hypothecate or otherwise dispose of, or create or permit to exist any security interest, lien, claim, pledge, option, right of first refusal, agreement, limitation on the Stockholder's voting rights.

   3. No Solicitation of Transactions. Each Stockholder shall not, directly or indirectly, through any agent or representative or otherwise, (i) solicit or initiate any inquiries or the making of any proposal with respect to any Acquisition Transaction. Each Stockholder immediately shall cease and cause to be terminated all existing discussions or negotiations of the Stockholder and its agents or other representatives with any Person conducted heretofore with respect to any of the foregoing. The provisions of this Section 4 shall not apply to or restrict any action that may be taken by any Stockholder in his capacity as a director of the Company.

   4. Representations and Warranties of the Stockholders. Each Stockholder hereby severally represents and warrants to Parent with respect to itself and its ownership of the Shares as follows:

     a. Authority Relative to this Agreement. The Stockholder has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Stockholder and the consummation by the Stockholder of the transactions contemplated hereby have been duly and validly authorized by all necessary action on the part of the Stockholder. This Agreement has been duly and validly executed and delivered by the Stockholder and, assuming the due authorization, execution and delivery by Parent, constitutes a legal, valid and binding obligation of the Stockholder, enforceable against the Stockholder in accordance with its terms, except that such enforceability may be limited by bankruptcy, insolvency or similar laws affecting creditors' rights generally.

     b. No Conflict. The execution and delivery of this Agreement by the Stockholder does not, and the performance of this Agreement by the Stockholder will not, (i) require any consent, approval, authorization or permit of, or filing with or notification to any governmental or regulatory authority, domestic or foreign, (ii) if applicable, conflict with or violate the Certificate of Incorporation or By-laws of the Stockholder,
  (iii) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to the Stockholder or by which any property or asset of the Stockholder is bound or (iv) result in the creation of a lien or other encumbrance of any nature whatsoever on any of the Shares pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Stockholder is a party or by which the Stockholder is or the Shares are bound.

     c. Title to the Shares. The Shares owned by the Stockholder are all the securities of the Company owned, either of record or beneficially, by the Stockholder.

     d. Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Stockholder.

   5. Representations and Warranties of Parent. Parent hereby represents and warrants to the Stockholders that Parent has all necessary power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance of this Agreement by Parent have been duly authorized by all necessary action on the part of Parent. This Agreement has been duly and validly executed and delivered by Parent and, assuming the due authorization, execution and delivery by the Stockholders, constitutes a legal, valid and binding obligation of Parent enforceable in accordance with its terms, except that such enforceability may be limited by bankruptcy, insolvency or similar laws affecting creditors' rights generally.

   6. Termination of Agreement. Parent reserves the right in its sole discretion at any time hereafter to terminate this Agreement.

   7. Miscellaneous.

   a. Entire Agreement. This Agreement constitutes the entire agreement between Parent and the Stockholders with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, between Parent and the Stockholders with respect to the subject matter hereof.

   b. Assignment. This Agreement shall not be assigned by operation of law or otherwise, without the prior written consent of the parties.

   c. Obligations of Successors; Parties in Interest. This Agreement shall be binding upon, inure solely to the benefit of, and be enforceable by, the successors and permitted assigns of the parties hereto. Nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

   d. Amendment; Waiver. This Agreement may not be amended or changed except by an instrument in writing signed by the parties hereto. Any party hereto may (i) extend the time for the performance of any obligation or other act of the other party hereto, (ii) waive any inaccuracy in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any agreement or condition contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

   e. Severability. The validity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

   f. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by cable, telecopy, telegram or telex or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9(i):

  if to Parent:

    ELAN CORPORATION, PLC
    Lincoln House
    Lincoln Place
    Dublin 2, Ireland
    Attention: Thomas G. Lynch
    Telecopy:  011-353-1-662-4963

  with a copy to:

    Cahill Gordon & Reindel
    80 Pine Street
    New York, New York 10005
    Attention: William M. Hartnett, Esq.
    Telecopy:  (212) 269-5420

  if to any Stockholder:

    at the respective addresses of such Stockholder set forth on the signature pages to this Agreement.

   g. Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE (REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE DELAWARE PRINCIPLES OF CONFLICTS OF
LAW) AS TO ALL MATTERS, INCLUDING, BUT NOT LIMITED TO, MATTERS OF VALIDITY, CONSTRUCTION, EFFECT, PERFORMANCE AND REMEDIES.

   h. Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

   i. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any rights, benefits or remedies or any nature whatsoever under or by reason of this Agreement.

   j. Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

   k. WAIVER OF JURY TRIAL. EACH PARTY HERETO WAIVES ANY RIGHT IT MIGHT HAVE TO A JURY TRIAL OF ANY DISPUTE ARISING IN CONNECTION WITH THIS AGREEMENT.

   IN WITNESS WHEREOF, Parent and the Stockholders have duly executed this Agreement, as of the date first written above.

PARENT:

Elan Corporation, PLC

          /s/ Thomas G. Lynch
By: _________________________________
   Name: Thomas G. Lynch
  Title:  Executive Vice President and
           Chief Financial Officer

STOCKHOLDERS:                             NUMBER OF SHARES OWNED:

/s/ Kenneth B. Dart                       8,945,846
_____________________________________     _____________________________________
Name: Kenneth B. Dart
Address: Ross Financial Corporation
     P.O. Box 31363-SMB
     Grand Cayman, Cayman Islands, BWI

                                                                         ANNEX D


                                                                   March 6, 2000

The Board of Directors
The Liposome Company, Inc.
One Research Way
Princeton Forrestal Center
Princeton, New Jersey 08540-6619

Dear Members of the Board of Directors:

   We understand that The Liposome Company, Inc. ("Liposome") is considering a transaction whereby a wholly owned subsidiary ("Merger Sub") of Elan Corporation plc ("Elan") will merge with and into Liposome (the "Merger"). Pursuant to the Merger, each outstanding share of common stock, par value $.01 per share (the "Liposome Common Stock") (except as otherwise set forth in the Merger Agreement), will be converted into (1) 0.3850 American Depositary Shares ("ADSs") of Elan, evidenced by American Depositary Receipts, each American Depositary Share representing one Ordinary Share, par value 5 Euro cents, and
(2) one Contingent Value Right (a "CVR") (collectively, the "Merger Consideration"). The CVRs, in aggregate, represent the right to receive cash payments of: (i) $54.0 million upon approval of EVACET in the EU and pricing approvals in the UK and Germany by March 31, 2001; and (ii) $44.0 million upon achievement of EVACET sales of $42.0 million based on an annualized trailing quarter by December 31, 2002. The terms and conditions of the Merger, including the terms of the CVRs, are more fully set forth in the Agreement and Plan of Merger, dated March 6, 2000, among Elan, Merger Sub and Liposome (the "Merger Agreement"), including its exhibits.

   You have requested our opinion as to the fairness, from a financial point of view, of the Merger Consideration to the holders of Liposome Common Stock.

   Warburg Dillon Read LLC ("WDR") has acted as financial advisor to Liposome in connection with the Merger and will receive a fee for its services, a significant portion of which is contingent upon the consummation of the Merger and a portion of which is payable upon the delivery of this opinion. In addition, WDR acted as financial advisor and agent to Elan in connection with the private placement of $350.0 million of senior notes in June 1999. In the ordinary course of business, WDR, its successors and affiliates may trade securities of Liposome and Elan for their own accounts and the accounts of their customers and, accordingly, may at any time hold a long or short position in such securities.

   Our opinion does not address Liposome's underlying business decision to effect the Merger or constitute a recommendation to any stockholder of Liposome as to how such stockholder should vote with respect to the Merger. At your direction, we have not been asked to, nor do we, offer any opinion as to the material terms of the Merger Agreement and the obligations thereunder, or the form of the Merger. We express no opinion as to what the value of Elan ADSs will be when issued pursuant to the Merger or the price at which Elan ADSs will trade or otherwise be transferable subsequent to the Merger. In rendering this opinion, we have assumed, with your consent, that each of Liposome, Elan, and Merger Sub will comply with all material terms of the Merger Agreement, as applicable, and that the Merger will be validly consummated in accordance with its terms. In connection with our engagement, at your direction, we solicited third party indications of interest with respect to the acquisition of Liposome.

   In arriving at our opinion, we have, among other things: (i) reviewed certain publicly available business and historical financial information relating to Liposome and Elan; (ii) reviewed certain internal financial information and other data relating to the businesses and financial prospects of Liposome and Elan, including estimates and financial forecasts prepared by the management of Liposome and estimates and financial forecasts prepared by the management of Elan, that were provided to us by Liposome and Elan and not publicly available; (iii) conducted discussions with members of the senior managements of Liposome and Elan; (iv) reviewed publicly available financial and stock market data with respect to certain other companies in lines of business we believe to be generally comparable to those of Liposome and Elan; (v) compared the financial terms of the Merger with the publicly available financial terms of certain other transactions which we believe to be generally relevant; (vi) reviewed the Merger Agreement; and (vii) conducted such other financial studies, analyses, and investigations, and considered such other information as we deemed necessary or appropriate.

   In connection with our review, with your consent, we have not assumed any responsibility for independent verification of any of the information provided to or reviewed by us for the purpose of this opinion and have, with your consent, relied on its being complete and accurate in all material respects. In addition, at your direction, we have not made any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of Liposome or Elan, nor have we been furnished with any such evaluation or appraisal. With respect to the financial forecasts and estimates referred to above, we have assumed, at your direction, that they have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the managements of Liposome and Elan as to the future performance of Liposome and Elan. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us, as of the date of this letter.

   Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration is fair, from a financial point of view, to the holders of Liposome Common Stock.

                                          Very truly yours,

                                          WARBURG DILLON READ LLC

   /s/ John Chambers                           /s/ Eric Roberts
By: _________________________________     By: _________________________________
Name:John Chambers                        Name:Eric Roberts
Title:Managing Director                   Title:Managing Director

                                                                         ANNEX E

                                 SECTION 262 OF
                          THE GENERAL CORPORATION LAW
                            OF THE STATE OF DELAWARE

   SECTION 262 Appraisal Rights. (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to (S) 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (e) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" means a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

   (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to (S) 251 (other than a merger effected pursuant to (S) 251(g) of this title, (S) 252, (S) 254, (S) 257, (S) 258, (S) 263 or (S) 264 of
this title:

     (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of (S) 251 of this title.

     (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to (S)(S) 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

       a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

       b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

       c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

       d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

     (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under (S) 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

   (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

   (d) Appraisal rights shall be perfected as follows:

     (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting shall notify each of its stockholders who was such on the record date for such meeting with CIA respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

     (2) If the merger or consolidation was approved pursuant to (S) 228 or
  (S) 253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within twenty days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient, if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either
  (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

   (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

   (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

   (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

   (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

   (i) The Court shall direct the payment of the fair market value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertified stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation may be a corporation of this State or of any state.

   (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

   (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

   (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.